UNITED
STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A
INFORMATION
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Securities Exchange Act of 1934

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MATTHEWS INTERNATIONAL CORPORATION
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Dear Fellow Shareholders,

On behalf of the Board of Directors (the “Board”) of Matthews International Corporation (“Matthews” or the “Company”), I want to thank you for your investment and support of the Company. We are proud that 2025 represents the 175th anniversary of Matthews’ establishment. During those 175 years, Matthews has repeatedly found innovative ways to expand its core product and service offerings for its clients.

The past 12 months have been a pivotal period for Matthews, and we expect the next 12 months will likely prove to be even more consequential for the future of our company.

The Matthews team, under the leadership of Chief Executive Officer Joseph Bartolacci, delivered a solid performance in fiscal 2024, despite a challenging market environment. Nonetheless, Matthews reported $1.8 billion in consolidated revenue and met our revised guidance target for profitability as we continued to focus on enhancing efficiencies and improving margins.

This continues a track record of strong performance under Joe’s leadership during a period marked by geopolitical, regulatory and economic uncertainty. Since assuming the CEO role in fiscal 2006, Joe has led Matthews through a period of substantial growth as he executed against our strategic plans to both diversify the Company’s businesses and expand the Company’s Memorialization business and to diversify into other core businesses through a number of strategic acquisitions. Thanks to Joe’s strategic vision, Matthews’ Memorialization business is now an industry leader with steady, predictable free cash flow, having grown the segment’s revenue from approximately $445 million in fiscal 2006 to $830 million in fiscal 2024. Over that same period, the Company’s consolidated revenues grew from approximately $700 million in fiscal 2006 to $1.8 billion in fiscal 2024.

Our Diverse Business Segments

In addition to our Memorialization business, Matthews also owns and operates two other diverse business segments which service diverse clients, many of which are Fortune 100 companies, in various locations throughout the world. These segments have substantial upside value that we do not believe is reflected in our current market valuation.

Over the past several years, we have undertaken a significant effort to transform SGK Brand Solutions, which has included cost reductions, strategic pricing initiatives and focused growth investments. Thanks to these efforts, we are now seeing stable performance, with SGK ending fiscal 2024 with three consecutive quarters of sequential sales growth and improving margins. We believe SGK is now better positioned for renewed growth and value creation in fiscal 2025 and beyond.

We believe that our Industrial Technologies segment, which includes our Energy Solutions business, has significant upside potential as it reflects our growth and innovation capabilities, the dynamic nature of our R&D capabilities and the breadth and depth of our engineering talent. Under Joe’s leadership, our Energy Solutions business discovered alternative usage for its advanced precision rotary processing capabilities and is now providing equipment for the production of lithium-ion batteries and capacitors, as well as both the development and optimization of manufacturing processes for hydrogen fuel cell components. Indeed, the internal advancement of our highly proprietary solutions have created new commercial opportunities for Matthews which were not even being discussed less than 10 years ago and now offer significant value for the worldwide electric vehicle transition, will be in high demand for years to come.

Ongoing Review of Strategic Alternatives

We recognize our three business segments have varied growth trajectories with different capital needs and as a result, the Board launched – and publicly announced in November – an evaluation of strategic alternatives for all of our businesses. We retained J.P. Morgan to support this evaluation and believe there are a number of ways to unlock the value of our diverse business segments. The Board is extremely focused on delivering long-term value creation. With that in mind, we expect to announce several initiatives over the course of the 2025 fiscal year that will help us achieve this goal.

As you reflect on how to vote your shares at this year’s Annual Meeting, I hope you appreciate how serious this Board has taken its commitment to protecting your investment and to unlocking the valuable assets within Matthews. In an effort to introduce diverse perspectives and enhance shareholder value, the Company has prioritized Board refreshment, appointing three new directors since October 2020 and nominating one new candidate for election to the Board at the Annual Meeting.

The rest of this Proxy Statement details the decisions you will face, which include a competing slate of director nominees proposed by Barington Capital (“Barington”). We believe Barington is misguided in its approach and does not fully appreciate the work the Board has done to protect and enhance shareholder value.

Given the significance of the vote at this year’s Annual Meeting, I am respectfully asking that you carefully examine the qualifications and skills of the current Matthews Board and our three nominees, Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman, compared to the Barington’s candidates. In doing so, we believe you will reach the same conclusion that we have – that our refreshed Board is best positioned to serve the interests of the Company and our shareholders.

Your Vote is Important

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the Annual Meeting. You will also find a WHITE proxy card and postage-paid return envelope. WHITE proxy cards are being solicited on behalf of the Board of Directors of Matthews. This year, your WHITE proxy card looks different as proxy rules require that we list Barington’s nominees in addition to the Board’s nominees.

Your vote is important, and we ask that you please vote “FOR” the election of our three nominees: Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman using the WHITE proxy card.

You may receive solicitation materials from Barington, including proxy statements, mailings and proxy cards. The Board of Directors urges you to disregard any such materials and does not endorse any of Barington’s nominees.

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor, Georgeson, at:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

(888) 755-7097

We appreciate your ongoing support and investment in Matthews International.

Thank you,

Alvaro Garcia-Tunon

Chairman of the Board

Notice of the

ANNUAL MEETING OF THE SHAREHOLDERS

To be held on February 20, 2025

To Our Shareholders:

The annual meeting of the Shareholders of Matthews International Corporation (“Matthews,” “Company,” “we,” “us,” or “our”) will be held virtually at 9:00 AM (EST) on Thursday, February 20, 2025 (the “Annual Meeting”). You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting at www.cesonlineservices.com/matw25_vm. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/matw25_vm by 11:59 PM (EST) on Tuesday, February 18, 2025. For more information, see the following “Questions and Answers About Our Annual Meeting” section. The purpose of the Annual Meeting is to consider and act upon the following:

1.	To elect three directors of the Company for a term of three years;

2.	To approve the adoption of the Second Amended and Restated 2017 Equity Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025;

4.	To provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers; and

5.	To transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on December 31, 2024 will be entitled to submit questions and vote at the Annual Meeting or any adjournments thereof. A list of these shareholders of record will be available electronically during the Annual Meeting at www.cesonlineservices.com/matw25_vm. You will not be able to attend the virtual Annual Meeting in person at a physical location. In order to attend the virtual meeting, you will need to pre-register at www.cesonlineservices.com/matw25_vm by 11:59 PM (EST) on February 18, 2025. Please see “When and where will the Annual Meeting be held? How can I attend the virtual Annual Meeting?” in the accompanying Proxy Statement for instructions about how to pre-register. Once pre-registered, shareholders as of the record date will be able to attend the virtual Annual Meeting by visiting the link noted above, where you will be able to listen to the meeting live, submit questions, and vote.

Please note that Barington Companies Equity Partners, L.P. (collectively with its affiliates and related parties, “Barington”) has provided notice of its intent to nominate Ana B. Amicarella, Chan W. Galbato and James A. Mitarotonda (the “Barington Nominees”) for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board of Directors. You may receive solicitation materials from Barington, including proxy statements and gold proxy cards. The Company is not responsible for the accuracy or completeness of any information provided by or relating to Barington or the Barington Nominees contained in solicitation materials filed or disseminated by or on behalf of Barington or any other statements Barington may make.

The Board of Directors does not endorse the Barington Nominees and recommends that you use the WHITE proxy card to vote “FOR” only the three director nominees for the class of 2028 proposed by the Board of Directors (Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman) and “FOR” the other proposals recommended by the Board of Directors, using the WHITE proxy card. The Board of Directors strongly urges you to discard and NOT to vote using any gold proxy card sent to you by Barington. If you have already submitted a gold proxy card, you can revoke such proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by marking, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet by following the instructions on your WHITE proxy card, WHITE voting instruction form or notice. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying Proxy Statement.

Return the WHITE proxy card in the enclosed envelope as soon as possible. If you receive more than one WHITE proxy card (for example, because you own shares of the Company’s Class A Common Stock (the “Common Stock”) in more than one account), please be sure to complete and return all of the WHITE proxy cards.

PLEASE NOTE THAT THIS YEAR, YOUR WHITE PROXY CARD LOOKS DIFFERENT. PROXY RULES REQUIRE THE COMPANY’S WHITE PROXY CARD TO LIST THE BARINGTON NOMINEES IN ADDITION TO THE BOARD’S NOMINEES. PLEASE MARK YOUR WHITE PROXY CARD CAREFULLY AND VOTE FOR ONLY THE THREE BOARD NOMINEES AND THE PROPOSALS RECOMMENDED BY THE BOARD.

Regardless of whether you plan to attend the virtual-only Annual Meeting, we urge you to vote your shares as soon as possible. Additional information about voting your shares is included in the accompanying Proxy Statement. The Board appreciates and encourages shareholder participation in the Company’s affairs. We are confident that our slate of Board nominees has the right mix of professional achievements, skills, experiences and reputations to serve as shareholder representatives overseeing the management of the Company. We are committed to engaging with our shareholders and continuing to respond to shareholder concerns about the Company, and we believe we are in the best position to oversee the execution of our long-term strategic plan to grow and realize shareholder value. The Board unanimously recommends that you vote FOR the election of each of Mr. Dunlap, Mr. Garcia-Tunon and Mr. Nauman.

We hope you can participate in this important meeting.

Sincerely,

/s/ Steven F. Nicola

Steven F. Nicola

Chief Financial Officer and Secretary

January 7, 2025

Your vote is important—especially this year. Please exercise your right to vote as soon as possible by completing, signing, dating, and returning your enclosed WHITE proxy card by mail in the postage-paid envelope provided, by using Internet voting as described in your enclosed WHITE proxy card, or by following the other instructions for voting on your enclosed WHITE proxy card. If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

(888) 755-7097

Matthews International Corporation

Proxy Statement

Matthews International Corporation

Two NorthShore Center

Pittsburgh, Pennsylvania 15212 - 5851

1-412-442-8200

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on February 20, 2025

The Company’s 2025 Proxy Statement and the Annual Report to Shareholders for the fiscal year ended September 30, 2024 are available free of charge on the Company’s website at http://www.matw.com/investors/sec-filings. You may also obtain copies of the Company’s 2025 Proxy Statement and Annual Report, free of charge, by contacting the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Important Notice Regarding Forward-Looking Information Contained in this Proxy Statement

Any forward-looking statements contained in this Proxy Statement are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include uncertainties regarding future actions that may be taken by Barington in furtherance of its intention to nominate director candidates for election at the Company’s 2025 Annual Meeting, potential operational disruption caused by Barington’s actions that may make it more difficult to maintain relationships with customers, employees or partners, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions and divestitures, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the outcome of the Company’s dispute with Tesla, Inc. (“Tesla”), the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission (the “SEC”).

Information referenced in this Proxy Statement

The content of the websites referred to in this Proxy Statement are not incorporated by reference into this Proxy Statement.

PROXY STATEMENT

The accompanying WHITE proxy card is solicited by the Board of Directors (the “Board”) of Matthews International Corporation (“Matthews,” the “Company,” “we,” “us” or “our”) whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212. This Proxy Statement is being sent and made available to shareholders on or about January 7, 2025.

Execution of the proxy will not affect a shareholder’s right to attend the virtual Annual Meeting and vote “in person.” Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary by following the instructions described under “Questions and Answers About Our Annual Meeting—Can I change my vote after submitting my proxy?” or by attending the virtual Annual Meeting and voting “in person.” See the “Questions and Answers About Our Annual Meeting” section for additional details.

Matters to be considered at the annual meeting of the shareholders of the Company (the “Annual Meeting”) are those set forth in the accompanying Notice of Annual Meeting of the Shareholders (the “Notice”). Shares represented by proxy will be voted in accordance with instructions. If you are a registered holder and you return a properly signed WHITE proxy card, but do not specify how you want your shares voted, they will be voted FOR each of the Board’s nominees, Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman, set forth in Proposal 1 and FOR the proposals set forth in Proposals 2, 3 and 4. If you return a properly signed WHITE proxy card with fewer than three director nominees marked “FOR,” only the marked nominees will be voted; if you vote “FOR” more than three nominees on your WHITE proxy card no votes will be cast with respect to the election of directors.

Management of the Company does not intend to bring before the meeting any business other than that set forth in the Notice. If any other business should properly come before the meeting, it is the intention of management that the persons named in the WHITE proxy card will vote in accordance with their best judgment.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. You should read this entire Proxy Statement carefully before voting. This Proxy Statement and the related proxy materials were first mailed to shareholders and made available to shareholders on or about January 7, 2025.

Annual Meeting of Shareholders

Time and Date:	9:00 AM (EST) on Thursday, February 20, 2025

Location:	Virtually via Webcast. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.cesonlineservices.com/matw25_vm. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/matw25_vm by 11:59 PM EST on February 18, 2025.

Record Date:	December 31, 2024

Voting:	Only shareholders as of the record date, December 31, 2024, are entitled to vote. As of the record date for the Annual Meeting, there were 30,968,686 shares of Common Stock outstanding and expected to be entitled to vote at the Annual Meeting. There are no other securities of the Company outstanding and entitled to vote at the Annual Meeting.

Proxy Voting Methods

If you were a shareholder of record at the close of business on December 31, 2024, you may vote your shares (i) in advance of the Annual Meeting, over the Internet, by telephone or by mail or (ii) at the Annual Meeting, by ballot over the Internet. You may also revoke your proxies at the times and in the manners described in the “Questions and Answers About Our Annual Meeting” section of this Proxy Statement. For shares held through a broker, bank, or other nominee, you may submit voting instructions to your broker, bank, or other nominee. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

To vote by proxy if you are a shareholder of record:

•  By Internet: You may submit your proxy online via the Internet by accessing the website on your enclosed WHITE proxy card. Then, follow the instructions provided on the voting site. You will be required to provide the unique control number found on the enclosed WHITE proxy card.

•  By Telephone: You may submit your proxy by calling toll-free in the U.S. or Canada the number specified on your enclosed WHITE proxy card.

•  By Mail: If you do not have access to a touch-tone telephone or to the Internet, please sign, date, and return the enclosed WHITE proxy card in the postage-paid envelope provided.

Attending the Annual Meeting:	You are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to shareholders of the Company as of the close of business on the record date and guests of the Company. You will not be able to attend the virtual Annual Meeting in person at a physical location. In order to attend the virtual meeting, you will need to pre-register at www.cesonlineservices.com/matw25_vm by 11:59 PM (EST) on February 18, 2025. Please see “When and where will the Annual Meeting be held? How can I attend the virtual Annual Meeting?” in the accompanying Proxy Statement for instructions about how to pre-register. Once pre-registered, shareholders as of the record date will be able to attend the virtual Annual Meeting by visiting the link noted above, where you will be able to listen to the meeting live, submit questions, and vote.

If you are a shareholder of record, you may vote either “in person” (electronically) at the virtual Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete and return the enclosed WHITE proxy card or submit your proxy through the Internet or telephone by following the instructions provided in the WHITE proxy card to ensure your vote is counted. If you are a beneficial owner of shares held in “street name” and these proxy materials are forwarded to you by the brokerage firm, bank, dealer or similar organization at which you have an account, you are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares “in person” at the virtual Annual Meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent considered the shareholder of record of the shares. However, regardless of whether you are a record holder or a beneficial holder, simply attending the Annual Meeting will not, by itself, revoke any proxy that you have previously submitted.

Meeting Agenda:

The purpose of the Annual Meeting is to consider and act upon the following:

1.  To elect three directors of the Company for a term of three years;

2.  To approve the adoption of the Second Amended and Restated 2017 Equity Incentive Plan;

3.  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025;

4.  To provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers; and

5.  To transact such other business as may properly come before the meeting.

Board Recommendations on Voting Matters

The Board of Directors unanimously recommends that you vote your shares with respect to the proposals as follows:

Proposals	Recommendation of the Board of Directors
Election of three directors of the Company for a term of three years (Proposal 1)	FOR each of the Board’s nominees: Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman

Approval of the adoption of the Second Amended and Restated 2017 Equity Incentive Plan (Proposal 2)	FOR

Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025 (Proposal 3)	FOR

Advisory (non-binding) vote to approve the executive compensation of the Company’s named executive officers (Proposal 4)	FOR

Board Nominees

You are being asked to vote on the election of nominees to serve on the Board, for a term of three years to fill the class of directors whose term expires in 2028. Additional information about the background and experience of the three nominees recommended by the Board can be found beginning on page 43.

THE BOARD UNANIMOUSLY RECOMMEND VOTING “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES IN PROPOSAL 1 USING THE ENCLOSED WHITE PROXY CARD.

THE BOARD URGES YOU NOT TO SIGN, RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY BARINGTON, EVEN AS A PROTEST VOTE, AS ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED.

Nominees of The Board of Directors	Age	Director Since	Occupation	Experience/ Qualification	Independent (Yes/No)	Committee Assignments/ Chairmanships
Terry L. Dunlap	65	2015	Principal of Sweetwater LLC; former Interim Chief Executive Officer and President of TimkenSteel Corporation and former Executive Vice President, Flat-Rolled Products of Allegheny Technologies	Experience and knowledge in the global manufacturing industry	Yes	Compensation, Governance and Sustainability, M&A Review Committee

Alvaro Garcia-Tunon	72	2009	Former Chief Financial Officer of Wabtec Corporation	Service as the Chief Financial Officer of a public company with global operations; leadership skills in international business, corporate governance and risk management; and strong financial and accounting skills	Yes	Executive/Chairman of the Board

J. Michael Nauman	62	N/A	Former President and Chief Executive Officer of Brady Corporation	Experience in commercial and operation leadership, strategy development, restructuring, and mergers and acquisitions	Yes	N/A

Corporate Governance Highlights (Page 29)

We are committed to good corporate governance, which we believe is important to the success of our business and in advancing shareholder interests. Our corporate governance practices are described in greater detail in the “General Information Regarding Corporate Governance” section. Highlights include:

Board Skills and Experience

Board Refreshment

Since October 2020, the Governance and Sustainability Committee and the Board have worked to refresh the Board of Directors and has retained a third-party national search firm to advise the Governance and Sustainability Committee with identifying and retaining such directors. As a guide, they have worked with management to develop a matrix for use in evaluating potential director candidates and assist in board succession planning. Such matrix includes a number of factors that the Governance and Sustainability Committee and the Board consider important for assessing the qualifications of potential nominees and current directors, utilizing a broad range of criteria, including, but not limited to, background, relevant industry expertise, tenure on the Board, diversity (including knowledge, experience, expertise, gender, race, ethnicity, sexual orientation, culture, thought and geography) and business acumen and experience. In October 2020, the Board appointed Lillian D. Etzkorn to serve as a member of the Board and in February 2023, the Board appointed Aleta W. Richards to serve as a director following a nationwide search conducted by a third-party firm. Further, in April 2024, the Board appointed Francis S. Wlodarczyk following a consulting period, during which Mr. Wlodarczyk demonstrated his extensive knowledge of global manufacturing industries, and in particular the automation industry, which the Board has identified as a growth opportunity for the Company. As set forth in this Proxy Statement, the Board has also nominated J. Michael Nauman to serve as a director in the Class of 2028. Mr. Nauman was identified as a well-qualified candidate based on a nationwide search conducted by a third-party firm.

Retirement and Conditional Resignation Policies

Change in Principal Employment. The Company’s Corporate Governance Guidelines provide that an employee member must offer to submit his or her letter of resignation as a director upon his or her retirement or termination of employment, and if such offer is accepted, such employee member can remain on the Board for a period of no longer than one year following retirement from, or termination of, employment with the Company. Additionally, the Company’s Corporate Governance Guidelines provide that any director must offer to submit his or her letter of resignation as a director upon a change in principal occupation that differs from that which they were engaged and elected to the Board. The Board, with input from the Governance and Sustainability Committee and the Chief Executive Officer, will consider whether to accept such offer.

Maximum Age for Director Nominees. The Company’s Amended and Restated By-laws and Corporate Governance Guidelines provide that no person may be eligible for nomination, nor elected to fill a vacancy on the Board of Directors, after attaining 75 years of age, and any director that, if nominated, would attain 75 years of age during such term as a director, shall retire from the Board of Directors immediately prior to the next annual meeting of the shareholders following such director attaining 75 years of age.

Conditional Resignation upon Failure to Obtain a Majority Vote in an Uncontested Election. The Board of Directors has also implemented a director resignation policy under the Company’s Corporate Governance Guidelines. The director resignation policy requires each nominee to the Board of Directors, prior to any election of directors, to submit a conditional resignation to the Board of Directors in connection with such nominee’s nomination. In the event a nominee fails to receive the vote of at least a majority of the votes cast in an uncontested election, such director is required under the Company’s Corporate Governance Guidelines to conditionally resign from the Board, and the Governance and Sustainability Committee will make a recommendation to the Board whether to accept or reject the tendered conditional resignation. The Board of Directors must act on the tendered resignation, taking into account the Governance and Sustainability Committee’s recommendation, within 90 days from the date of the certification of the election results. The Board shall promptly disclose its decision regarding the tendered resignation by furnishing a Current Report on Form 8-K to the SEC, including its rationale for accepting or rejecting the tendered resignation. If the Board accepts a director’s tendered resignation, the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board, pursuant to the Amended and Restated By-laws of the Company. If a director’s resignation is not accepted by the Board, such director will continue to serve in accordance with existing Company regulations. Any director whose tendered resignation is being considered shall not participate in the deliberations conducted by the Governance and Sustainability Committee or the Board.

Board Attributes and Practices

•	Non-executive chair

•	Nine out of 11 directors are independent

•	Half of the non-employee directors are female or diverse

•	Appointed three new directors over the past five years and nominated a new director for the Class of 2028

•	Fully independent standing Board committees

•	Annual Board and committee self-evaluations

•	Structured process for Board risk oversight

•	Related party transaction approval by the Audit Committee of the Board and potential conflicts of interest reviewed by the Governance and Sustainability Committee

•	Periodic review of key governance documents

•	Regular executive sessions

•	Policy against overboarding

•	Directors receive a majority of their compensation in restricted stock units (other than the non-executive chair retainer)

Other Governance Best Practices

•	Robust share ownership guidelines for officers and directors

•	Executive compensation clawback policy

•	Board and committee oversight of environmental, social and governance matters

•	Annual “Say-on-Pay” advisory vote

Investor Engagement

We engage with investors and analysts through conference calls, broker conferences, one-on-one meetings, and non-deal roadshows throughout the year. We typically discuss our financial position, strategic priorities, business outlook, and other topics of importance to investors. We are committed to maintaining an active dialogue with investors to better understand their perspectives and consider their ideas as we continue to evolve our corporate governance and business practices, and public disclosures.

The security holders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Chief Financial Officer and Secretary, at the Company’s principal executive offices. At present, such communications will be directly forwarded to the Board or such particular director, as applicable. The Board has authorized Mr. Nicola, in his discretion, to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the Board.

Approval of the adoption of the Second Amended and Restated 2017 Equity Incentive Plan

We are requesting that the shareholders approve the adoption of the Second Amended and Restated 2017 Equity Incentive Plan. Such approval is requested to increase the number of shares available for grant under the plan in order to continue to provide short and long-term equity under this plan.

Ratification of the Selection of our Independent Registered Public Accounting Firm for Fiscal Year 2025

We are requesting that shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025. The table below shows the fees paid by the Corporation to Ernst & Young LLP, the independent public accounting firm for the fiscal years ended September 30, 2024 and 2023.

	Fiscal Year
	2024	2023
Audit fees (includes audits and reviews of the Company’s fiscal 2024 and 2023 financial statements)	$2,031,950	$1,941,100
Audit-related fees (primarily regulatory compliance work)	160,000	27,360
Tax fees (primarily tax compliance and advisory work)	258,119	381,000
All other fees	—	—

Additional information about our relationship with our independent registered public accounting firm can be found in “Relationship with Independent Registered Public Accounting Firm” starting on page 98 of this Proxy Statement.

Approval of an Advisory (Non-binding) Vote on the Executive Compensation of the Company’s Named Executive Officers

We are requesting that the shareholders approve an advisory (non-binding) vote on the Executive Compensation of the Company’s named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is presenting this proposal to give shareholders the opportunity to endorse or not endorse our pay program for named executive officers by voting for or against the resolution provided in Proposal 4. The Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and implementation of executive compensation programs.

Executive Compensation Program Highlights

Continuous improvement in operating results and the creation of shareholder value are key elements of the compensation philosophy of Matthews. This philosophy serves as the framework for the Company’s executive compensation program. Our program is designed to provide incentive arrangements that reward executives for improvements in the Company’s operating results and appreciation in our stock value.

The principal objectives of the Company’s executive compensation program for the Company’s named executive officers and other executive officers, are to:

•	Attract, retain and motivate highly qualified executives;

•	Reward continuous improvement in operating results and the creation of shareholder value; and

•	Align the interests of the Company’s executives with our shareholders.

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs. The foundation of our philosophy is to:

•	Emphasize rigorous performance-based compensation elements in our pay mix while providing total compensation opportunities commensurate with market levels;

•	Provide retirement and health benefits that are competitive with market levels; and

•	De-emphasize the use of perquisites, except for business purposes.

The following executive compensation practices and policies have been adopted by the Committee to ensure sound corporate governance and alignment of the interests of executives and the Company’s shareholders. Many of these policies and practices have been adopted to discourage excessive risk-taking by our executive team.

What We Do:

✓	Designate a non-executive board chair to provide effective independent board leadership and oversight of management

✓	Review risks associated with our compensation arrangements and adopt mitigating features, practices, and policies

✓	Engage in a rigorous CEO performance evaluation process

✓	Employ shareholder-value creating metrics and challenging targets such as adjusted EBITDA, adjusted net income, economic value added and operating cash flow in our annual incentive plan; and stock price appreciation and return on invested capital within our long-term incentive plan

✓	Cap annual and long-term incentive payouts

✓	Maintain significant stock ownership guidelines for both executives and directors

✓	Require both a qualified change in control and termination of employment (a “double trigger”) in order to receive cash severance benefits and for unvested equity awards to accelerate

✓	Maintain a “clawback” policy as promulgated under the Exchange Act that provides for the mandatory recoupment from executive officers of certain incentive awards in the event of a financial restatement and that also includes a broader group of employees that provides for the recoupment of incentive awards under certain conditions in the event of a financial restatement

✓	Retain an independent compensation consultant who regularly provides advice to the Committee on matters pertaining to executive compensation

What We Don’t Do:

×	Enter into individual employment contracts with our executives, except in an instance where an agreement is assumed, or is necessary, as part of an acquisition

×	Allow hedging or pledging of the Company’s securities

×	Provide excise tax gross-ups related to change in control terminations

×	Allow repricing or exchanging of stock options or other equity awards without shareholder approval

×	Provide excessive perquisites and tax gross-up perquisites

Additional information about our compensation philosophy and program, including compensation determinations for each of our named executive officers, can be found in the “Executive Compensation and Retirement Benefits” starting on page 66 of this Proxy Statement.

We encourage you to read the entire Proxy Statement and to vote your shares using the instructions on the WHITE proxy card for the Annual Meeting. We encourage you to submit a proxy using the instructions on the WHITE proxy card so that your shares will be represented and voted for each of the proposals described in this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

1.	Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed WHITE proxy card because the Board is soliciting your proxy to vote at the 2025 Annual Meeting of Shareholders, or any adjournment or postponement thereof. You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed WHITE proxy card or submit your proxy through the Internet or by telephone according to the instructions contained in the enclosed WHITE proxy card. If you are a beneficial owner of our shares, the availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

This Proxy Statement and the WHITE proxy card, which contains instructions on how to vote your shares, together with our annual report, is first being mailed or made available on or about January 7, 2025 to all shareholders entitled to receive notice of and to vote at the Annual Meeting.

2.	What does it mean if I receive more than one proxy statement or WHITE proxy card?

If you receive multiple copies of this Proxy Statements or WHITE proxy cards, this may mean that you have more than one account with brokers or our transfer agent. Please vote ALL of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A. (“Computershare”). You can contact Computershare by calling (888) 294-8217.

Since Barington has nominated alternative director candidates and commenced a proxy contest, we will likely conduct multiple mailings prior to the Annual Meeting date to ensure shareholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, IF YOU WISH TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON PROPOSAL 1, THEN YOU SHOULD ONLY SELECT THE THREE DIRECTOR NOMINEES RECOMMENDED BY THE BOARD OF DIRECTORS ON THE WHITE PROXY CARD.

3.	When and where will the Annual Meeting be held? How can I attend the virtual Annual Meeting?

The Annual Meeting will be held at 9:00 AM (EST) on Thursday, February 20, 2025.

The Annual Meeting will be conducted completely online via the Internet. You may only participate in the virtual meeting by registering in advance at www.cesonlineservices.com/matw25_vm prior to the deadline of 11:59 PM (EST) on February 18, 2025. Please have your proxy card, voting instruction form, or other communication containing your 16-digit control number available and follow the instructions to complete your registration request. If you are a holder of record and you have misplaced your virtual control number, please call our proxy solicitor Georgeson toll-free (888) 755-7097. If you are a beneficial holder, you must obtain a legal proxy from your broker, bank or other nominee to participate in the Annual Meeting. Upon completing registration, shareholders will receive a confirmation email with a link and instructions for accessing the Annual Meeting.

We encourage you to access the Annual Meeting before the start time of 9:00 AM (EST), on Thursday, February 20, 2025. Please allow ample time for online check-in, which will begin at 8:30 AM (EST), on Thursday, February 20, 2025. We will have a support team ready to assist attendees with any technical difficulties they may have accessing or hearing the audio webcast of the meeting.

Shareholders of record who participate in the virtual Annual Meeting by way of the website above or the link provided following registration will be considered to have attended the meeting “in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.

4.	What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?

All shareholders who register to attend the Annual Meeting will receive an email prior to the Annual Meeting containing the contact details of technical support in the event they encounter difficulties accessing the virtual meeting or during the meeting. Shareholders are encouraged to contact technical support if they encounter any technical difficulties with the meeting webcast. In the event of any technical disruptions that prevent the chair from hosting the Annual Meeting within 30 minutes of the date and time set forth above, the meeting may be adjourned or postponed.

5.	Who can vote at the Annual Meeting? What documentation must I provide to vote online at the Annual Meeting?

Shareholders that pre-register for the Annual Meeting (see “When and where will the Annual Meeting be held? How can I attend the virtual Annual Meeting?”) may also vote during the meeting by clicking on the “Shareholder Ballot” link that will be available on the meeting website during the Annual Meeting.

Only shareholders of record at the close of business on December 31, 2024 will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 30,968,686 shares of Common Stock outstanding and entitled to vote and no shares of preferred stock outstanding or entitled to vote. The holders of Common Stock will have one vote for each share of Common Stock they owned as of the close of business on the record date. The process for voting at the Annual Meeting depends on how you hold your shares of Common Stock. Generally, you may hold Common Stock in your name as a “record holder” or in an account with a bank, broker, or other nominee (i.e., in “street name”).

Shareholder of Record: Shares Registered in Your Name

If at the close of business on December 31, 2024, you are a record shareholder (i.e., you hold your shares through our transfer agent, Computershare), you may vote either “in person” at the virtual Annual Meeting or by proxy. Shareholders of record may vote directly by simply accessing the virtual ballot available on the Annual Meeting website. Whether or not you plan to attend the Annual Meeting, we urge you to complete and return the enclosed WHITE proxy card or submit your proxy through the Internet or by telephone by following the instructions provided in the WHITE proxy card to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on December 31, 2024, you hold your shares in “street name,” then these proxy materials are being forwarded to you by the brokerage firm, bank, dealer or other similar organization in which you have an account holding your shares of Common Stock. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Certain of these institutions offer the ability to direct your agent how to vote through the Internet or by telephone. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares “in person” at the virtual Annual Meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent considered the shareholder of record of the shares. You must obtain a legal proxy from the bank, broker or other nominee of your shares and submit the legal proxy in order to be entitled to vote those shares at the Annual Meeting. Follow the instructions provided by your brokerage firm or bank. Please note that obtaining a legal proxy may take several days, so please request your legal proxy in advance of the date of the Annual Meeting if you intend to vote at the meeting. If you have requested a legal proxy online, and you have not received an email with your legal proxy within two business days of your request, contact your brokerage firm or bank. If you have requested a legal proxy by mail, and you have not received it within five business days of your request, contact your brokerage firm or bank. You may submit your legal proxy either (i) in advance of the Annual Meeting by attaching the legal proxy and a proxy card with your voting instructions (or an image thereof in PDF, JPEG, GIF or PNG file format) in an email to our proxy solicitor Georgeson at MATWinfo@Georgeson.com or (ii) along with your voting ballot during the Annual Meeting. We must have your legal proxy in order for your vote submitted during the Annual Meeting to be valid. To avoid any technical difficulties on the day of the Annual Meeting, we encourage you to submit your legal proxy in advance of the Annual Meeting by attaching the legal proxy and a proxy card with your voting instructions (or an image thereof in PDF, JPEG, GIF or PNG file format) in an email to MATWinfo@Georgeson.com to ensure that your vote is counted, rather than wait to upload the legal proxy during the Annual Meeting. Multiple legal proxies must be combined into one document for purposes of uploading them with your ballot on the Annual Meeting website.

Please note that you may vote by proxy prior to February 20, 2025 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting webcast, we strongly recommend that you also submit your WHITE proxy card as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you hold your shares in street name, we urge you to submit your WHITE proxy card in advance as described below.

6.	What am I voting on?

The purpose of the Annual Meeting is to consider and act upon the following:

(1)	To elect three directors of the Company for a term of three years;

(2)	To approve of the adoption of the Second Amended and Restated 2017 Equity Incentive Plan;

(3)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025;

(4)	To provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers; and

(5)	To transact such other business as may properly come before the meeting.

PLEASE NOTE THAT THIS YEAR, YOUR WHITE PROXY CARD LOOKS DIFFERENT. PROXY RULES REQUIRE THE COMPANY’S WHITE PROXY CARD TO LIST THE BARINGTON NOMINEES IN ADDITION TO THE BOARD’S NOMINEES. PLEASE MARK YOUR WHITE PROXY CARD CAREFULLY AND VOTE FOR ONLY THE THREE NOMINEES AND THE PROPOSALS RECOMMENDED BY THE BOARD.

Regardless of whether you plan to attend the virtual-only Annual Meeting, we urge you to vote your shares as soon as possible.

7.	Who is Barington? How are they involved in the Annual Meeting?

Barington, an activist investor beneficially owning approximately 2% of our outstanding Common Stock, has notified us of its intention to nominate three individuals for election to the Board of Directors at the Annual Meeting in opposition to the nominees recommended by the Board of Directors. You may receive proxy solicitation materials from Barington. We are not responsible for the accuracy or completeness of any information contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Barington or any other statements that they may otherwise make.

The Board of Directors does not endorse any of the Barington Nominees and unanimously recommend that you vote “FOR” all of the Board of Directors’ nominees, “FOR” each of the management proposals 2, 3 and 4, and “WITHHOLD” on the Barington Nominees on the enclosed WHITE proxy card.

The Board urges you to disregard any materials and NOT to sign, return or vote using any gold proxy card sent to you by or on behalf of Barington. Voting to “WITHHOLD” with respect to any of the Barington Nominees on a gold proxy card sent to you by Barington is not the same as voting for the Board of Director’s nominees, because a vote to “WITHHOLD” with respect to any of the Barington Nominees on Barington’s gold proxy card will revoke any WHITE proxy card you may have previously submitted. To support our director nominees, you should vote “FOR” all of the nominees of the Board of Directors and vote to “WITHHOLD” on the Barington Nominees on the WHITE proxy card.

If you have already voted using a proxy card sent to you by Barington, you can revoke it by: (i) executing and delivering the WHITE proxy card or voting instruction form, (ii) voting via the Internet using the Internet address on the WHITE proxy card or voting instruction form, (iii) voting by telephone using the toll-free number on the WHITE proxy card or voting instruction form or (iv) voting “in person” at the virtual Annual Meeting. Only your latest dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described herein. If you are a beneficial owner of our shares, the availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

8.	Why have I received different color proxy cards? What should I do if I receive a proxy card from Barington?

Barington has notified us that it intends to propose three nominees to the Board of Directors for election at the Annual Meeting in opposition to the nominees recommended by the Board of Directors. We have provided you with the enclosed WHITE proxy card. Barington may send you a gold proxy card.

The Board of Directors unanimously recommend using the enclosed WHITE proxy card to vote “FOR” ONLY the Board of Directors’ nominees and “WITHHOLD” on the Barington Nominees. The Board of Directors recommends that you simply DISREGARD the gold proxy card.

If Barington proceeds with its previously announced nominations, we will likely conduct multiple mailings prior to the date of the meeting to ensure that shareholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. We encourage you to vote every WHITE proxy card you receive. The latest dated proxy card you submit will be counted, and, if you wish to vote as recommended by the Board, then you should submit only WHITE proxy cards.

9.	Why are the Barington nominees named on the Company’s WHITE proxy card?

As a result of proxy rules adopted by the SEC, both the Company and Barington are required to name all nominees for election at the Annual Meeting on their respective proxy cards that are distributed to our shareholders. The Board of Directors does NOT endorse the election of the Barington Nominees and urges you not to vote for any of the three Barington Nominees on any proxy card. You can best support the Board of Directors’ recommendations by following the instructions on the WHITE proxy card to vote ONLY “FOR” the Board of Directors’ recommended nominees and proposals and “WITHHOLD” on all other nominees, in accordance with the Board of Directors’ recommendations. If you have questions or need assistance voting, please contact Georgeson, our proxy solicitor, using the contact information below.

10.	Will there be any other items of business on the agenda?

Aside from (i) the election of three directors for a three year term; (ii) the proposal to approve of the adoption of the Second Amended and Restated 2017 Equity Incentive Plan; (iii) the ratification of the appointment of

Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025; and (iv) an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers, the Board knows of no matters to be presented at the Annual Meeting. If any other business should properly come before the meeting, it is the intention of management that the persons named in the WHITE proxy card will vote in accordance with their best judgment.

11.	What is the Board of Director’s recommendation?

The Board of Directors unanimously recommends that you vote your shares with respect to the proposals as follows:

Proposals	Recommendation of the Board of Directors
Election of three directors of the Company for a term of three years (Proposal 1)	FOR each of the Board’s nominees: Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman

Approval of the adoption of the Second Amended and Restated 2017 Equity Incentive Plan (Proposal 2)	FOR

Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025 (Proposal 3)	FOR

Advisory (non-binding) vote to approve the executive compensation of the Company’s named executive officers (Proposal 4)	FOR

The Board of Directors does not endorse any of the Barington Nominees and unanimously recommend that you vote “FOR” all of the Board of Directors’ nominees, “FOR” each of Proposals 2, 3 and 4, and “WITHHOLD” on the Barington Nominees on the enclosed WHITE proxy card.

The Board of Directors urges you to disregard any materials and NOT to sign, return or vote using any gold proxy card sent to you by or on behalf of Barington. Voting to “WITHHOLD” with respect to any of the Barington Nominees on a gold proxy card sent to you by Barington is not the same as voting for the Board of Directors’ nominees, because a vote to “WITHHOLD” with respect to any of Barington’s director nominees on Barington’s gold proxy card will revoke any WHITE proxy card you may have previously submitted. To support our director nominees, you should vote “FOR” all of the Board of Directors’ nominees and “WITHHOLD” on the Barington Nominees on the WHITE proxy card.

If you have already voted using a gold proxy card sent to you by Barington, you can revoke it by: (i) executing and delivering the WHITE proxy card or voting instruction form, (ii) voting via the Internet using the Internet address on the WHITE proxy card or voting instruction form, (iii) voting by telephone using the toll-free number on the WHITE proxy card or voting instruction form or (iv) voting “in person” at the virtual Annual Meeting. Only your latest dated proxy card will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described herein. If you are a beneficial owner of our shares, the availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

12.	May I vote my shares at the Annual Meeting? May I vote may shares in advance of the Annual Meeting?

For Proposal No. 1, you may vote “For” each of the director nominees or “Withhold” from voting, but you may only vote for no more than three nominees. If you return a properly signed WHITE proxy card with less than three director nominees marked “FOR,” only the marked nominees will be voted; if you vote “FOR” more than three nominees on your WHITE proxy card, no votes will be cast with respect to the election of directors. For Proposals 2, 3 and 4, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are described below, based upon your form of ownership.

PLEASE NOTE THAT THIS YEAR, YOUR WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM, AS APPLICABLE, LOOKS DIFFERENT. PROXY RULES REQUIRE THE COMPANY’S WHITE PROXY CARD TO LIST THE BARINGTON NOMINEES IN ADDITION TO THE BOARD’S NOMINEES. PLEASE MARK YOUR WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM CAREFULLY AND VOTE FOR ONLY THE THREE NOMINEES AND THE PROPOSALS RECOMMENDED BY THE BOARD.

Regardless of whether you plan to attend the virtual-only Annual Meeting, we urge you to vote your shares as soon as possible.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote “in person” at the virtual Annual Meeting. If you do not wish to vote at the Annual Meeting or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed WHITE proxy card, vote by proxy on the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•	To vote by proxy using the enclosed WHITE proxy card, complete, sign and date your WHITE proxy card and return it promptly in the envelope provided.

•	To vote by proxy on the Internet or over the telephone, follow the instructions on your WHITE proxy card.

Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a WHITE proxy card and voting instructions with these proxy materials from that organization rather than from the Company. To ensure that your vote is counted, simply complete and mail the WHITE voting instruction form or, if provided by your agent, follow the instructions for submitting your voting instructions through the Internet or by telephone. If you are a beneficial owner of our shares, the availability of telephone and Internet voting will depend on the voting process of the broker or nominee. To vote “in person” at the Annual Meeting, you must obtain a valid legal proxy from your broker, bank or other agent in whose name the shares are registered. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy. Because of the contested nature of the election, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to any of the proposals. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed WHITE voting instruction form, to vote your shares in line with the Board’s recommendations on the WHITE voting instruction form.

The Board urges you to disregard any materials and NOT to sign, return or vote using any gold proxy card sent to you by or on behalf of Barington. Voting to “WITHHOLD” with respect to any of the Barington Nominees on a gold proxy card sent to you by Barington is not the same as voting for our director nominees, because a vote to “WITHHOLD” with respect to any of the Barington Nominees on Barington’s gold proxy card will revoke any WHITE proxy you may have previously submitted. To support our director nominees, you should vote “FOR” all of our director nominees and “WITHHOLD” on the Barington Nominees on the WHITE proxy card.

If you have already voted using a proxy card sent to you by Barington, you can revoke it by: (i) executing and delivering the WHITE proxy card or voting instruction form, (ii) voting via the Internet using the Internet address on the WHITE proxy card or voting instruction form, (iii) voting by telephone using the toll-free number on the WHITE proxy card or voting instruction form or (iv) voting “in person” at the virtual Annual Meeting. Only your latest dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described herein.

If you are a beneficial owner of our shares, the availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

If you have any questions or require any assistance with voting your shares, please call our proxy solicitor:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

(888) 755-7097

13.	How many votes do I have?

On each matter to be voted upon, holders of Common Stock will have one vote for each share of Common Stock they owned as of the close of business on December 31, 2024, the record date for the Annual Meeting. As provided in the Company’s Restated Articles of Incorporation, cumulative voting is not applicable to the election of directors.

14.	Who is paying for this proxy solicitation?

We will bear the cost of soliciting proxies for the Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding shares of the Company’s Common Stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we will reimburse them for their reasonable expenses in doing so. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

As a result of the potential proxy solicitation by Barington, we will incur additional costs in connection with our solicitation of proxies. We have hired Georgeson LLC (“Georgeson”) to assist us in soliciting proxies for a fee estimated to be $220,000. Georgeson expects that approximately 15 of its associates will assist in the solicitation. In addition, the Company has agreed to indemnify Georgeson against certain losses arising out of, or relating to, the engagement. The aggregate expenses incurred by the Company to date in furtherance of, or in connection with, the solicitation are approximately $0.4 million. We anticipate that our total expenditures will be approximately $0.9 million to $1.0 million. The actual amount of expenditures could be higher or lower depending upon the facts and circumstances arising in connection with this solicitation.

Other than persons described in this Proxy Statement, no general class of employee of the Company will be employed to solicit shareholders in connection with this proxy solicitation. However, in the course of their regular duties, our employees, officers and directors may be asked to perform clerical or ministerial tasks in furtherance of the solicitation. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. Appendix A sets forth information relating to certain of the Company’s directors, director nominees and certain executive officers and employees who are considered “participants” in the Company’s solicitation under the rules of the SEC by reason of their position as directors of the Company or because they may be soliciting proxies on the Company’s behalf.

15.	Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy in any one of the following ways:

•

If you submit your proxy over the Internet, by telephone or by mail, you may change your voting instructions by subsequently properly submitting a new WHITE proxy card or voting by proxy on the Internet or over the telephone, follow the instructions on your WHITE proxy card. Notices of revocation of proxies delivered by mail must be delivered to the Company’s principal offices at Two NorthShore Center, Pittsburgh, PA 15212-5851, Attention: Steven F. Nicola, Chief Financial Officer and Secretary. Only your most recent proxy will be exercised and all others will be disregarded, regardless of the method by which the proxies were authorized.

•

You may also revoke your earlier proxy by voting “in person” at the virtual Annual Meeting. Your attendance at the virtual Annual Meeting “in person” will not cause your previously granted proxy to be revoked unless you specifically so request.

If you hold your shares in “street name,” you should follow the instructions provided by your bank, broker or other nominee to revoke your proxy. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

Votes will be counted by the judge of election appointed for the Annual Meeting.

16.	How are my shares voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a shareholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted according to the recommendations of the Board of Directors as follows:

•	FOR the election of Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman to serve as directors in the Class of 2028 as recommended by the Board of Directors;

•	FOR the adoption of the Second Amended and Restated 2017 Equity Incentive Plan;

•	FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025; and

•	FOR an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers.

This authorization would exist, for example, if a shareholder of record merely signs, dates and returns the WHITE proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.

If your shares are held in street name, see “What is a broker non-vote?” below regarding the ability of brokers, banks and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.

17.	What is a broker non-vote?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when a broker submits a proxy for the Annual Meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. To the extent that Barington provides a gold proxy card or voting instruction form to shareholders who hold their shares in street name, all of the proposals presented at the Annual Meeting will be considered “non-routine” matters, and brokers will not have discretionary voting authority to vote on any of the proposals presented at the Annual Meeting. If, however, Barington does not provide a gold proxy card or voting instruction form to shareholders who hold their shares in street name, then Proposal 3 would be considered to be a routine matter, and your broker, bank or other nominee would be able to vote upon the matter if you do not provide them with specific voting instructions. However, in that event, it is possible that a broker may choose not to exercise discretionary authority with respect to Proposal 3. In that case, if you do not instruct your broker how to vote with respect to Proposal 3, your broker may not vote with respect to such proposal. Therefore, we encourage you to instruct your broker, bank, or other nominee to vote your shares by executing and returning the enclosed WHITE proxy card or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card.

18.	What are the voting requirements that apply to the proposal discussed in this Proxy Statement?

Proposals	Vote Required	Discretionary Voting Allowed?
Election of three directors of the Company for a term of three years (Proposal 1)	Plurality of votes cast	No

Approval of the adoption of the Second Amended and Restated 2017 Equity Incentive Plan (Proposal 2)	Majority of votes cast	No

Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025 (Proposal 3)	Majority of votes cast	See below

Advisory (non-binding) vote to approve the executive compensation of the Company’s named executive officers (Proposal 4)	Majority of votes cast*	No

Proposal 1: Election of three directors of the Company for a term of three years

As a result of Barington notifying the Company of its intent to nominate candidates for election as directors at the Annual Meeting, the election of directors will be considered a contested election and, as provided under Section 1758(b)(2) of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), the nominees for election as directors receiving the highest number of votes cast shall be elected, which we refer to as the “plurality of votes cast,” with regard to the election of a directors. A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be considered to have been voted for the director nominee. Broker non-votes will also not be considered to have been voted for any director nominee.

Proposal 2: Approval of the adoption of the Second Amended and Restated 2017 Equity Incentive Plan

The proposal to adopt the Second Amended and Restated 2017 Equity Incentive will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal, which we refer to as a “majority of votes cast.” If you vote “ABSTAIN” on this proposal via a properly executed WHITE proxy card, the Internet or telephone, your vote will not be counted as cast “FOR” or “AGAINST” this proposal. Broker non-votes likewise will not be treated as cast “FOR” or “AGAINST” this proposal. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

Proposal 3: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025

Shareholder ratification of the appointment of our independent registered public accounting firm is not required, but the Board of Directors is submitting the appointment of Ernst & Young LLP for ratification in order to obtain the views of our shareholders. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. If you submit a properly executed WHITE proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast “FOR” or “AGAINST” this proposal. Because Barington has initiated a proxy contest, broker non-votes likewise will not be treated as cast “FOR” or “AGAINST” this proposal. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved. If, however, Barington does not provide a gold proxy card or voting instruction form to shareholders who hold their shares in street name, then Proposal 3 would be considered to be a routine matter, and your broker, bank or other nominee would be able to vote upon the matter if you do not provide them with specific voting instructions. See “What is a broker non-vote?”

If the appointment of Ernst & Young LLP is not ratified, the selection of an alternative independent registered accounting firm will be considered by the Audit Committee; provided, further, however, even if the shareholders do ratify the selection of Ernst & Young LLP, the Audit Committee reserves the right, at any time, to designate and retain a different independent registered public accounting firm to audit the records of the Company for the year ended September 30, 2025.

Proposal 4: Advisory (non-binding) vote to approve the executive compensation of the Company’s named executive officers

The compensation of the Company’s named executive officers as described in this Proxy Statement will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” The proposal. If you vote “ABSTAIN” on this proposal via a properly executed WHITE proxy card, the Internet or telephone, your vote will not be counted as cast “FOR” or “AGAINST” this proposal. Broker non-votes likewise will not be treated as cast “FOR” or “AGAINST” this proposal. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

*

Although the vote on Proposal 4 is advisory and non-binding, as provided by law, the Board will review the results of the vote and, consistent with our record of shareholder engagement, will consider the results in making future decisions concerning executive compensation.

19.	What is the effect of abstentions and broker non-votes?

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as “votes cast” either in favor of or against a particular proposal. To the extent broker non-votes arise in the limited circumstances noted above, such broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as “votes cast” either in favor of or against a particular proposal.

20.

How will my proxy be voted if I vote for one or more of Barington’s nominees and Barington subsequently abandons the solicitation or fails to comply with the requirements of SEC Rule 14a-19 or the Company’s bylaws?

If you do not revoke a proxy given in favor of one or more of Barington’s nominees prior to the Annual Meeting and Barington abandons its solicitation or fails to comply with the requirements of SEC Rule 14a-19 or the Company’s bylaws (by, for example, failing to solicit the requisite number of holders of the Company’s outstanding Common Stock), proxies solicited for Barington’s nominees will not be counted for purposes of determining whether there is a quorum at the Annual Meeting and will not be considered to have been voted for the director nominee(s). The Board of Directors does NOT endorse the election of the Barington Nominees and urges you to vote “FOR” only the nominees recommended by the Board of Directors. You can best support the Board of Directors’ recommendations by following the instructions on the WHITE proxy card to vote ONLY “FOR” the Board of Directors’ recommended nominees and proposals and “WITHHOLD”

on all other nominees in accordance with the Board of Directors’ recommendations. If you have previously signed a proxy card sent indicating a vote for the Barington Nominees, you may change your vote to vote ONLY for the Board of Directors’ recommended nominees by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting via the Internet or by telephone by following the instructions on your WHITE proxy card, and, in each case, voting only for the Board of Directors’ nominees.

21.	What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. The holders of a majority of the shares entitled to be voted upon any proposal to be considered at the virtual Annual Meeting, present in person or by proxy, constitutes a quorum. At the close of business on December 31, 2024, the record date, there were 30,968,686 shares of Common Stock outstanding. Thus, a total of 30,968,686 shares are entitled to vote at the Annual Meeting and holders of Common Stock representing at least 15,484,344 votes must be represented at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid legal proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. “Withhold” votes, abstentions and broker non-votes will be counted towards the quorum requirement. If the Annual Meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to such time and place as they may determine but, those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing Directors.

22.	Who will count the votes and serve as independent judge of elections?

The Company has retained First Coast Results, Inc. (“First Coast”) to serve as independent judge of election. In such capacity, First Coast will count, tabulate and certify votes at the Annual Meeting.

23.	Do the Company’s officers and directors have any interest in any of the matters to be acted upon at the Annual Meeting?

Terry L. Dunlap and Alvaro Garcia-Tunon each has an interest in Proposal 1—Election of Directors, as each of Mr. Dunlap and Mr. Garcia-Tunon is currently a member of the Board of Directors. Our executive officers have an interest in Proposal 2—Approval of the adoption of the Second Amended and Restated 2017 Equity Incentive Plan, as shares utilized for equity compensation for some of our executive officers are, or may be in the future, subject to this vote. Members of the Board and our executive officers do not have any interest in Proposal 3—Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2025. Our executive officers have an interest in Proposal 4—Advisory (non-binding) vote to approve the executive compensation of the Company’s named executive officers, as compensation for some of our executive officers is subject to this vote.

24.	Is the Company’s Annual Report on Form 10-K part of the proxy materials?

The Company’s Fiscal Year 2024 Annual Report on Form 10-K accompanies this Proxy Statement. This document constitutes the Company’s Fiscal Year 2024 Annual Report to Shareholders, and is being mailed to all shareholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Fiscal Year 2024 Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.

25.	How can I access the Company’s proxy materials?

This Proxy Statement and the accompanying WHITE proxy card are being sent and made available to shareholders on or about January 7, 2025. A copy of the Company’s Annual Report for fiscal year 2024 will be mailed with this Proxy Statement and is available online at www.matw.com/investors/sec-filings.

26.	Where can I find more information about the Barington Nominees?

Barington’s proxy statement is required to include certain information about the Barington Nominees, including information concerning material proceedings in which the Barington Nominees are adverse to the Company or have an interest adverse to the Company, biographical information, arrangements with the Barington Nominees pursuant to which they were selected as director nominees, transactions between the Company and the Barington Nominees, and information concerning the independence of the Barington Nominees. You may access Barington’s proxy solicitation materials and other relevant documents, without cost, via the SEC’s website at www.sec.gov. We are not responsible for the accuracy of any information provided by or relating to Barington or the Barington Nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Barington or any other statements that Barington may otherwise make.

27.	How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in the Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

BACKGROUND TO THE SOLICITATION

The summary below details the significant contacts between the Company and Barington beginning in the fall of 2022 through the date of this proxy statement. Barington previously sought to place James A. Mitarotonda, the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., Javier Perez and Lisa Pollina, on the Board starting in December 2022. Ultimately, the parties entered into the Settlement Agreement (as defined below) and Barington withdrew the nominations. The summary below includes a very brief description of events surrounding the prior nominations as well as the events during the term of the Settlement Agreement and focuses in more detail on the events in the current proxy contest. This summary does not purport to catalogue every conversation of or between members of the Board, the Company’s management and the Company’s advisors, on the one hand, and representatives of Barington and its advisors relating to Barington’s solicitation, on the other hand.

2023 Annual Meeting (as defined below)

In the fall of 2022, the Governance and Sustainability Committee and the Board continued its work to refresh the Board with directors and retained a third-party national search firm to advise the Governance and Sustainability Committee with identifying and retaining such directors (the “Director Refreshment Initiative”).

On December 4, 2022, Barington Companies Equity Partners, L.P. (“Barington Equity”) submitted a letter to the Company regarding a Notice of Intention to Nominate Persons for Election as Directors at the 2023 Annual Meeting of Stockholders of the Company (including any related materials, demands or notices, the “2023 Nomination Letter”), notifying the Company of its intent to nominate James A. Mitarotonda, Javier Perez and Lisa Pollina for election to the Board of Directors at the 2023 annual meeting of shareholders of the Company (including any adjournment or postponement thereof, the “2023 Annual Meeting”).

On December 15, 2022, the Governance and Sustainability Committee met to discuss the nominees set forth in the 2023 Nomination Letter and instructed Mr. Bartolacci and Mr. Walters to coordinate interviews for such nominees. The Governance and Sustainability Committee also assessed the process for considering such nominees and considered the qualifications of the class of 2023 for re-nomination, as well as the nominees set forth in the 2023 Nomination Letter. The Governance and Sustainability Committee also retained a national professional search firm to support its candidate diligence process.

On the afternoon of December 15, 2022, Mr. Bartolacci and Mr. Mitarotonda discussed Barington Equity making its nominees available for interviews with the Governance and Sustainability Committee.

On December 16, 2022, the Governance and Sustainability Committee instructed Mr. Walters to schedule interviews with the candidates set forth in the 2023 Nomination Letter as well as other candidates identified by the Governance and Sustainability Committee.

Between December 20-21, 2022, the Governance and Sustainability Committee interviewed the candidates identified in the 2023 Nomination Letter, Mr. Mitarotonda and Ms. Pollina, as well as Aleta Richards, a director candidate identified as part of the Director Refreshment Initiative, and Francis Wlodarczyk, another director candidate identified as part of the Director Refreshment Initiative. Despite the Company’s best efforts and multiple attempts to schedule an interview with Mr. Perez, travel and other scheduling conflicts for Mr. Perez caused him to be unavailable to interview with the Governance and Sustainability Committee. Mr. Perez instead provided written responses to the questions presented by the Governance and Sustainability Committee.

On December 22, 2022, the Governance and Sustainability Committee met to consider the qualifications of each of the candidates who were interviewed by the Governance and Sustainability Committee or responded to questions from the Governance and Sustainability Committee. Based on a review of each candidate’s qualifications, the Governance and Sustainability Committee believed that Dr. Richards and Mr. Wlodarczyk were the most qualified candidates to support the then-current needs of the Company and the Board of Directors. The Governance and Sustainability Committee discussed alternative slates of nominations, but did not make any recommendations while due diligence was being conducted by a national professional search firm. The Governance and Sustainability Committee instructed Mr. Bartolacci to speak with Mr. Mitarotonda regarding the results of the interviews and provide updates to the members of the Governance and Sustainability Committee.

On December 26, 2022, during a phone call between Mr. Bartolacci and Mr. Mitarotonda, Mr. Mitarotonda accepted, on behalf of Barington, an offer to serve as an advisor to the Company, and for Barington Equity to withdraw its nomination for the 2023 Annual Meeting. On the same day, Mr. Walters discussed with Peter Smith, outside legal counsel for Barington, the terms of such proposed consulting agreement.

On December 27, 2022, during a meeting of the Governance and Sustainability Committee, Mr. Bartolacci and Mr. Walters updated the Governance and Sustainability Committee regarding their conversations with Mr. Mitarotonda and Mr. Smith the previous day. The Governance and Sustainability Committee instructed management to finalize the proposed consulting agreement and prepare a preliminary proxy statement in the event the agreement could not be finalized. The Governance and Sustainability Committee also considered the slate of nominees in light of the Board’s succession plan.

On December 30, 2022, the Company, Barington Equity, Barington Capital Group, L.P. and Barington Companies Management, LLC (“BCM” and, collectively, the “Barington Group”) entered into an agreement (the “Settlement Agreement”) whereby (a) Barington irrevocably withdrew the 2023 Nomination Letter, agreed not to nominate any person for election to the Board of Directors at the 2023 Annual Meeting, and agreed not to take any further action with respect to the 2023 Nomination Letter or otherwise related to the 2023 Annual Meeting, (b) until the termination of the Settlement Agreement (the “Term”), Barington agreed to (i) cause to be present for quorum purposes all voting securities beneficially owned, directly or indirectly, by the Barington Group or any of its affiliates or associates (the “Barington Shares”), and (ii) cause the Barington Shares to be voted on the Company’s proxy card (A) in favor of the election of all of the director nominees recommended for election to the Board by the Board and against any director nominees recommended for election to the Board by Shareholders and not by the Board, (B) to ratify the appointment of the Company’s independent registered public accounting firm, (C) in any manner the Barington Group desires with respect to any proposals pertaining to a merger, consolidation, business combination or other business transaction, an amendment of the Company’s Restated Articles of Incorporation or Amended and Restated By-laws, or any other fundamental change to or with respect to the Company and (D) in accordance with the Board’s recommendation on all other proposals; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to a proposal by the Company or by Shareholders (other than proposals relating to the election of directors), Barington shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation, (c) the Company appointed BCM as a consultant to the Company during the Term, to advise the Company from time to time with respect to the Company’s business, operations, strategic and financial matters, corporate governance, the composition of the Board and potential candidates for nomination to the Board, (d) the Company agreed to meet with Mr. Mitarotonda, the chief executive officer of BCM, at least four times during each period prior to the date on which notice of nominations for the next annual meeting of shareholders was due during the term of the Settlement Agreement, and (e) the Company agreed to pay BCM a fee of $19,167 during each month of the term and reimburse BCM for the out of pocket costs and expenses of Mr. Mitarotonda to travel to any meetings with the Company. The Settlement Agreement also contained customary terms related to non-disclosure, standstill and non-disparagement.

On February 16, 2023, at the 2023 Annual Meeting, Dr. Richards, a new director candidate identified as part of the Director Refreshment Initiative, was elected to the Board (among other directors).

Events Subsequent to the 2023 Annual Meeting

On September 26, 2023, Mr. Mitarotonda delivered a presentation to the Board, noting that the Company generates cash and, in his view, from a management perspective, is well run. Mr. Mitarotonda also expressed his views on capital allocation and strategic alternatives with respect to the Company’s portfolio of businesses. Members of the Board noted that Mr. Mitarotonda’s suggestions were consistent with the Board’s preexisting strategy.

On October 11, 2023, Mr. Bartolacci offered to extend the Settlement Agreement during a call with Mr. Mitarotonda and Mr. Walters. Mr. Mitarotonda accepted and offered to find ways to be more helpful to the Company.

On October 18, 2023, Matthews and Barington agreed to extend the Settlement Agreement, allowing Mr. Mitarotonda to continue to meet with the Company’s business leaders on a quarterly basis.

On April 18, 2024, Mr. Mitarotonda attended a call with Alvaro Garcia-Tunon, the Chairman of the Board of Directors, and Mr. Walters during which Mr. Mitarotonda expressed his views that the Company should pursue a change in management, the Company’s historic merger and acquisition activity has not succeeded in adding value for shareholders, and stated that Barington would not extend the Settlement Agreement so that Barington could nominate a slate of directors. Mr. Garcia-Tunon expressed his view that the stock was being undervalued, but expressed support for the Company’s leadership. Mr. Garcia-Tunon indicated that he would share Mr. Mitarotonda’s views with the Board at its next meeting.

On April 23, 2024, Matthews appointed Mr. Wlodarczyk, a director candidate identified as part of the Director Refreshment Initiative, to the Board.

On October 15, 2024, Mr. Mitarotonda, Mr. Bartolacci and the Company’s representative, Mr. Alfredo Porretti, Managing Director and Global Co-Head of Shareholder Engagement and M&A Capital Markets at J.P. Morgan, met to discuss Barington’s engagement with the Company and, specifically, the Company’s interest in entering into a non-disclosure agreement with Mr. Mitarotonda to permit the Company to discuss various strategies for its portfolio of businesses. Mr. Mitarotonda declined to enter into the non-disclosure agreement.

On October 18, 2024, the Company and Barington agreed to the termination of the Settlement Agreement at the end of the current term.

Over the two year term of the Settlement Agreement, the Board and management maintained an open dialogue with Mr. Mitarotonda and the Barington Group, having no less than 25 meaningful interactions, meeting, in the opinion of the Board and management, all requests for time with the Board and management and providing Mr. Mitarotonda with opportunities to present to the full Board, which he did on September 26, 2023, and members of management, which he did on numerous occasions. During this time, members of the Board and management engaged with Mr. Mitarotonda, and answered questions regarding the business. On various occasions Mr. Mitarotonda was complimentary of the business and its management team.

On October 31, 2024, following months of discussions that were already underway with respect to the Company’s portfolio of businesses, Matthews formally engaged J.P. Morgan Securities LLC to explore strategic alternatives.

On November 15 and December 2, 2024, Mr. Mitarotonda cancelled the quarterly meeting between Barington and the Company’s executive business leaders.

On November 18, 2024, the Governance and Sustainability Committee discussed and assessed the experience, qualifications, skills and other attributes of each of Messrs. Dunlap, Garcia-Tunon and Nauman, the proposed nominees for election at the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) of the Company. Following its review, the Governance and Sustainability Committee unanimously recommended each of Mr. Dunlap, Mr. Garcia-Tunon and Mr. Nauman to the Board as director nominees for election by the Company’s shareholders at the 2025 Annual Meeting.

On November 20, 2024, the Board met to review the experience, skills, qualifications and other attributes of each of Messrs. Dunlap, Garcia-Tunon and Nauman, and the recommendation of the Governance and Sustainability Committee relating to the Company’s director nominees for election by the Company’s shareholders at the 2025 Annual Meeting. Following discussion, and its analysis of the experience, qualifications, skills and other attributes of each of Messrs. Dunlap, Garcia-Tunon and Nauman, the Board determined that it was in the best interests of the Company and its shareholders to nominate Messrs. Dunlap, Garcia-Tunon and Nauman as director nominees for election at the 2025 Annual Meeting.

On November 21, 2024, Matthews publicly announced its engagement of J.P. Morgan Securities LLC to explore strategic alternatives with respect to its portfolio of businesses on its fourth quarter earnings call.

On November 27, 2024, Barington Equity submitted to the Company a Notice of Shareholder Nomination of Individuals for Election as Directors at the 2025 Annual Meeting (the “2025 Nomination Letter”), which included the nomination of Ana B. Amicarella, Chan W. Galbato and James A. Mitarotonda for election as members of the Class of 2028 at the 2025 Annual Meeting (the “Barington Nominees”). Election of the Barington Nominees at the 2025 Annual Meeting would result in the removal of the Chairman of the Board. Barington Equity also reserved the right to withdraw certain or all of the Barington Nominees and to nominate additional nominees for election to the Board of Directors at the 2025 Annual Meeting. Barington Equity noted that such additional nominations made pursuant to the preceding sentence are without prejudice to Barington Equity’s position and that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve constitutes an unlawful manipulation of the Company’s corporate machinery. In the 2025 Nomination Letter, Barington Equity reserved the right to challenge any action that may be taken by the Company that would have the effect of enjoining Barington from nominating any of the Barington Nominees at the 2025 Annual Meeting or that would conflict with or have the effect of invalidating any portion of the 2025 Nomination Letter. Notwithstanding the statements made by Barington Capital, the Company reserves its rights to effect such actions permitted under applicable law that the Board believes to be in the best interests of the Company. Other than the termination of the Settlement Agreement, Mr. Mitarotonda and Barington did not (i) engage in any meaningful discussions with the Company regarding the 2025 Annual Meeting nominations or (ii) present any new or constructive ways to improve the Company or strategic ideas the Company should explore prior to submission of the 2025 Nomination letter.

On December 6, 2024, Barington Equity sent a demand letter to Mr. Nicola requesting, pursuant to Section 1508 of the Pennsylvania Business Corporation Law (the “PBCL”), certain information regarding the Company and its shareholders.

On December 9, 2024, the Governance and Sustainability Committee met with Jones Day, legal counsel for the Company, and J.P. Morgan, financial advisor to the Company, to consider the 2025 Nomination Letter and agreed to interview each of the Barington Nominees, in keeping with its process in the ordinary course to evaluate the experience, skills, qualifications and other attributes of candidates for service on the Board.

On December 10, 2024, Barington issued a press release announcing that it had sent a letter to Mr. Garcia-Tunon in his capacity as Chairman of the Board (the “Chairman Letter”). The press release and Chairman Letter summarize Barington’s beliefs regarding the Company’s leadership and its proposals for the Company. The same day, the Company responded to Barington’s press release and Chairman Letter in a press release that summarized the Company’s results, which it believes reflect solid performance by its core businesses and demonstrate the resilience of its team in the face of a challenging market environment. The Company’s press release reviewed the fundamentals of the Company’s businesses and highlighted initiatives that the Company has completed or has undertaken that the Company believes will drive long-term value for the Company and its shareholders, many of which the Company believes (i) address the points raised by Barington in its press release and Chairman Letter and (ii) implement the initiatives that the Company had discussed with Mr. Mitarotonda as underway or in process over the past two years.

On December 13, 2024, Jones Day, legal counsel for the Company, responded to Barington Equity acknowledging receipt of Barington Equity’s demand pursuant to Section 1508 of the PBCL and stating that the Company would comply with the requests in the demand letter once Barington Equity agreed to customary confidentiality and expense reimbursement arrangements.

On December 18, 2024, the Governance and Sustainability Committee, with the exception of Mr. Dunlap who recused himself given that he is standing for election at the 2025 Annual Meeting, conducted comprehensive interviews with each of the Barington Nominees. The Governance and Sustainability Committee asked the Barington Nominees questions regarding their background, experience and business thesis for the Company. In addition to the interviews, the Governance and Sustainability Committee also reviewed various materials pertaining to each of the nominees’ background, skills and qualifications, including the information provided by Barington Equity in connection with its nomination of the Barington Nominees.

On and subsequent to December 18, 2024, the Governance and Sustainability Committee discussed and assessed the experience, qualifications, skills and other attributes of each of the Barington Nominees. The Governance and Sustainability Committee members noted, among other things, that none of the Barington Nominees have a business background in the Company’s businesses, each of Ms. Amicarella and Mr. Galbato acknowledged during their interviews that they had no knowledge of Matthews prior to their nomination and Mr. Mitarotonda is well known to the Company, the Board and management. Following such discussions and based on the Governance and Sustainability Committee’s interviews, its review of materials provided by the Barington Nominees and its analysis of the experience, qualifications, skills and other attributes of the Barington Nominees, the Governance and Sustainability Committee ultimately determined not to recommend any of the Barington Nominees to the Board as director nominees for election by the Company’s shareholders at the 2025 Annual Meeting. Furthermore, the Governance and Sustainability Committee reaffirmed its previous recommendation of each of Mr. Dunlap, Mr. Garcia-Tunon and Mr. Nauman to the Board as director nominees for election by the Company’s shareholders at the 2025 Annual Meeting.

On December 19, 2024, the Barington Group filed its preliminary proxy statement with the SEC.

On December 23, 2024, the Board met with Jones Day, J.P. Morgan and Collected Strategies to discuss the current status of the Barington nominations and discuss next steps. Following the advisor presentation, the Board reviewed the experience, skills, qualifications and other attributes of each of the Barington Nominees and each of Messrs. Dunlap, Garcia-Tunon and Nauman, and the recommendation of the Governance and Sustainability Committee relating to the Company’s director nominees for election by the Company’s shareholders at the 2025 Annual Meeting. Following discussion, and its analysis of the experience, qualifications, skills and other attributes of the potential nominees, the Board agreed with the Governance and Sustainability Committee’s recommendation and determined that it was in the best interests of the Company and its shareholders to nominate Messrs. Dunlap, Garcia-Tunon and Nauman as director nominees for election at the 2025 Annual Meeting.

Also on December 23, 2024, following further communications between Jones Day, legal counsel to the Company, and Olshan Frome Wolosky LLP, legal counsel to Barington Equity, and satisfaction of customary confidentiality and expense reimbursement arrangements, the Company’s proxy solicitor provided Barington Equity with materials pursuant to Section 1508 of the PBCL.

On December 27, 2024, the Company filed a preliminary proxy statement with the SEC.

On January 2, 2025, the Barington Group filed amendment no. 1 to its preliminary proxy statement with the SEC.

On January 3, 2025 and January 6, 2025, the Company’s proxy solicitor provided Barington Equity with additional materials pursuant to its demand pursuant to Section 1508 of the PBCL.

On January 6, 2025, the Company filed amendment no. 1 to its preliminary proxy statement with the SEC.

GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE

This section describes key corporate governance practices that we have adopted. We strive to maintain corporate governance policies and practices that reflect the Board’s commitment to provide oversight with a view to enhancing long-term shareholder value while balancing environmental stewardship, social responsibility and corporate governance with economic growth, including through corporate responsibility, sustainability, environmental policies, human rights policies and diversity and inclusion efforts.

Corporate Governance Practices

The Board has adopted Corporate Governance Guidelines to ensure that directors at all times act in the best interests of the Company and its shareholders, reflecting its proactive approach in applying leading governance practices to its structure. The Governance and Sustainability Committee is responsible for reviewing the Corporate Governance Guidelines on an annual basis and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines may be viewed on our website at www.matw.com/investors under the “Governance Documents” tab in the section entitled “Governance.” These Corporate Governance Guidelines, together with our Restated Articles of Incorporation, Amended and Restated By-laws, and Code of Business Conduct and Ethics (the “Code of Conduct”), provide a framework for the conduct of the Board’s business, including the following practices:

Independent Chairperson of the Board

The Company’s policy as to whether the role of the Chief Executive Officer and Chairperson should be separate is to adopt the practice which best serves Matthews’ needs at any particular time following careful consideration by the Board. The Board has currently determined that an independent, non-employee member should be appointed to serve as Chairperson of the Board. The Board believes that separation of the positions of Chairperson of the Board and Chief Executive Officer, with the appointment of an independent, non-employee director as Chairperson of the Board, strengthens the Company’s corporate governance and enhances the Board’s ability to fulfill its oversight responsibilities. Our President and Chief Executive Officer, Mr. Bartolacci, and Chairperson of the Board, Mr. Garcia-Tunon, work closely in complementary roles. Mr. Bartolacci focuses on day-to-day operations of the Company, and he establishes and executes Matthews’ strategic plan. Mr. Garcia-Tunon leads the Board’s responsibilities for reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions, assessing major risks facing the Company and management, and overseeing succession planning, most notably at the Chief Executive Officer level. Mr. Garcia-Tunon presides over the Board and its Committees as they perform their broad and varied oversight functions. The Board believes that these complementary roles provide the appropriate governance structure for the Company at this time.

Board Access to Management

As set forth in our Corporate Governance Guidelines, directors have full access to officers and key employees of the Company as needed to fulfill their oversight role. While the Board views this practice is essential, directors use their discretion to ensure that access is not disruptive to the business operations of the Company. To that end, management regularly attends each meeting of the Board and are encouraged to schedule presentations to provide additional insight into the items under discussion that may enhance directors’ understanding of key issues affecting the Company’s business and performance.

Director Nomination Matters and Board Refreshment

Except under certain circumstances as set forth in the Amended and Restated By-laws, no person is eligible for nomination as a director or be elected to fill a vacancy on the Board, after reaching 75 years of age. Further, any director that, if nominated, would attain 75 years of age during a term as a director must retire from the Board immediately prior to the next annual meeting of the shareholders.

Since October 2020, the Governance and Sustainability Committee and the Board have worked to refresh the Board of Directors and has retained a third-party national search firm to advise the Governance and Sustainability Committee with identifying and retaining such directors. As a guide, they have worked with management to develop a matrix for use in evaluating potential director candidates and assist in board succession planning. Such matrix includes a number of factors that the Governance and Sustainability Committee and the Board consider important for assessing the qualifications of potential nominees and current directors, utilizing a broad range of criteria, including, but not limited to, background, relevant industry expertise, tenure on the Board, diversity (including knowledge, experience, expertise, gender, race, ethnicity, sexual orientation, culture, thought and geography) and business acumen and experience. In October 2020, the Board appointed Lillian D. Etzkorn to serve as a member of the Board and in February 2023, the Board appointed Aleta W. Richards to serve as a director following a nationwide search conducted by a third-party firm. Further, in April 2024, the Board appointed Francis S. Wlodarczyk following a consulting period, during which Mr. Wlodarczyk demonstrated his extensive knowledge of global manufacturing industries, and in particular the automation industry, which the Board has identified as a growth opportunity for the Company. As set forth in this Proxy Statement, the Board has also nominated J. Michael Nauman to serve as a director in the Class of 2028. Mr. Nauman was identified as a well-qualified candidate based on a nationwide search conducted by a third-party firm.

The Governance and Sustainability Committee and Board will consider any candidate for nominee as a director that is properly submitted by a shareholder in accordance with our Restated Articles of Incorporation and Amended and Restated By-laws and does not maintain a policy with regard to such nominations distinct from such requirements. In addition, the Board has ensured that shareholders have ample opportunity to propose nominees for director seats pursuant to the Company’s governing documents.

Policy Against Overboarding

Under the Corporate Governance Guidelines, it is expected that no director will participate on more than three public company boards or four boards in total, including private company boards, unless otherwise specifically approved by the Governance and Sustainability Committee. In addition, it is expected that no director who serves as an executive officer (other than executive chair) of any public company will participate on more than one external public company board. Any director who is considering accepting an invitation to join the board of directors of any other corporation (whether publicly or privately held) must notify the Chief Executive Officer and the Chair of the Governance and Sustainability Committee prior to accepting such invitation to enable the Governance and Sustainability Committee to determine whether there is an “interlocking relationship” or other conflict.

Director Education

The Company is committed to providing an initial orientation to board service with Matthews to new directors, followed by continuing updates covering such operational, financial, accounting and legal issues and environmental, social and corporate governance matters as may be appropriate given each Board member’s background, experience and education. As an ongoing aspect of their service, directors are encouraged to propose supplemental educational activities that they view appropriate, including visits to Company facilities, meetings with Company officers, and supplemental information affecting the Company or their role as a director. In addition, the Company regularly retains third party advisors to present to directors on various topics relevant to the business of Matthews, including emerging technologies, and pertinent to public company governance, as a whole. During 2024, such presentations included presentations on cybersecurity, artificial intelligence and a data breach exercise.

In addition, the Board employs a series of governance practices that it believes foster effective Board oversight and accountability to shareholders. These practices include:

•	Single class of outstanding shares of common stock with equal voting rights;

•	Executive and director stock ownership guidelines to align interests with our shareholders;

•	Regular executive sessions without management in order to promote open discussion among the independent directors;

•	Annual performance evaluations of the Board and each of its standing Committees, as well as peer feedback for individual directors;

•	Access to and engagement of outside advisors and consultants to assist the Board and the Committees in the performance of their duties, as appropriate; and

•	Engagement with shareholders regarding governance practices and other matters.

Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by Pennsylvania statute, government regulations, court decisions and the Company’s organizational documents. Generally, the Board reviews and confirms the overarching objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors the Company’s performance in key results areas. The Board also has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The full Board regularly reviews enterprise-wide risk management, which includes risks in the areas of compliance, operations, strategy, reporting, treasury, enterprise value, and insurable risks. In addition, each Board committee plays a significant role in carrying out the risk oversight function. The executive committee of the Board (the “Executive Committee”) assists in monitoring and assessing relevant risks between the times at which the full Board convenes. The governance and sustainability committee of the Board (the “Governance and Sustainability Committee”) oversees risks related to corporate governance, ethics and environmental, social, and governance (“ESG”) considerations. The audit committee of the Board (the “Audit Committee”) oversees risks related to financial reporting and control; environmental and health matters; management policies and guidelines; legal claims and issues; anti-corruption and regulatory compliance; cybersecurity; and information technology. The finance committee of the Board (the “Finance Committee”) oversees the Company’s financial policies, strategies and capital structure. The compensation committee of the Board (the “Compensation Committee”) oversees risks related to human resources, succession planning and compensation. The Mergers and Acquisitions Review Committee of the Board (the “M&A Review Committee”) provides oversight of integration planning and implementation of the Company’s significant acquisitions on an as-needed basis.

Board Composition and Corporate Governance

The Restated Articles of Incorporation of the Company provide that the Board has authority to set the number of directors constituting the full Board, provided that such number shall not be less than five or more than fifteen. Until further action, the Board has fixed the number of directors constituting the full Board at eleven. From time to time, the Board reassesses the number of directors constituting the full Board and, in anticipation of future retirements or other changes in the composition of the Board, may consider expanding or contracting the size of the Board. Pursuant to the Company’s Restated Articles of Incorporation, the Board is divided into three classes. The terms of office of the three classes of directors end in successive years.

After reviewing the independence standards contained in the listing requirements for the Nasdaq Global Select Market (“Nasdaq”), the Board of Directors has determined that each of its directors is independent under these standards, other than Joseph C. Bartolacci, the Company’s President and Chief Executive Officer and Gregory S. Babe, the Company’s Chief Technology Officer and Group President, Industrial Technologies.

The Company’s Corporate Governance Guidelines provide that an employee member must offer to submit his or her letter of resignation as a director upon his or her retirement or termination of employment, and if such offer is accepted, such employee member can remain on the Board for a period of no longer than one year following retirement from, or termination of, employment with the Company. Additionally, the Company’s Corporate Governance Guidelines provide that any director must offer to submit his or her letter of resignation as a director upon a change in principal occupation that differs from that which they were engaged and elected to the Board. The Board, with input from the Governance and Sustainability Committee and the Chief Executive Officer, will consider whether to accept such offer. Further, the Company’s Amended and Restated By-laws and Corporate Governance Guidelines provide that no person may be eligible for nomination, nor elected to fill a vacancy on the Board of Directors, after attaining 75 years of age, and any director that, if nominated, would attain 75 years of age during such term as a director, shall retire from the Board of Directors immediately prior to the next annual meeting of the shareholders following such director attaining 75 years of age.

The Board of Directors has also implemented a director resignation policy under the Company’s Corporate Governance Guidelines. The director resignation policy requires each nominee to the Board of Directors, prior to any election of directors, to submit a conditional resignation to the Board of Directors in connection with such nominee’s nomination. In the event a nominee fails to receive the vote of at least a majority of the votes cast in an uncontested election, such director is required under the Company’s Corporate Governance Guidelines to conditionally resign from the Board, and the Governance and Sustainability Committee will make a recommendation to the Board whether to accept or reject the tendered conditional resignation. The Board of Directors must act on the tendered resignation, taking into account the Governance and Sustainability Committee’s recommendation, within 90 days from the date of the certification of the election results. The Board shall promptly disclose its decision regarding the tendered resignation by furnishing a Current Report on Form 8-K to the SEC, including its rationale for accepting or rejecting the tendered resignation. In making their recommendation and decision, the Governance and Sustainability Committee and Board may consider the following factors or other information that it considers appropriate and relevant: (i) the stated reasons, if any, why shareholders withheld their votes; (ii) possible alternatives for curing the underlying cause of the withheld votes; (iii) the director’s qualifications in light of the overall composition of the Board; (iv) the director’s past and expected future contributions to the Board and Company as a whole; (v) potential adverse consequences of accepting the resignation, including failure to comply with any applicable rule or regulation; and (vi) the best interests of the Company and its shareholders. If the Board accepts a director’s tendered resignation, the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board, pursuant to the Amended and Restated By-laws of the Company. If a director’s resignation is not accepted by the Board, such director will continue to serve in accordance with existing Company regulations. Any director whose tendered resignation is being considered shall not participate in the deliberations conducted by the Governance and Sustainability Committee or the Board.

Jerry R. Whitaker will retire from the Board of Directors at the Annual Meeting. The Board of Directors and management of the Company express their sincerest gratitude to Mr. Whitaker for his service on the Board of Directors. Mr. Whitaker’s expertise, leadership and significant contributions have been invaluable to the Company during his tenure as a member of the Board of Directors.

The Board has currently determined that an independent, non-employee member should be appointed to serve as Chairperson of the Board. The Board believes that separation of the positions of Chairperson of the Board and Chief Executive Officer, with the appointment of an independent, non-employee director as Chairperson of the Board, strengthens the Company’s corporate governance and enhances the Board’s ability to fulfill its oversight responsibilities. Alvaro Garcia-Tunon is the Company’s current independent, non-employee Chairperson of the Board.

The Chairperson of the Board and the other independent directors meet at such times as are necessary and generally on the dates of regularly scheduled Board meetings. The independent directors met a total of six times in fiscal 2024.

During fiscal 2024, there were six regularly scheduled meetings. In addition, the full Board of Directors at least 12 informal sessions throughout fiscal 2024 to secure timely updates regarding various initiatives being led by management and to ask questions on relevant matters impacting the Company.

Board Committees

There are six standing committees appointed by the Board: the Executive Committee, the Governance and Sustainability Committee, the Audit Committee, the Finance Committee, the Compensation Committee and the M&A Review Committee. Each Committee has the same power as the Board to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions and respective memberships of the six standing Committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board to exercise all of the powers of the Board during periods between Board meetings, except that the Executive Committee may not elect directors, change the membership of or fill vacancies on the Executive Committee, change the Amended and Restated By-laws of the Company or exercise any authority specifically reserved by the Board. Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company. In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board.

The members of the Executive Committee are currently Alvaro Garcia-Tunon (Chairperson), Katherine E. Dietze, Lillian D. Etzkorn, Morgan K. O’Brien, and Jerry R. Whitaker. The Executive Committee holds meetings at such times as are required. The Executive Committee did not meet in fiscal 2024.

Governance and Sustainability Committee

The principal functions of the Governance and Sustainability Committee are, among other things, to: (1) identify individuals qualified to become members of the Board of Directors; (2) review the qualifications of directors and the composition of the Board of Directors, and recommend to the Board of Directors the director nominees for the next annual meeting of the shareholders; (3) maintain, monitor and recommend to the Board of Directors changes to the Company’s Corporate Governance Guidelines, as necessary; (4) lead the Board of Directors in complying with its Corporate Governance Guidelines; (5) review and make recommendations to the Board of Directors concerning director compensation; and (6) review any related matters required by the federal securities laws or Nasdaq. The Governance and Sustainability Committee is also responsible for the annual evaluations of the performance of the Board of Directors and the Committees of the Board, including individual directors. The Committee is committed to ensuring that: (i) the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company, and (ii) the governance of the Company is in full compliance with applicable law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company. In addition, the Governance and Sustainability Committee oversees, in conjunction with the Audit Committee and the Compensation Committee as determined by the Board, the Company’s sustainability and ESG-related engagement efforts with shareholders, other key stakeholders and proxy advisory firms. From time to time, the Governance and Sustainability Committee has retained the services of a third-party search firm to assist in the identification and evaluation of potential nominees for the Board of Directors. The Governance and Sustainability Committee operates pursuant to a charter and the Company’s Corporate Governance Guidelines, which are available for viewing on the Company’s investor relations website at www.matw.com/investors under the “Governance Documents” tab in the section entitled “Governance.” The Board has determined that all members of the Governance and Sustainability Committee are independent in accordance with the listing standards of Nasdaq. The Governance and Sustainability Committee met six times during fiscal 2024. The current members of the Governance and Sustainability Committee are Jerry R. Whitaker (Chairperson), Katherine E. Dietze, Terry L. Dunlap, and Francis S. Wlodarczyk.

Audit Committee

The principal functions of the Audit Committee are to provide oversight of: (1) the integrity of the Company’s financial statements, reports on internal controls and other of the Company’s financial information; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent registered public accounting firm; (4) enterprise risk, including cybersecurity programs; and (5) the performance of the Company’s internal audit function (including disclosure controls and procedures for internal controls over financial reporting) and independent registered public accounting firm. The Committee is also responsible for the oversight of the Company’s environmental, health, and safety programs. The Audit Committee serves as a vehicle to provide an open avenue of communication between the full Board and the Company’s financial management team and internal audit department, and the independent registered public accounting firm. The Audit Committee is also responsible for appointing the Company’s independent registered public accounting firm and oversees, in conjunction with the Governance and Sustainability Committee and the Compensation Committee as determined by the Board, the Company’s sustainability and ESG-related engagement efforts with shareholders, other key stakeholders and proxy advisory firms. The Audit Committee operates pursuant to a charter, which is available for viewing on the Company’s investor relations website at www.matw.com/investors under the “Governance Documents” tab in the section entitled “Governance.”

All of the Audit Committee members, Lillian D. Etzkorn (Chairperson), Morgan K. O’Brien, Aleta W. Richards, and Francis S. Wlodarczyk have been determined in the Board’s judgment to be independent from the Company and its management within the meaning of regulations of the SEC relating to audit committee independence, Nasdaq regulations and the Company’s Corporate Governance Guidelines. All of the Audit Committee members meet the qualifications of “audit committee financial expert,” as determined by the Board pursuant to SEC regulations; however, Ms. Etzkorn has been designated as the Audit Committee financial expert. During fiscal 2024, the Audit Committee met six times.

Finance Committee

The Finance Committee provides oversight of the Company’s financial policies, strategies and capital structure. The Committee’s principal responsibilities include, among others, reviewing and monitoring of the Company’s: (1) significant capital expenditures; (2) mergers, acquisitions, divestitures, and investments; (3) capital structure, debt and equity offerings; (4) the dividend policy and share repurchase program; (5) risk management strategies for commodity, interest rate, foreign exchange and other financial exposures; and (6) investor relations program. The Committee also provides oversight on employee retirement benefit plan matters and related plan investment management. Ms. Katherine E. Dietze is Chairperson of the Finance Committee. The other members of the Finance Committee are Gregory S. Babe, Jr., David A. Schawk and Lillian D. Etzkorn. The Finance Committee met four times in fiscal 2024.

Compensation Committee

The principal functions of the Compensation Committee, the members of which are Morgan K. O’Brien (Chairperson), Terry L. Dunlap, Aleta W. Richards and David A. Schawk, are to review periodically the suitability of the remuneration arrangements (including benefits) for the Company’s Chief Executive Officer and other members of management of the Company, and to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement. The Compensation Committee also reviews, at least annually, succession plans for the position of Chief Executive Officer and other senior executive positions of the Company. The Committee also addresses matters related to the Company’s human capital management. The Compensation Committee is also responsible for administering the Company’s “clawback” policy, as in effect from time to time. In addition, the Compensation Committee oversees, in conjunction with the Audit Committee and the Governance and Sustainability Committee as determined by the Board, the Company’s sustainability and ESG-related engagement efforts with shareholders, other key stakeholders and proxy advisory firms. The Compensation Committee operates pursuant to a charter, which is available for viewing on the Company’s investor relations website at www.matw.com/investors under the “Governance Documents” tab in the section entitled “Governance.” Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more of its members. In addition, the Compensation Committee may delegate to Company officers or a committee of employees any of its responsibilities with respect to non-equity-based plans.

The Board has determined that all members of the Compensation Committee are independent in accordance with the listing standards of Nasdaq. During fiscal 2024, the Compensation Committee met three times.

M&A Review Committee

The M&A Review Committee provides oversight, on an as-needed basis, of integration planning and implementation for the Company’s significant acquisitions. The members of the M&A Review Committee are Terry L. Dunlap (Chairperson), Joseph Bartolacci, Jerry R. Whitaker, and David A. Schawk. The Committee met four times in fiscal 2024.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Morgan K. O’Brien (Chairperson), Terry L. Dunlap, Aleta W. Richards and David A. Schawk. None of the members of the Compensation Committee have ever been an officer or employee of the Company or any of its subsidiaries, other than David A. Schawk, who served as Group President of SGK Brand Solutions from July 2014 to November 2019. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Board Diversity Matrix

The Board believes it is important to consider diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background and professional experience in evaluating board candidates in order to provide practical insights and diverse perspective.

Immediately following the Annual Meeting, if all of the nominees to the Board of Directors are elected, the following table would show an overview of the diversity of the Company’s eleven directors following the Annual Meeting:

Part I: Gender Identity	Female	Male
Directors	3	8
Part II: Demographic Background
African American or Black	1
Hispanic or Latin		1
White	2	7

The following table provides an overview of the diversity of the Company’s eleven directors as of the mailing of this Proxy Statement.

Part I: Gender Identity	Female	Male
Directors	3	8
Part II: Demographic Background
African American or Black	1
Hispanic or Latin		1
White	2	7

Meeting Attendance

During fiscal 2024, all then-serving directors attended at least 75% of Board and respective Committee meetings.

Although the Company does not have a formal policy with regard to Board members attending the Annual Meeting of the Shareholders, it is customary for the Board members to do so, and, in general, all or most of the Board members have attended annual meetings in the recent past.

Compensation of Directors

Director compensation is determined and administered by the Governance and Sustainability Committee. In performing its duties, the Governance and Sustainability Committee consults with various independent third-party advisors. In fiscal 2024, the Governance and Sustainability Committee consulted with Pay Governance, LLC, an independent executive compensation consulting firm.

Under the Company’s Amended and Restated 2019 Director Fee Plan, for fiscal 2024, each eligible non-employee director received an annual retainer valued at $90,000, which was payable either in cash or in shares of the Company’s Common Stock, as determined by the Governance and Sustainability Committee. If payable in cash, a director may elect to receive the annual retainer in (a) shares of Common Stock or (b) Common Stock credited to a deferred stock account as phantom stock. If the annual retainer is paid in shares of Common Stock, a director may defer the receipt of such Common Stock into a deferred stock account as phantom stock.

Each non-employee director is also eligible to receive an annual stock-based grant in the form of either non-statutory stock options, stock appreciation rights, restricted shares or RSUs. The form and value of the awards are determined by the Governance and Sustainability Committee. The value of the annual grants awarded for fiscal 2024 was $140,000, issued in the form of RSUs, which vest on the second anniversary of the date of the grant.

The non-employee Chairman of the Board received an additional annual retainer fee of $120,000 in fiscal 2024, which was paid in cash. In fiscal 2024, each chairperson of a committee of the Board received an additional $10,000 retainer fee ($17,500 in the case of the Audit Committee chairperson; $12,500 in the case of the Compensation Committee chairperson) for their services as a committee chairperson. In addition, in fiscal 2024, Mr. Dunlap and Mr. Schawk, the non-employee members of the M&A Review Committee, received $1,500 per day of service on the M&A Review Committee. Other than this daily fee with respect to the M&A Review Committee, directors receive no other meeting fees.

The Company does not provide any retirement benefits or perquisites to any of its non-employee directors.

The following table summarizes the director compensation earned by the non-employee directors of the Company for fiscal 2024.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
A. Garcia-Tunon	$210,000	$140,000	$350,000
K.E. Dietze	100,000	140,000	240,000
T.L. Dunlap	106,000	140,000	246,000
L.D. Etzkorn	107,500	140,000	247,500
M.K. O’Brien	102,500	140,000	242,500
A.W. Richards	90,000	140,000	230,000
D.A. Schawk	96,000	140,000	236,000
J.R. Whitaker	100,000	140,000	240,000
F. S. Wlodarczyk (2)	75,000	116,667	191,667

(1)

Amounts in this column reflect the grant date fair value of awards of restricted stock units of Common Stock granted during fiscal 2024 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimates of forfeitures related to service-based vesting conditions are disregarded for purposes of this valuation. There were no forfeitures of restricted awards by any of the directors during fiscal 2024. On March 7, 2024, each of the non-employee directors then serving on the Board were awarded 4,668 restricted stock units with a grant date fair value of $140,000 and on May 14, 2024, Mr. Wlodarczyk was granted a pro-rata award of 3,989 restricted stock units with a grant date fair value of $116,667.

(2)	Mr. Wlodarczyk was appointed to the Board of Directors on April 23, 2024 and received a pro-rata retainer fee payment of $75,000.

Access to Directors

The security holders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Chief Financial Officer and Secretary, at the Company’s principal executive offices. At present, such communications will be directly forwarded to the Board or such particular director, as applicable. The Board has authorized Mr. Nicola, in his discretion, to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the Board.

Environmental, Social, and Governance: Sustainability Matters

Sustainability is a core part of the Company’s business—from the products the Company creates to how the Company impacts the communities in which the Company’s employees live and work. Matthews’ commitment to sustainability is framed through the three pillars of ESG.

The Company takes a multifaceted approach by embedding ESG principles directly into its business strategy, ensuring that sustainability remains integral to the Company’s operations and long-term vision. Matthews actively invests in ESG initiatives to assess and enhance performance across all sectors, while fostering a positive company culture. Part of these efforts include promoting awareness, building skills through learning opportunities, and focusing on key areas such as health and safety, diversity and inclusion, and community engagement. Supporting this work is the ESG global steering committee charged with strategic oversight and prioritizing related initiatives, and for reporting progress to the Board twice annually. Through this comprehensive approach, Matthews ensures sustainability drives both business success and meaningful change.

Matthews’ ESG initiatives focus on the following areas:

Environmental:

•	Electricity and natural gas usage

•	Water usage

•	Hazardous and non-hazardous waste generation

•	Investment in renewable energies

•	Management of fleet fuel efficiency

•	Innovation in technologies to improve business and environmental performance

•	Investment in management systems to externally validate the Company’s performance

Social:

•	Training and upskilling of employees on environmental sustainability, health and safety and diversity and inclusion

•

Execution of a comprehensive, global environmental, health and safety (“EHS”) management system that addresses risks and hazards and works to mitigate them for employees, those working on behalf of the Company, and those living in the communities in which the Company operates

•	Investment in and deployment of a global Diversity and Inclusion (“D&I”) program

•	Investment in community engagement programs and projects through manpower, financial support, and/or charitable giving

Governance:

•	Timely and thorough external reporting through third party certifications on governance issues

•	Regular communication with stakeholders on company activities such as capital investments, Board meetings and processes, and acquisitions

•	Regular validation and communication that the Company is compliant with all local, state, and federal laws in the areas in which they work

Board Oversight on Sustainability Matters

The Board assumes the highest level of sustainability oversight. Matthews’ various ESG and sustainability initiatives are supported by the Audit Committee, Governance and Sustainability Committee, and Compensation Committee. The Board, either directly or through the committees, meets with staff from the Company’s EHS, D&I, and Sustainability groups on a regular schedule to discuss policies and practices with respect to employee health and safety programs and to determine the adequacy of the Company’s compliance with governmental, environment, safety, health, and sustainability regulations.

The Audit Committee of the Board is responsible for the oversight of policies and processes pertaining to the Company’s Enterprise Risk Management (“ERM”) program and specifically ensures that notable risk exposures and applicable mitigating controls are reported to the Board. The Governance and Sustainability Committee is responsible for the oversight of the Company’s sustainability-related matters including governance, policies and processes. The Governance and Sustainability Committee also has the opportunity to review the results of external certification system evaluations to compare the Company’s ESG performance against those of the Company’s competitors within a chosen cohort.

ESG Highlights

As a company serving customers and clients around the world, Matthews takes seriously its role as a global citizen. The Company tracks its performance across various ratings and ranking systems to evaluate its ESG impact, align with customer and stakeholder expectations, ensure transparency in our practices, and identify opportunities for improvement. Recent initiatives include publishing a Sustainability report and certifying its activities against the Institutional Shareholder Services (“ISS”) ESG ratings, which gives the Company an externally verified position in the marketplace with regards to ESG.

Key metrics:

•

Matthews is committed to fostering positive relationships with all employees, including those represented by unions and works councils. As of September 30, 2024, approximately 1,400 employees globally work under collective bargaining agreements and works councils.

•

Matthews has introduced onboarding surveys to monitor joiner satisfaction during the new hire process. 94% of respondents reported successful introduction to the Company and a feeling of being welcomed.

•

Safety is the cornerstone of everything the Company does. In fiscal 2024, Matthews experienced an Occupational Safety and Health Administration recordable incident rate of 1.74, which is significantly better than the industry average of 3.60. Incident severity continues to decrease, dropping by 18% from the prior year resulting in a Days Away/Restricted Time (“DART”) rate of 0.74.

•

Effective engagement enhances performance across all levels of the organization, enabling Matthews to develop strong leaders and create an exceptional workplace for its associates. The Company measures the success of these efforts primarily through its associate engagement surveys and by tracking voluntary turnover rates. The Company saw improvement of 2% in its voluntary turnover rate from fiscal 2023 to fiscal 2024.

For more information on the Company’s ESG initiatives, please refer to the ESG resources available on the Company’s website at https://www.matw.com/investors/esg/resources. The contents of the Company’s website are not incorporated by reference into this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Composition and Director Nominations

The Restated Articles of Incorporation of the Company provide that the Board of Directors has authority to set the number of directors constituting the full Board, provided that such number shall not be less than five or more than fifteen. Until further action, the Board has fixed the number of directors constituting the full Board at eleven. From time to time, the Board reassesses the number of directors constituting the full Board and, in anticipation of future retirements or other changes in the composition of the Board, may consider expanding or contracting the size of the Board. Pursuant to the Company’s Restated Articles of Incorporation, the Board of Directors is divided into three classes. The terms of office of the three classes of directors end in successive years.

Nominations for election to the Board of Directors may be made by the Governance and Sustainability Committee or by the shareholders pursuant to the provisions set forth in the Company’s Restated Articles of Incorporation and Amended and Restated By-laws.

Nominees for Director

As described under “—The Board’s Process for Selecting Director Nominees and Filling Vacancies” below, in considering candidates for election to the Board, the Governance and Sustainability Committee and the Board assesses a candidate’s background, skills, diversity, personal characteristics and business experience and applies the following criteria and qualifications to candidates, which are expected to:

•	be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company,

•	be highly accomplished in their respective field, with superior credentials and recognition, and

•	provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value.

After consideration of the foregoing, the Board of Directors unanimously nominated each of Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman for election to the Board as members of the Class of 2028. If elected at the Annual Meeting, each of Mr. Dunlap, Mr. Garcia-Tunon and Mr. Nauman would serve until the 2028 Annual Meeting of Shareholders and until his respective successor is elected and qualified or, if sooner, until his respective death, resignation or removal.

As described previously, Barington has provided notice of its intent to nominate Ana B. Amicarella, Chan W. Galbato and James A. Mitarotonda for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board of Directors. If all of the Barington Nominees are elected at the Annual Meeting, they would displace Mr. Garcia-Tunon, our independent Chairman of the Board, and Barington would have nominated directors representing over 27% of the Board notwithstanding that Barington held less than 2% of our outstanding shares of Common Stock on the date they notified us of their nomination.

As a result of Barington notifying the Company of its intent to nominate candidates for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board of Directors, assuming such nominees are in fact proposed for election at the Annual Meeting and such nominations have not been withdrawn by Barington, the election of directors will be considered a contested election pursuant to Section 14 of the Exchange Act and, as provided under Section 1758(b)(2) of the BCL, directors will be elected on a plurality basis. This means that the three (3) director nominees receiving the greatest number of votes cast “FOR” their election will be elected. “WITHHOLD” votes and any broker non-votes will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

The Board of Directors does not endorse the Barington Nominees and unanimously recommend that you vote “FOR” the election of the Board of Directors’ nominees, Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman, each of whom is highly qualified, and “WITHHOLD” on the Barington Nominees on the WHITE proxy card. The Board strongly urges you to discard and NOT to vote using any gold proxy card that may be sent to you by Barington. If you have already voted using a gold proxy card sent to you by Barington, you have every right to change it and we strongly urge you to revoke that proxy by voting in favor of the Board of Directors’ nominees by using the WHITE proxy card to vote by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Georgeson, LLC, at (888) 755-7097.

In the event that Barington withdraws its nominees, abandons its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of the Barington Nominees will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or Barington’s gold proxy card, and shareholders can still sign and date a later submitted WHITE proxy card.

Although the Company is required to include all nominees for election on its universal proxy card, for additional information regarding the Barington Nominees and any other related information, please refer to Barington’s proxy statement. You may receive solicitation materials from Barington, including proxy statements and gold proxy cards. The Company is not responsible for the accuracy or completeness of any information provided by or relating to Barington or its nominees contained in solicitation materials filed or disseminated by or on behalf of Barington or any other statements Barington may make. Shareholders will be able to obtain, free of charge, copies of all proxy statements, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the applicable party with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov).

If you are a registered holder and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the three nominees proposed by the Board and named in this Proxy Statement and “WITHHOLD” on the Barington Nominees. If you are a registered holder and you vote “FOR” more than three nominees on your WHITE proxy card, your votes on the election of directors will be invalidated and not counted.

Each nominee nominated or recommended by the Board has consented to being named in a proxy statement for the Annual Meeting and to serve as a director if elected. If any of the nominees nominated or recommended by the Board become unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee or reduce the number of directors. In that event the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board. If any substitute nominee is so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominee, discloses that such nominee has consented to being named in the amended proxy statement and to serve as a director if elected, and includes certain biographical and other information about such nominee required by the applicable rules promulgated by the SEC. At this time, the Board knows of no reason why any of the three nominees nominated or recommended by the Board would not be able to serve as a director if elected.

If you are a beneficial holder and properly mark, sign and return your WHITE voting instruction form or complete your proxy via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the three nominees proposed by the Board of Directors and named in this Proxy Statement and “WITHHOLD” on the Barington Nominees. If you are a beneficial holder and you vote “FOR” more than three nominees on your WHITE voting instruction form, your votes on the election of directors will be invalidated and not counted. In addition, depending on the bank or broker through which you hold your shares, your votes on all the other proposals may also be invalidated and not counted. Please carefully review the instructions provided by your bank or broker. It is therefore important that you provide specific instructions to your broker or bank regarding the election of directors so that your vote with respect to this item is counted.

The Board’s Process for Selecting Director Nominees and Filling Vacancies

The Company’s process for identifying and evaluating director nominees and filling director vacancies includes determination of the professional skills and background desired to serve the best interests and current needs of the Company and its shareholders, possible retention of a third-party search firm to assist in the identification and evaluation of director candidates, consideration of candidates nominated by shareholders (if any), evaluation of a candidate’s credentials and experience by the Governance and Sustainability Committee (including personal interviews with selected candidates), and a formal recommendation by the Governance and Sustainability Committee to the Board of Directors regarding the candidate considered to be the most qualified to be nominated for election to the Board or to fill the director vacancy.

The Governance and Sustainability Committee assesses a candidate’s background, skills, diversity, personal characteristics and business experience and applies the following criteria and qualifications: candidates are to be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, with superior credentials and recognition, and provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value. The Board may prioritize the foregoing criteria depending on the current needs of the Board and the Company. The Board does not have a formal diversity policy for selecting directors but considers diversity of race, gender and national origin to be relevant factors that are weighed with other criteria in recommending and nominating directors for election to the Board of Directors of Matthews.

Information About Current Directors Standing for Re-Election and Board Nominees

The table below sets forth, as of the date of this Proxy Statement, certain information that has been furnished to us by each current director standing for re-election and each other individual who has been nominated by the Board to serve as a director of our Company:

Name	Age	Director Since
Terry L. Dunlap C, G, M	65	2015
Alvaro Garcia-Tunon E	72	2009
J. Michael Nauman	62	N/A

C – Member of the Compensation Committee as of the date of this Proxy Statement

E – Member of the Executive Committee as of the date of this Proxy Statement

G – Member of the Governance and Sustainability Committee as of the date of this Proxy Statement

M – Member of the M&A Review Committee as of the date of this Proxy Statement

Additional Information About Current Directors and Board Nominees

The paragraphs below provide further information about each Board Nominee, each of whom has been nominated for election at the Annual Meeting by the Board, and each continuing director, including all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or served as a director during the past five years. We believe that all of our directors and director nominees display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business;

the ability and willingness to devote adequate time to the work of the Board and its committees; a fit of skills and personality with those of our other directors that helps build a board of directors that is effective, collegial and responsive to the needs of our company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our shareholders. The information presented below regarding each director and nominee for director also sets forth specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director in light of our business and structure.

Nominees

Terry L. Dunlap, age 65, has served on the Board of Directors since February 2015. Mr. Dunlap currently serves as the principal of Sweetwater LLC, a consulting firm with a focus on manufacturing. Mr. Dunlap served as the Interim Chief Executive Officer and President of TimkenSteel Corporation, a specialty steel producer, from October 2019 to December 2020. Prior thereto, Mr. Dunlap spent 31 years with Allegheny Technologies, where he served as Executive Vice President, Flat-Rolled Products from May 2011 until his retirement in December 2014, President, ATI Allegheny Ludlum from 2002 to 2014, and Group President, ATI Flat-Rolled Products from 2008 to May 2011. Mr. Dunlap received a Bachelor of Science degree in Marketing from Indiana University of Pennsylvania and attended the Loyola University of Chicago MBA program. Mr. Dunlap is a member of the Compensation, Governance and Sustainability, and M&A Review Committees of the Board. Mr. Dunlap also serves on the board of directors of United States Steel Corporation, a global integrated mining and carbon steel producer, and served as a director of TimkenSteel Corporation from August 2015 to December 2021, and as a director of Ampco-Pittsburgh Corporation, a global producer of forged and cast engineered products, from May 2019 to May 2022.

The Board believes that Mr. Dunlap is well-qualified to serve on the Company’s Board of Directors due to his experience and knowledge in the global manufacturing industry.

Alvaro Garcia-Tunon, age 72, has served on the Board of Directors since October 2009. Mr. Garcia-Tunon retired as the Chief Financial Officer of Wabtec Corporation, a provider of products and services for the global rail industry, effective January 1, 2014. He continued to work with Wabtec as a strategic advisor through December 2017. Mr. Garcia-Tunon was named Executive Vice President and Chief Financial Officer for Wabtec in February 2012. Prior to that, he was Executive Vice President, Chief Financial Officer and Secretary of Wabtec since December 2010. Prior thereto, he served as Senior Vice President, Chief Financial Officer and Secretary of Wabtec since 2003. Mr. Garcia-Tunon is currently the Chairman of the Board of Directors at Matthews. Mr. Garcia-Tunon previously served as a director of Allison Transmission Holdings, Inc. (NYSE: ALSN), a global provider of commercial duty automatic transmissions and hybrid propulsion system, from January 2016 until his retirement from its board of directors in August 2022, as well as a member of the Board of Directors of MSA Safety, Inc. (NYSE: MSA), a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures, from 2012 to May 2019. Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting.

The Board believes that Mr. Garcia-Tunon is well-qualified to serve on the Company’s Board of Directors due to his having served as the Chief Financial Officer of a public company with global operations, and he has leadership skills in international business, corporate governance and risk management. As a Certified Public Accountant, he also provides the Board with strong financial and accounting skills.

J. Michael Nauman, age 62, has served on the board of directors of the Commercial Vehicle Group, Inc., a diversified industrial products and services company, as an independent director since July 2021. As a director for the Commercial Vehicle Group, Inc., Mr. Nauman has served as chair of the nominating and governance committee, along with serving on the audit and compensation committees. He served as the President and Chief Executive Officer, and as a member of the board of directors of Brady Corporation, an international manufacturer of solutions that identify and protect people, products and places from August 2014 until April 2022. Prior to joining Brady Corporation, Mr. Nauman held various roles over a 20-year period at Molex Incorporated, a global electronics leader and connectivity innovator, where he led global businesses in the automotive, data communications, industrial, medical, military/aerospace, and mobile sectors. In 2007, he became a Senior Vice President for Molex Incorporated, leading its Global Integrated Products Division, and was named Executive Vice President in 2009. Prior to joining Molex Incorporated in 1994, Mr. Nauman was a tax accountant and auditor with Arthur Andersen and then Controller and President with Ohio Associated Enterprises, Inc.

Mr. Nauman brings more than 35 years of experience in commercial and operational leadership, strategy development, restructuring, and mergers and acquisitions. He is the interim CEO and board member of the Museum of Discovery in Little Rock, Arkansas, the Treasurer of the board of the Anthony School in Little Rock, Arkansas, and serves on the board of the Natural State Council of Scouting America. He holds a Bachelor of Science degree from Case Western Reserve University. Mr. Nauman is a Certified Public Accountant and a Chartered Global Management Accountant.

The Board believes that Mr. Nauman is well-qualified to serve on the Company’s Board of Directors due to his experience in commercial and operational leadership, strategy development, restructuring, and mergers and acquisitions.

Continuing Directors

Joseph C. Bartolacci, age 64, was appointed President and Chief Executive Officer of the Company in 2006, and has served on the Board of Directors since 2005. Prior to his appointment as Chief Executive Officer, he was President and Chief Operating Officer of the Company since 2005. Prior thereto, he held various positions within Matthews, including President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews) and General Counsel of Matthews. Mr. Bartolacci received a Bachelor of Science degree in Accounting from Saint Vincent College and a Juris Doctor from the University of Pittsburgh. Mr. Bartolacci serves on the M&A Review Committee of the Board. He also serves on the boards of various subsidiaries of Matthews. Other than the Company, Mr. Bartolacci serves on the board of Federated Hermes, a global investment management company and publicly-traded company.

The Board believes that Mr. Bartolacci is well-qualified to serve on the Company’s Board of Directors based on his firsthand operating experience in many of the Company’s diverse global businesses and brings a well-developed understanding of the industries in which the Company operates, as well as the opportunities within those industries to drive shareholder value. In addition, he provides management’s perspective in Board decisions about the business and strategic direction of the Company.

Gregory S. Babe, age 67, has served on the Board of Directors since November 2010. Mr. Babe has served as the Company’s Chief Technology Officer and Group President, Industrial Technologies since October 2022. He served as the Company’s Chief Technology Officer from November 2015 to September 2022 and prior to that served as the Company’s Executive Vice President, Global Information Technology and Integration starting in November 2014. Mr. Babe also serves as President and Chief Executive Officer of Liquid X Printed Metals, Inc., a Carnegie Mellon University spin out. From July 2012 to June 2013, Mr. Babe served as Chief Executive Officer of Orbital Engineering, Inc., a privately held engineering services company. Mr. Babe retired as President and Chief Executive Officer of Bayer Corporation and Bayer MaterialScience LLC in June 2012. Mr. Babe was appointed President and Chief Executive Officer of Bayer Corporation and Senior Bayer Representative for the United States and Canada in October 2008. Mr. Babe was responsible for the North American activities of the worldwide Bayer Group, an international health care, nutrition and high-tech materials group based in Leverkusen, Germany. In addition, he held the position of President and Chief Executive Officer of Bayer MaterialScience LLC, a producer of polymers and high-performance plastics in North America, from July 2004 until June 2012. He possesses a strong background in manufacturing and regulatory and government affairs. Mr. Babe is a member of the Finance Committee. He serves on the board of the Benedum Foundation, where he is a member of the investment committee. Mr. Babe holds a Bachelor of Science degree in mechanical engineering from West Virginia University.

The Board believes that Mr. Babe is well-qualified to serve on the Company’s Board of Directors based on his experience as a Chief Executive Officer of a multinational manufacturing company.

Katherine E. Dietze, age 67, has served on the Board of Directors of the Company since July 2008. Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston, a financial services company, until her retirement in 2005. She had also held the position of Managing Director, Investment Banking. Prior to joining Credit Suisse First Boston, Ms. Dietze was a Managing Director for Salomon Brothers Inc., a financial services company. Ms. Dietze brings a strong background in global investment and financial matters. Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with a Masters in Business Administration in Finance and Marketing. Ms. Dietze serves as Chairperson of the Finance Committee and is a member of the Executive Committee. Ms. Dietze was a corporate director and chair of the audit committee for Cowen Group, Inc from October 2009 until the sale of Cowen in March 2023 to Toronto-Dominion Bank. She previously served as chairperson of the audit committee and member of both the governance and compensation committees for LaBranche, LLC, a financial services firm purchased by the Cowen Group in June 2011. Ms. Dietze served as a trustee on the Liberty Property Trust board from January 2011 to March, 2020.

The Board believes that Ms. Dietze is well-qualified to serve on the Company’s Board of Directors in light of her background in investment banking, which allows Ms. Dietze to provide a unique and valuable perspective on global financial markets, investments and financial transactions.

Lillian D. Etzkorn, age 55, was appointed to the Board of Directors on October 1, 2020. Since April 2023, Ms. Etzkorn has served as the Executive Vice President & Chief Financial Officer of LCI Industries (NYSE: LCII) (“Lippert”). Lippert supplies highly engineered components for leading original equipment manufacturers in the recreation and transportation product markets, and the related aftermarkets of those industries. Prior to joining Lippert, she was the Chief Financial Officer at Covia, a $1+ billion industrial minerals mining and processing company from October 2021 to August 2022. She also served as CFO at Shiloh Industries from July 2018 to October 2021. Prior to that, she served as CFO at CPI Card Group and was the Vice President, Treasurer at Dana Holding Company from September 2011 to January 2017. Ms. Etzkorn began her career at Ford Motor Company where she had increasing levels of responsibility over 19 years, including leading Investor Relations. She holds a Bachelor of Arts degree in Business Administration and Marketing from Eastern Michigan University and an MBA from the University of Michigan. Ms. Etzkorn is a member of the Finance Committee and is the Chairperson of the Audit Committee.

The Board believes that Ms. Etzkorn is well-qualified to serve on the Company’s Board of Directors due to her strong leadership skills and financial acumen.

Morgan K. O’Brien, age 64, has served on the Board of Directors of the Company since July 2011. Mr. O’Brien currently serves as President and CEO of Hope Utilities, Inc., a position he has held since December 2021. Mr. O’Brien served as the President and Chief Executive Officer of Peoples Natural Gas Company LLC, a utility serving the southwestern Pennsylvania market, from February 2010 until March 2020. Prior thereto, Mr. O’Brien served as President and Chief Executive Officer of Duquesne Light Holdings, an electric utility company serving western Pennsylvania, since 2001. He held various senior executive positions at Duquesne Light Holdings since 1991. Prior to joining Duquesne Light Holdings, Mr. O’Brien served in various management positions at PNC Bank and at major accounting firms. Mr. O’Brien is also Chairperson of the Compensation Committee and is a member of the Executive Committee. Mr. O’Brien received a Bachelor’s degree in Business Administration and a Masters degree in taxation from Robert Morris University. Mr. O’Brien serves on the board of trustees of Robert Morris University. He also serves on the boards of several civic and charitable organizations in Western Pennsylvania.

The Board believes that Mr. O’Brien is well-qualified to serve on the Company’s Board of Directors due to having served as a Chief Executive Officer with more than 10 years’ experience in that role. As such, he brings significant leadership skills to the Board of Directors. With his experience in the areas of accounting and taxation, he also provides the Board and the Audit Committee, of which he is a member, with strong financial skills.

Aleta W. Richards, age 59, was appointed to the Board of Directors in February 2023. Dr. Richards was appointed President of Crane Currency in October 2024, located in Alpharetta, Georgia. She is charged with defining and executing the growth strategy, accelerating innovation and leveraging the Crane Business System to drive continuous improvement as a leading integrated supplier of secure, well-designed banknotes for central banks around the world. Prior to this role, from July 2021 to September 2024, Dr. Richards was the Executive Vice President, Global Head of Specialty Films for Covestro Deutschland AG located in Dormagen, Germany, leading the specialty films business with full income statement responsibility. She also served as the Senior Vice President sales and market development – Coatings, Adhesives and Specialties North America from February 2018 to June 2021 and Vice President, Regional Product Management for APAC, polycarbonates (located in Shanghai, China) and Vice President Regional Product Management for NAFTA, polycarbonates from July 2014 to January 2018. She also held several executive positions with Bayer Corporation including: Vice President of HR Services, Vice President of Global Key Accounts and Strategic Marketing for Coatings as well as a number of key management and professional positions. Dr. Richards also served as a director on the board of Crime Science Technology, a European company that develops and markets security features for identity documents and banknotes. Dr. Richards has a Bachelor of Science degree in Business from the University of Pittsburgh, an MBA from the Katz School, University of Pittsburgh and a Doctor of Business Administration from the Ross School of Business, Georgia State University.

The Board believes that Dr. Richards is well-qualified to serve on the Company’s Board of Directors with her strong background and expertise in international business, marketing, sales, strategy as well as human resources and people management.

David A. Schawk, age 69, has served on the Board of Directors of the Company since the Company’s acquisition of Schawk Inc. (“Schawk”) on July 29, 2014. Effective November 1, 2019, Mr. Schawk retired from his role as Group President, SGK Brand Solutions and as an officer of the Company, which he held from July 2014. Mr. Schawk previously served as Schawk’s Chief Executive Officer since 1992, and Chief Executive Officer and President for more than five years prior thereto. He also served on the Schawk board of directors since 1992. Mr. Schawk is a member of the Finance and M&A Review Committees. Mr. Schawk received a Bachelor of Arts degree in International Business Relations from DePaul University.

The Board believes that Mr. Schawk is well-qualified to serve on the Company’s Board of Directors based on his experience as a Chief Executive Officer and director of a multinational brand development and brand management company.

Francis S. Wlodarczyk, age 58, was appointed to the Board of Directors in April 2024. Mr. Wlodarczyk retired as Senior Vice President, Intelligent Devices, Rockwell Automation in 2023. In this role, he led a multi-billion dollar global business, responsible for strategic direction, growth, and profitability. Throughout his tenure at Rockwell Automation, Mr. Wlodarczyk served in multiple senior leadership positions in the U.S. and Europe, including roles in general management, strategy development, sales, business development and engineering. Mr. Wlodarczyk brings 35 years of experience in industrial automation working with global and regional manufacturers in many industries, including automotive, material handling, packaging and consumer products. Mr. Wlodarczyk holds a Bachelor of Science degree in electrical engineering from Pennsylvania State University.

The Board believes that Mr. Wlodarczyk is well-qualified to serve on the Company’s Board of Directors due to his experience and knowledge in many global manufacturing industries, and in particular, automation.

The term for each of the Board’s nominees and the continuing directors is listed below:

Nominees:	Term to expire at Annual Meeting of Shareholders in:
Terry L. Dunlap	2028
Alvaro Garcia-Tunon	2028
J. Michael Nauman	2028

Continuing Directors:

Gregory S. Babe	2026
Aleta W. Richards	2026
David A. Schawk	2026
Francis S. Wlodarczyk	2026

Joseph C. Bartolacci	2027
Katherine E. Dietze	2027
Lillian D. Etzkorn	2027
Morgan K. O’Brien	2027

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL THREE OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT AND “WITHHOLD” WITH RESPECT TO EACH OF THE BARINGTON NOMINEES. The proxy holders will vote your proxy FOR each of the nominees of the Board of Directors set forth above unless you give instructions to the contrary on the WHITE proxy card.

PROPOSAL 2

APPROVAL OF THE ADOPTION OF THE

SECOND AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

On November 20, 2024 (the “Adoption Date”), the Board approved, subject to shareholder approval, the adoption of the Company’s Second Amended and Restated 2017 Equity Incentive Plan (the “Second Amended and Restated Plan”). If the Restated Plan is approved by our shareholders, it will authorize the issuance of 1,500,000 additional shares of the Company’s Common Stock. Following such approval, the aggregate number of shares of the Company’s Common Stock authorized for issuance under the Restated Plan would increase to 4,950,000. The Second Amended and Restated Plan will amend and restate the Matthews International Corporation Amended and Restated 2017 Equity Incentive Plan (the “Amended and Restated Plan”), which amended and restated the Matthews International Corporation 2017 Equity Incentive Plan (the “Initial Plan” and, together with the “Amended and Restated Plan,” the “Prior Plan”).

The affirmative vote of a majority of the votes cast in person or by proxy at a meeting held prior to the anniversary of the Adoption Date in which the holders of at least a majority of the outstanding shares of the Company’s Common Stock are present (in person or by proxy) and voting is required for approval of adoption of the Second Amended and Restated Plan. If the shareholders of the Company do not approve the Second Amended and Restated Plan as proposed in this Proxy Statement, the Second Amended and Restated Plan will not be used by the Company.

The Second Amended and Restated Plan is being adopted to maintain alignment of executive compensation with shareholder interests and maintain a sufficient share reserve to facilitate equity grants as determined by the Compensation Committee. Through the various awards under the Second Amended and Restated Plan, employees may acquire shares based on the achievement of certain goals.

In order to determine the number of shares of Common Stock to be authorized under the Second Amended and Restated Plan, the Compensation Committee and the Board considered the needs by the Company for the shares and the potential dilution that awarding the requested shares may have on the existing shareholders. As set forth in the Compensation Discussion and Analysis, the Compensation Committee consulted Pay Governance LLC as an independent compensation advisor to assist in this regard. The compensation advisor examined a number of factors, including the Company’s burn rate and an overhang analysis, which the Compensation Committee considered. As a result, the Compensation Committee recommended to the Board that 1,500,000 additional shares be authorized under the Second Amended and Restated Plan.

As of December 31, 2024, approximately 44,148 shares of Common Stock remained available for future grant under the Prior Plan, as follows:

Prior Plan share authorization	3,450,000
Common stock issued	(1,720,138)
Outstanding time-based restricted awards	(646,001)
Outstanding performance-based restricted awards (at target)	(1,039,713)

Shares available for issuance under the Second Amended and Restated Plan	44,148

In connection with its annual grant of equity awards, the Compensation Committee granted our President and Chief Executive Officer an award contingent upon the approval by our shareholders of the Second Amended and Restated Plan. Such award consists of (i) time-based restricted stock units, which may settle into a maximum of 58,320 shares of Common Stock, subject to Mr. Bartolacci’s continued service to the Company through November 18, 2027, (ii) performance units, which may settle into a maximum of 43,740 shares of Common

Stock at target levels, upon the Company achieving certain metrics based on return on invested capital (“ROIC”); and (iii) performance units, which may settle into a maximum of 43,740 shares of Common Stock at target levels upon stock price appreciation for the Common Stock. Vesting of all units are generally subject to continuing employment through November 18, 2027 and the terms of the Second Amended and Restated Plan and the award agreement thereunder. Upon vesting, time-based units will be converted to an equal number of shares of Common Stock; performance units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets. Performance units that do not achieve the ROIC or stock price appreciation thresholds by the end of the performance period will be forfeited. All such awards were made contingent on receipt of approval by the Company’s shareholders of the Second Amended and Restated Plan at the Annual Meeting.

In addition to the shares available for grant as of December 31, 2024, shares subject to any award that is forfeited, or any option or stock appreciation right, or SARs, that expires or lapses without being exercised, or any award that is settled for cash, in each case whether issued under the Prior Plan or the Second Amended and Restated Plan will become available for future grant. The Board is seeking shareholder approval for the Second Amended and Restated Plan and the pool of shares available under the Second Amended and Restated Plan, which it expects is sufficient for approximately two to three years of awards based upon the historic rates of awards by the Compensation Committee under the predecessor plans.

The Compensation Committee and the Board also considered the burn rate with respect to Company equity awards. The burn rate is the total equity awards granted by the Company in a fiscal year divided by the total weighted-average Common Stock outstanding during the year.

In fiscal 2022, 2023 and 2024, the Company made the following equity awards:

Fiscal Year	Number of Full-Value Time- Based Shares Granted and Performance-Based Shares Vested to Employees (A)	Number of Full-Value Shares Granted to Non- Employee Directors (B)*	Total Number of Full- Value Shares Granted (A+B)	Total Number of Stock Options Granted (C)
2024	663,228	43,000	706,228	—
2023	406,457	31,278	437,735	—
2022	395,790	35,283	431,073	—

*	Amount includes deferred stock units (“DSU”) awards

Using the ISS Proxy Advisory Services methodology for calculating burn rate, which includes performance-based shares vested based on actual performance rather than granted at target, the Company’s three-year average (ISS adjusted) burn rate for equity grants made in fiscal 2022, 2023 and 2024 was 1.69%, which was below the Commercial & Professional Services (GICS 2020) industry benchmark of 2.28%, based on the Company’s industry group and volatility. The Compensation Committee and the Board were satisfied that the Company’s burn rate over the past three years was an acceptable level and well below limits established by ISS.

An additional metric that the Compensation Committee and the Board used to measure the cumulative dilutive impact of the equity program is overhang. Overhang is defined as:

•	outstanding stock options, plus

•	outstanding full value awards, plus

•	deferred full value awards under the Company’s director fee plans, plus

•

the number of shares available of future grant under the Company’s Amended and Restated 2019 Director Fee Plan (the “Director Fee Plan”) and the proposed Second Amended and Restated Plan (including the remaining shares available under the Prior Plan),

•	collectively divided by the total outstanding shares of Common Stock as of the record dates.

As of December 31, 2024, the Company had no outstanding stock options, 1,685,714 restricted stock units (issuable as full value shares upon settlement of such restricted stock units) under the Prior Plan; 32,968 deferred share units (issuable as full value shares upon settlement of such deferred share units), 71,549 restricted stock units (issuable as full value shares upon settlement of such restricted stock units), and 82,273 shares available for future grant under the Director Fee Plan; plus no outstanding stock options, 12,761 deferred share units (issuable as full value shares upon settlement of such deferred share units), and no shares available for future grant under the Company’s Amended and Restated 2014 Director Fee Plan; plus no outstanding stock options, 5,768 deferred share units (issuable as full value shares upon settlement of such deferred share units), and no shares available for future grant under the Company’s 1994 Director Fee Plan; plus 44,148 shares available for future grant under the proposed Second Amended and Restated Plan, before the issuance of an award to Mr. Bartolacci that is contingent upon approval of this Proposal 2 by the Company’s shareholders as described above. As of such date, the Company had 30,968,686 outstanding shares of Common Stock. This results in an overhang of 11.1%.

The need for and value of such long-term equity grants within the Company’s overall compensation structure is also discussed in the “Long-Term Incentive Compensation” section in the Compensation Discussion and Analysis.

Shareholder approval of the Second Amended and Restated Plan will also enable the Company to grant awards under the Second Amended and Restated Plan that are designed to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Key Features

The following features of the Second Amended and Restated Plan will continue to protect the interests of our shareholders:

•

No liberal share counting. The Second Amended and Restated Plan prohibits the Company from re-using shares that are tendered or surrendered to pay the exercise cost or tax obligation of grants (such a practice is an example of a “liberal share counting” provision that is disfavored by many institutional investors). The only shares that are re-used in the Second Amended and Restated Plan are for awards that have been canceled, forfeited, expired or for awards settled in cash.

•	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and SARs is ten years.

•

No repricing or grant of discounted stock options. The Second Amended and Restated Plan does not permit the repricing of options or stock appreciation rights either by amending an existing award or by substituting a new award at a lower price unless such action is approved by the Company’s shareholders. The Second Amended and Restated Plan prohibits the granting of stock options or stock appreciation rights with an exercise price less than the fair market value of the Common Stock on the date of grant.

•

Clawback. Awards granted under the Second Amended and Restated Plan are subject to recovery or clawback in the event the participant engages in certain proscribed activities as set forth in the Second Amended and Restated Plan and the Clawback Policy (as defined below), as applicable.

•

Minimum Vesting Requirement. The Second Amended and Restated Plan generally provides for a minimum vesting requirement of not less than one year for all award types and three years for restricted stock, restricted stock units, performance units and certain other stock-based awards.

•

Dividends. We do not pay dividends or dividend equivalents on stock options, stock appreciation rights or unearned performance shares subject to vesting requirements or the achievement of performance criteria before such award has become earned and payable.

Description of Second Amended and Restated Plan

The full text of the Second Amended and Restated Plan is set forth as Exhibit A to this Proxy Statement. The following description of the Restated Plan is qualified in its entirety by reference to Exhibit A.

General. The purposes of the Second Amended and Restated Plan are to encourage eligible employees of the Company and its subsidiaries to increase their efforts to make the Company and each subsidiary more successful, to provide an additional inducement for such employees to remain with the Company or a subsidiary, to reward such employees by providing an opportunity to acquire shares of the Company’s Class A Common Stock, par value $1.00 per share, on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company or one of its subsidiaries. The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company or any subsidiary, as determined by the Committee. As of September 30, 2024, there were over 11,000 employees in the Company.

Under the Second Amended and Restated Plan, the maximum number of shares available for grants or awards is an aggregate of 4,950,000 shares, including 3,450,000 shares that were reserved for issuance under the Amended and Restated Plan. The Second Amended and Restated Plan also includes a fixed sub-limit for the granting of incentive stock options. In general, without further shareholder approval, the maximum number of shares for which incentive stock options may be granted is 1,000,000 shares.

The Second Amended and Restated Plan provides for (i) the grant of incentive stock options under Section 422 of the Internal Revenue Code, (ii) the grant of nonstatutory stock options, (iii) the grant of stock appreciation rights, either granted in conjunction with stock options (i.e., tandem stock appreciation rights) or not in conjunction with options (i.e., freestanding stock appreciation rights), (iv) restricted share awards, (v) restricted stock units, (vi) performance units and (vii) other stock based awards. Although the Second Amended and Restated Plan permits the grant of incentive stock options, the Company has not granted incentive stock options under the Initial Plan or its prior equity incentive plans.

The maximum number of shares as to which awards other than performance units or “other stock-based awards” may be made under the Second Amended and Restated Plan to any one employee in any one calendar year is 250,000 shares. The maximum value of the property, including cash, that may be paid or distributed to any participant pursuant to a grant of performance units in any one calendar year is $5,000,000, and the maximum value of Common Stock and other property, including cash, that may be paid or distributed to any participant with respect to “other stock based awards” in any one calendar year is also $5,000,000.

Share Counting. For purposes of the limit on the number of shares available under the Second Amended and Restated Plan and available for the sub-limit on incentive stock options (but not for the individual limit on shares that can be granted), each share of Common Stock which is subject to an award other than a stock option or a stock appreciation right is counted as one share, except that in case of performance units, one share shall be counted for each performance unit subject to an award, assuming the applicable performance goals are satisfied at target levels (as described in the applicable award agreement) (the “Target Level”), provided, however, that upon issuance of shares pursuant to the performance unit award, (x) if greater than 100% of the performance goals are satisfied, one additional share shall be counted for each share actually issued in excess of the number of shares that would have been issued at Target Level and (y) if less than 100% of the performance goals are satisfied, such number of shares shall be forfeited equal to the difference between (a) the number of shares that would have been issued at 100% of Target Level and (b) the number of shares actually issued, and become eligible for reissuance under the Second Amended and Restated Plan.

Except in the case of performance unit awards (which are described above), to the extent that any award is forfeited, or any option and tandem stock appreciation right (if any) or any free-standing stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of Common Stock subject to such awards will again be available for awards under the Second Amended and Restated Plan. However, shares of Common Stock subject to such awards will continue to be counted for purposes of the individual limits on shares that can be granted.

If the exercise price of any stock option and/or the tax withholding obligations relating to any awards are satisfied by delivering shares or withholding shares relating to such award, the gross number of shares subject to the award will nonetheless be deemed to have been granted for purposes of the Second Amended and Restated Plan and any shares which are delivered back to the Company will not be added to the aggregate number of shares for which awards may be made under the Second Amended and Restated Plan. If shares of Common Stock are issued upon the exercise of a stock appreciation right, all shares subject to the stock appreciation right are counted regardless of the number of shares issued upon exercise. Additionally, if any shares of Common Stock are repurchased on the open market with the proceeds of a stock option exercise, each such repurchased share of Common Stock is deemed to have been granted for purposes of the Second Amended and Restated Plan and any shares of Common Stock so repurchased will not be added to the aggregate number of shares for which Awards may be made under the Second Amended and Restated Plan.

Administration. The Second Amended and Restated Plan will be administered by a Committee appointed by the Board of Directors. At present, this is the Compensation Committee. None of the members of such Committee are eligible to participate in the Restated Plan.

Subject to the provisions of the Second Amended and Restated Plan, the Committee has full and final authority, in its discretion, to make awards under the Second Amended and Restated Plan, and to determine the employees to whom each award is made and the number of shares covered thereby. In determining the eligibility of any employee, as well as in determining the number of shares covered by each award, the Committee considers the position and responsibilities of the employee being considered, the nature and value to the Company or a subsidiary of his or her services, his or her present and/or potential contribution to the success of the Company or a subsidiary and such other factors as the Committee may deem relevant.

The Committee also has the power to interpret the Second Amended and Restated Plan and to prescribe such rules, regulations and procedures in connection with the operations of the Second Amended and Restated Plan as it deems necessary and advisable in its administration of the Second Amended and Restated Plan.

Terms of Stock Options. The option price for each stock option may not be less than 100% of the fair market value of the Company’s Common Stock on the date of grant of the stock option except that, in the case of an incentive stock option granted to an employee who owns actually or constructively pursuant to the rules contained in Section 424(d) of the Internal Revenue Code more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (a “Ten Percent Employee”), the option price may not be less than 110% of such fair market value. Fair market value of the Common Stock for all purposes under the Second Amended and Restated Plan is the mean between the publicly reported highest and lowest sales prices per share of Class A Common Stock of the Company as quoted on the Nasdaq Exchange on the date as of which fair market value is determined. As of December 31, 2024, the fair market value of the Common Stock of the Company as determined by the above-stated formula was $27.76 per share.

No stock option may be exercised after the expiration of ten years from the date of grant (five years in the case of an incentive stock option granted to a Ten Percent Employee). Unless the Committee, in its discretion, otherwise determines, an exercisable stock option may be exercised in whole or in part. Otherwise, stock options may be exercised at such times, in such amounts and subject to such restrictions as are determined in its discretion by the Committee.

The option price for each stock option is payable in full in cash at the time of exercise; however, in lieu of cash the person exercising the stock option may, if authorized by the Committee at the time of grant in the case of an incentive stock option or at any time in the case of a nonstatutory stock option, pay the option price in whole or in part by delivering to the Company shares of Common Stock having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash.

If the person exercising a stock option participates in a broker or other agent-sponsored exercise or financing program, the Company may cooperate with all reasonable procedures of the broker or other agent to permit participation by the person exercising the stock option in the exercise or financing program, but the exercise of the stock option shall not be deemed to occur and no shares of the Common Stock will be issued until the Company has received full payment in cash for the option price from the broker or other agent.

The aggregate fair market value (determined as of the time the incentive stock options are granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant in the Second Amended and Restated Plan during any calendar year may not exceed $100,000. If the date on which any incentive stock options may first be exercised would be accelerated pursuant to any provision of the Second Amended and Restated Plan or any stock option agreement, or amendment thereto, and the acceleration of such exercise date would result in a violation of this $100,000 restriction, then, notwithstanding any such provision, but subject to the authorization provided for in the following sentence, the exercise dates of such incentive stock options will be accelerated only to the date or dates, if any, that do not result in a violation of the $100,000 restriction, and in such event the exercise dates of the incentive stock options with the lowest option prices would be accelerated to the earliest such dates. The Committee may, in its discretion, authorize the acceleration of the exercise date of one or more incentive stock options even if such acceleration would violate the $100,000 restriction and one or more incentive stock options would thereby be converted in whole or in part to nonstatutory stock options.

Stock Appreciation Rights. A stock appreciation right (“SAR”) entitles the holder to receive, on exercise, the excess of the fair market value of the Common Stock on the exercise date over the SAR grant price. The Committee may grant SAR awards as stand-alone awards or in tandem with a related option award under the Second Amended and Restated Plan. The SAR grant price is set by the Committee and may not be less than the fair market value of the Common Stock on the date of the grant. Payment upon exercise will be in cash, shares of Common Stock, or both. Unless otherwise determined by the Committee, any related option will no longer be exercisable to the extent a tandem SAR has been exercised, and the exercise of an option will cancel the related tandem SAR.

Repricing Prohibited. The Second Amended and Restated Plan prohibits repricing of options or SARs without further shareholder approval. Repricing means the grant of a new option or SAR in return for the cancellation, exchange or forfeiture of an award that has a higher grant price than the new award, the amendment of an outstanding award to reduce the grant price, the cancellation or repurchase of an option or SAR at a time when grant price is greater than the fair market value of the Common Stock or any action that would be treated, for accounting purposes, as a repricing. The grant of a substitute award under the anti-dilution and anti-enlargement provisions explained under “Miscellaneous,” below, is not a repricing.

Other Terms of Options and SARS. Unless the Committee determines otherwise, the following provisions of this paragraph will apply in the event of any termination of employment, except that the third preceding paragraph will apply in any event if the exercise date of any incentive stock option is accelerated. If the employment of a participant who is not a Disabled Participant (as defined in the Second Amended and Restated Plan) is voluntarily terminated with the consent of the Company or a subsidiary or a participant retires under any retirement plan of the Company or a subsidiary (i) any then outstanding incentive stock option held by the participant is exercisable (but only to the extent the stock option was exercisable immediately prior to the termination of employment) at any time prior to the expiration of the stock option or within three months after the date of termination of employment, whichever is the shorter period, and (ii) any nonstatutory stock option or SAR held by the participant is exercisable (but only to the extent the stock option or SAR was exercisable immediately prior to the termination of employment of the participant) at any time prior to the expiration of the stock option or SAR or within one year after the date of termination of employment, whichever is the shorter period. If the employment of any participant is voluntarily terminated with such consent and such termination occurs because the participant is a Disabled Participant, any then outstanding stock option or SAR held by the participant is exercisable in full (whether or not so exercisable immediately prior to the termination of employment) at any time prior to the expiration of the stock option or SAR or within one year after the date of termination of employment, whichever is the shorter period. In the event of the death of a participant during employment, any then outstanding stock option or SAR is exercisable in full (whether or not so exercisable immediately prior to the death of the participant) by the person or persons entitled to do so under the will of the participant or, if the participant shall fail to make testamentary disposition of the stock option or SAR or shall die intestate, by the legal representative of the participant, in either case at any time prior to the expiration of the stock option or SAR or within one year after the date of death, whichever is the shorter period. In the event of the death of a participant after termination of employment during a period when a stock option or SAR is exercisable, any outstanding stock option or SAR held by the participant at the time of death is exercisable by the person or persons entitled to do so under the will of the participant or by the legal representative of the participant (but only to the extent the stock option or SAR was exercisable immediately prior to the death of the participant) at any time prior to the expiration of the stock option or SAR within one year after the date of death, whichever is the shorter period.

If the employment of any participant terminates for any other reason, unless the exercise period of a stock option or SAR following termination of employment has been extended upon the occurrence of one or more of the events described under “Additional Rights in Certain Events” below, the rights of the participant under any then outstanding stock option or SAR terminate at the time of such termination of employment.

Unless the Committee, in its discretion, otherwise determines, no stock option or SAR granted under the Second Amended and Restated Plan is transferable other than by will or by the laws of descent and distribution, and a stock option or SAR may be exercised during a participant’s lifetime only by the participant. If the Committee determines that an award is transferable, it may do so only to the extent that such transfer is made without the payment of value or consideration to the participant.

Each grant of a stock option or SAR must be confirmed by an agreement between the Company and the participant which sets forth the terms of the stock option or SAR.

Performance Goals. The Committee may establish performance goals (“Performance Goals”) in connection with the grant of restricted stock, restricted stock units, performance units or “other stock-based awards.”

Restricted Stock. Restricted stock awards are actual shares of Common Stock issued to a participant subject to such restrictions (including restrictions on the right of the participant to sell, assign, transfer, pledge or otherwise encumber the shares awarded while such shares are subject to restrictions) as the Committee may impose thereon. Except as otherwise determined by the Committee, the participant shall have, with respect to the shares of the restricted stock, all the rights of a shareholder of the Company, including the right to vote the shares and receive cash dividends, provided that such cash dividends will not be paid to such participant unless and until the shares of Common Stock subject to the restricted stock award become vested. Prior to or at the time of grant, the Committee shall condition the award on the continued employment by the participant, Performance Goals as set by the Committee, or both. Except in the case of certain qualified performance-based awards, the Committee may modify or waive any restrictions it imposes.

Following a restricted stock award and prior to the lapse of the applicable restrictions, to the extent that share certificates representing the restricted shares are issued, such certificates will either bear a legend referencing the restrictions or will be held by the Company in escrow. Upon the lapse of the applicable restrictions (and not before such time), any share certificates representing the restricted shares and unpaid dividends, if any, will be delivered to the participant, or any shares evidenced by book-entry will be marked unrestricted. If the restrictions applicable to the restricted stock award are not satisfied within the applicable period, the shares subject to the award will be forfeited, any certificates returned to the Company and any book entries changed to evidence transfer of the shares to the Company.

Restricted Stock Unit Awards. Restricted stock units are awards denominated in shares of Common Stock that will be settled, subject to the terms and conditions of the restricted stock units and at the sole discretion of the Committee, in an amount of cash, shares of Common Stock, or both, based upon the fair market value of a specified number of shares of Common Stock. The vesting of such units will be conditioned upon the continued service of the participant, the attainment of Performance Goals as set by the Committee, or both. Except in the case of certain qualified performance-based awards, the Committee may modify or waive any of the conditions applicable to restricted stock units. Restricted stock units generally may not be transferred by a participant. Participants granted restricted stock units will not be entitled to any dividends payable on the Common Stock unless the agreement relating to the award provides otherwise and shall not have any voting rights with respect to such units.

Performance Units. Performance units may be granted by the Committee either alone or in addition to other awards under the Second Amended and Restated Plan and subject to the satisfaction of Performance Goals specified by the Committee. The Committee may select periods during which the Performance Goals chosen by the Committee are measured for the purpose of determining the extent to which a performance unit has been earned. The Committee decides whether the Performance Goals have been achieved, what amount of the award will be paid and the form of payment, which may be cash, shares of Common Stock or other property or any combination. Performance units will not have any voting rights and holders of performance units will not be shareholders of the Company unless and until shares of Common Stock are issued. Performance units generally may not be transferred by a participant.

Other Awards. The Committee may award Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including but not limited to, unrestricted stock or dividend equivalents. Any such award shall be subject to such terms and conditions as established by the Committee.

Certain Restrictions on Certain Awards. Except as otherwise provided in the Second Amended and Restated Plan, and subject to certain exceptions set forth in the Second Amended and Restated Plan, awards of restricted stock, restricted stock units, performance units, or other stock-based awards are generally subject to vesting during a restriction period of at least three years following the date of grant. However, a restriction period of only at least one year following the date of grant may be used if vesting is conditional, in whole or in part, upon the achievement of performance goals. Awards with restriction periods of at least three years may first vest upon completion of one year of service measured from the vesting commencement date of the award and thereafter on a pro rata basis over the remainder of any such restriction period. In addition, except as otherwise provided in the Second Amended and Restated Plan, and subject to certain exceptions set forth in the Second Amended and Restated Plan, awards of stock options and SARS are generally subject to vesting during a restriction period of at least one year following the date of grant. The Committee may grant or accelerate awards without regard to the foregoing requirements for up to, collectively for all such awards, five percent (5%) of the shares available for award under the Second Amended and Restated Plan.

Additional Rights in Certain Events. The Second Amended and Restated Plan provides for acceleration of the exercisability and extension of the expiration date of stock options and SARs, for the lapse of the restrictions on restricted share awards, and for the vesting of restricted stock units and performance units upon the occurrence of one or more events described in Section 11 of the Second Amended and Restated Plan (“Section 11 Events”). Such an event is deemed to have occurred when (i) the Company acquires actual knowledge that any person (other than the Company, a subsidiary or any employee benefit plan sponsored by the Company) has acquired beneficial ownership, directly or indirectly, of securities representing 20% or more of the voting power of the Company, (ii) during any period of two consecutive years less than a majority of the total number of authorized members of the Board of Directors (excluding vacant seats) are persons who were either directors at the beginning of such period and individuals whose election by the Company’s security holders, or nomination for election, was approved by a vote of at least a majority of the members of the Nominating and Corporate Governance Committee (consisting of directors then still in office who were directors at the beginning of such period or who were approved for election or nomination in accordance with Section 11 of the Second Amended and Restated Plan) or at least two-thirds of the directors then still in office who were directors on the Adoption Date or who were so approved (other than individuals whose initial assumption of office is in connection with an election or proxy contest), provided that for purposes of determining whether a Section 11 Event has occurred, each Board then-authorized seat shall count once, (iii) the consummation of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the shareholders of the Company immediately prior to such transaction do not hold, directly or indirectly, immediately following such transaction, a majority of the voting power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 30% of the consolidated assets of the Company immediately prior to the transaction or (iv) the commencement of any liquidation or dissolution of the Company (other than pursuant to any transfer of 70% or more of the consolidated assets of the Company to an entity or entities controlled by the Company and/or its shareholders following such liquidation or dissolution).

Unless the agreement or an amendment thereto otherwise provides, but subject to the $100,000 restriction described above for incentive stock options and exceptions for certain participants described in Section 11 of the Second Amended and Restated Plan, notwithstanding any other provision contained in the Second Amended and Restated Plan, upon the occurrence of any Section 11 Event (i) all outstanding stock options and SARs become immediately and fully exercisable whether or not otherwise exercisable by their terms, (ii) all stock options and SARs held by a participant whose employment with the Company or a subsidiary terminates within one year of any Section 11 Event for any reason other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or a subsidiary or death are exercisable for a period of three months from the date of such termination of employment, but in no event after the expiration date of the stock option or SARs, (iii) all restrictions applicable to restricted stock awards under the Second Amended and Restated Plan which have not previously lapsed will lapse regardless of the scheduled lapse of such restrictions and (iv) all restricted stock units and performance units are considered to be earned and payable in full, any vesting conditions are considered to have been satisfied, and such restricted stock units and performance units will be settled in cash as promptly as is practicable after the Section 11 Event. None of the provisions (i) to (iv) above in this paragraph will apply to a participant whose securities are included in those determining the beneficial ownership of a person referred to in subsection (i) of the Section 11 Events above.

Miscellaneous. The Board of Directors may alter or amend the Second Amended and Restated Plan at any time except that, without approval of the shareholders of the Company, no alteration or amendment may (i) increase the maximum aggregate number of shares of Common Stock for which awards may be made under the Second Amended and Restated Plan, (ii) increase the maximum aggregate number of shares as to which incentive stock options may be granted pursuant to the sub-limit under the Second Amended and Restated Plan, (iii) make any changes in the class of employees eligible to be granted awards under the Second Amended and Restated Plan, (iv) change the maximum number of shares as to which awards may be made to any participant under the Second Amended and Restated Plan, (v) change the maximum amount that may be paid or distributed to any participant in any one calendar year under the Second Amended and Restated Plan pursuant to a grant of performance units or other stock-based awards, (vi) change the restrictions regarding repricing explained above, (vii) change the option price or base price of any SAR permitted under the Second Amended and Restated Plan, (viii) be made if shareholder approval of the amendment is at the time required for awards under the Second Amended and Restated Plan to qualify for the exemption from Section 16(b) of the 1934 Act provided by Rule 16b-3 or by the rules of the Nasdaq Exchange or any other stock exchange on which the Common Stock may then be listed or (ix) be made to the extent such approval is needed for certain qualified performance-based awards to qualify for an exemption under Section 162(m) of the Code. In addition, no alteration or amendment of the Second Amended and Restated Plan may, without the written consent of the holder of any award theretofore granted under the Second Amended and Restated Plan, adversely affect the rights of such holder with respect thereto.

The Board of Directors may also terminate the Second Amended and Restated Plan at any time, but termination of the Second Amended and Restated Plan would not terminate any outstanding awards granted under the Restated Plan or cause a revocation or forfeiture of any restricted stock award under the Second Amended and Restated Plan.

The Second Amended and Restated Plan contains anti-dilution and anti-enlargement provisions providing for adjustment or substitution in the shares available for awards under the Second Amended and Restated Plan, in the various maximum limitations on awards under the Second Amended and Restated Plan, in the number of shares covered by outstanding awards under the Second Amended and Restated Plan and in the exercise price of outstanding awards in certain events, including mergers, consolidations, acquisitions of shares, stock rights offering, liquidation, separation, spinoff, disaffiliation of a subsidiary, extraordinary dividend, stock dividend, stock split, revenue stock split, reorganization, share combination or recapitalization.

Awards to a participant may, in the Committee’s sole discretion at any time between the date of grant and the third anniversary of any exercise, payment or vesting of such awards, be cancelled, suspended or required to be repaid to the Company if the participant (i) competes with the Company or its subsidiaries, (ii) induces or attempts to induce any customer, supplier, licensee or certain others to cease doing business with the Company or its subsidiaries, or interferes with the Company’s or any of its subsidiaries’ relationships with such customer, supplier, licensee or other person, (iii) solicits employees to leave the employment of the Company or its subsidiaries or interferes with their employment relationship, or (iv) defames or disparages the Company, its subsidiaries or certain related persons. Unless the agreement related to an award or an amendment otherwise provides, these provisions do not apply following the occurrence of one or more of the events described under “Additional Rights in Certain Events” above.

All awards under the Second Amended and Restated Plan constitute a special incentive payment to the participant and are not taken into account in computing the amount of salary or compensation of the participant for the purpose of determining benefits under any other benefit plan or under any agreement between the Company and the participant, unless such plan or agreement specifically provides otherwise.

The Second Amended and Restated Plan has indemnification provisions providing indemnity for actions taken under the Second Amended and Restated Plan by members of the Company’s Board and the Company’s officers.

The Restated Plan contains provisions intended to comply with Section 409A of the Code (related to deferred compensation). The Committee may establish procedures allowing payment of an award to be deferred, provided any deferral is consistent with Section 409A of the Code. In such cases of deferral, the participant may be entitled to receive interest or dividends, or dividend equivalents, with respect to shares covered by the award, but in no event will any of the same be paid on any unearned performance units or performance share units until such units vest.

Possible Anti-takeover Effect

The provisions of the Second Amended and Restated Plan providing for the acceleration of the exercise date of outstanding stock options and SARs upon the occurrence of a Section 11 Event, the extension of the period during which outstanding stock options and SARs may be exercised upon termination of employment following a Section 11 Event, the lapse of restrictions applicable to restricted stock and other awards, and accelerated vesting of restricted stock units and performance units upon the occurrence of a Section 11 Event may be considered as having an anti-takeover effect.

Awards to Named Officers and Other Employees

Awards under the Second Amended and Restated Plan will be granted in such amounts and to such individuals entitled to participate in the Second Amended and Restated Plan, as determined by the Committee in its sole discretion. Therefore, the benefits or amounts that will be received by employees, officers, directors and consultants under the Second Amended and Restated Plan are currently not determinable.

Share Repurchases May Prevent Dilution

For a number of years, the Company has had and the Company currently has in place an active share repurchase program. The Company has no specific policy or practice with respect to the repurchase of shares under such program in order to offset grants of shares under its equity plans. However, the effect of any such share repurchase program will be to prevent or minimize the dilutive effect of stock-based compensation plans.

New Plan Benefits

All awards issued under the Second Amended and Restated Plan are made at the discretion of the Committee. The amounts of future awards to our directors, executive officers (including our Named Executive Officers), and our other employees under the Second Amended and Restated Plan are discretionary. As a result, the amounts that will be received or allocated under the Second Amended and Restated Plan are not determinable at this time. We have therefore not included a table that reflects such awards.

Notwithstanding the foregoing, the shares that remain available for future awards under the Prior Plan were not sufficient to support grants of all of the restricted stock units and performance unit awards approved by the Compensation Committee in the first quarter of fiscal year 2025. Therefore, only such awards listed in the table below were made contingent on receipt of approval by the Company’s shareholders of the Second Amended and Restated Plan at the Annual Meeting. If the Second Amended and Restated Plan is approved by the shareholders at the Annual Meeting, subject to applicable treatment under the U.S. securities laws and U.S. GAAP, such contingent awards will have a grant date effective as of the date approved by the Compensation Committee. If the Company’s shareholders do not approve the Second Amended and Restated Plan at the Annual Meeting, the Compensation Committee will settle such awards in cash upon vesting based on the fair market value per share of Common Stock on the appliable vesting date.

The following table sets forth the number of shares of Common Stock, as of the record date, underlying grants of restricted stock units and performance unit awards approved by the Compensation Committee in the first quarter of fiscal year 2025 that were made contingent on receipt of approval by the Company’s shareholders of the Second Amended and Restated Plan at the Annual Meeting:

Name and Position	Dollar Value ($)(1)	Number of Units(2)
Joseph C. Bartolacci, President & Chief Executive Officer	$3,520,935.00	145,800
Steven D. Gackenbach, Group President, Memorialization	—	—
Gary R. Kohl, Group President, SGK Brand Solutions	—	—
Steven F. Nicola, Chief Financial Officer and Secretary	—	—
Brian D. Walters, Executive Vice President and General Counsel	—	—
Executive Group	$3,520,935.00	145,800
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Dollar values based on the closing price per share of our Common Stock on the effective grant date.
(2)

Represents the number of shares of Common Stock that may be issued upon vesting of the contingent restricted stock unit awards and the number of shares of Common Stock that may be issued upon vesting of performance unit awards at target levels, approved by the Compensation Committee in the first quarter of fiscal year 2025. In general, 40% of the grant vests on November 18, 2027; 30% of the grant vests at target based upon the Company achieving certain metrics based on ROIC; and 30% of the grant vests at target based upon stock price appreciation for the Common Stock. Vesting of all units are generally subject to continuing employment through November 18, 2027 and the terms of the Second Amended and Restated Plan and the award agreement thereunder. Upon vesting, time-based units will be converted to an equal number of shares of Common Stock; performance units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets. Performance units that do not achieve the ROIC or stock price appreciation thresholds by the end of the performance period will be forfeited. All such awards were made contingent on receipt of approval by the Company’s shareholders of the Second Amended and Restated Plan at the Annual Meeting.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of awards under the Second Amended and Restated Plan. It is intended for the information of shareholders considering how to vote at the meeting and not as tax guidance to participants in the Second Amended and Restated Plan. This summary is not intended to be exhaustive, is based on U.S. federal income tax law currently in effect, does not constitute tax advice and, among other things, does not address possible state, local or foreign tax consequences under present law nor does it describe consequences based on particular circumstances.

Incentive Stock Options. A participant does not recognize any taxable income upon receipt of an incentive stock option or generally, at the time of exercise of an incentive stock option, whether cash or shares are used to pay the exercise price. The exercise of an incentive stock option, however, generally does result in an increase in a participant’s taxable income for alternative minimum tax purposes.

If a participant exercises an incentive stock option and does not dispose of the shares received in a subsequent “disqualifying disposition” (generally, a sale, gift or other transfer within two years after the date of grant of the incentive stock option or within one year after the shares are transferred to a participant), upon disposition of the shares any amount realized in excess of the participant’s tax basis in the shares disposed of is treated as a long-term capital gain, and any loss is treated as a long-term capital loss. In the event of a “disqualifying disposition,” the difference between the fair market value of the shares received on the date of exercise and the option price (limited, in the case of a taxable sale or exchange, to the excess of the amount realized upon disposition over the participant’s tax basis in the shares) is treated as compensation income received by the participant in the year of disposition. Any additional gain is taxable as a capital gain and any loss as a capital loss, which is long-term or short-term depending on whether the shares were held for more than one year. Special rules apply in determining the compensation income recognized upon a disqualifying disposition if the option price of the incentive stock option is paid with shares of Common Stock. If shares of Common Stock received upon the prior exercise of an incentive stock option are transferred to the Company in payment of the option price of an incentive stock option within either of the periods referred to above, the transfer is considered a “disqualifying disposition” of the shares transferred, but only compensation income determined as stated above, and no capital gain or loss, is recognized.

Neither the Company nor any of its subsidiaries is entitled to a deduction with respect to shares received by a participant upon exercise of an incentive stock option and not disposed of in a “disqualifying disposition.” If an amount is treated as compensation received by a participant because of a “disqualifying disposition,” the Company or one of its subsidiaries generally is entitled to a deduction in the same amount for compensation paid, subject to the “Limits on Deductions/Other Tax Matters” below.

Nonstatutory Stock Options. A participant generally does not recognize any taxable income upon receipt of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price is treated as compensation income received by the participant in the year of exercise. If the option price of a nonstatutory stock option is paid in whole or in part in shares, no income, gain or loss is recognized by a participant on the receipt of shares equal in value on the date of exercise to shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the nonstatutory stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise is treated as compensation income received by the participant on the date of exercise of the stock option.

The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation received by the participant upon exercise of a nonstatutory stock option, subject to the “Limits on Deductions/Other Tax Matters” below.

Stock Appreciation Rights. A participant generally does not recognize any taxable income upon receipt of a SAR (whether as a stand-alone award or in tandem with a related option award). Upon the exercise of a SAR the amount by which the fair market value of the Common Stock subject to the SAR on the exercise date exceeds the SAR grant price is treated as compensation income received by the participant in the year of exercise, whether received in cash, shares of Common Stock or both. The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation received by the participant upon exercise of the SAR, subject to the “Limits on Deductions/Other Tax Matters” below.

Restricted Stock. A participant does not recognize any taxable income upon the grant of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse is treated as compensation income to the participant and is taxable in the year the restrictions lapse. If the participant does not make a Section 83(b) election, dividends paid to the participant on the shares prior to the date the restrictions lapse will be treated as compensation income. The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation income to the participant, subject to the “Limits on Deductions/Other Tax Matters” below.

Restricted Stock Units. A participant generally does not recognize any taxable income upon receipt of restricted stock units. Any cash and the fair market value of any shares of Common Stock received by a participant upon the vesting of restricted stock units are treated as compensation income received by the participant in the year of receipt. The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation income received by the participant upon vesting of the restricted stock units, subject to the “Limits on Deductions/Other Tax Matters” below.

Performance Units. A participant generally does not recognize any taxable income upon receipt of performance units. Any cash and the fair market value of any shares of Common Stock and other property received by a participant when performance units are earned are treated as compensation income received by the participant in the year of receipt. The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation income received by the participant upon the earning of performance units, subject to the “Limits on Deductions/Other Tax Matters” below.

Other Awards. The tax consequences to the participant and the Company of awards of Common Stock and other awards that are valued by reference to or otherwise based upon Common Stock will be dependent upon the nature and structure of the award.

Deferred Compensation. While the Committee may establish procedures allowing payment of an award to be deferred, any deferral under the Second Amended and Restated Plan is intended to comply with Section 409A of the Internal Revenue Code so as to avoid additional taxes under Section 409A of the Internal Revenue Code being imposed on the participant.

Limits on Deductions/Other Tax Matters. Certain events described above under “Additional Rights in Certain Events” may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to a participant on certain compensation resulting from awards previously received under the Second Amended and Restated Plan and (ii) the loss of a compensation deduction which would otherwise be allowable to the Company or one of its subsidiaries as explained above.

The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid provided the compensation is reasonable. However, Section 162(m) of the Code disallows a compensation deduction for compensation paid to the principal executive officer and any of the other three highest compensated officers (other than the principal financial officer) of the Company in excess of $1,000,000 each in any taxable year of the Company, except that compensation that is performance-based may be excluded from this deduction limitation. (The $1,000,000 deduction limit is reduced by the amount of any compensation deduction disallowed under the immediately preceding paragraph.) The Second Amended and Restated Plan is intended to be structured so that compensation arising from the exercise of certain grand-fathered awards should be performance-based within the meaning of Section 162(m) of the Code. Nevertheless, it is possible that such awards may be made which may be subject to the limits of Section 162(m) of the Code.

In addition to the Second Amended and Restated Plan, the Company also has a Director Fee Plan. The Director Fee Plan is more fully described in the “General Information Regarding Corporate Governance—Compensation of Directors” section of this Proxy Statement.

Equity Plan Information

The following table provides information about grants under the Company’s equity compensation plans as of September 30, 2024:

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	51,147	$—	3,742,151	(1)
Equity compensation plans not approved by security holders	None	None	None

Total	51,147	$—	3,742,151

(1)

Includes (1) shares reserved under the 2017 Equity Incentive Plan, which provides for the grant or award of stock options, restricted shares, stock-based performance units and certain other types of stock based awards; (2) shares reserved under the 2019 Amended and Restated Director Fee Plan, which provides for the grant, award or deferral of stock options, restricted shares, stock-based performance units and certain other types of stock based awards and compensation; and (3) the shares purchased under the Employee Stock Purchase Plan which are purchased in the open market by employees at the fair market value of the Company’s stock. The Company provides a matching contribution of 10% of such purchases subject to certain limitations under the Employee Stock Purchase Plan. As the Employee Stock Purchase Plan is an open market purchase plan, it does not have a dilutive effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADOPTION OF THE SECOND AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN. The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy.

PROPOSAL 3

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2025.

The Audit Committee has determined that it would be desirable as a matter of good corporate practice to request an expression of opinion from the shareholders on the appointment. Although our shareholders are not required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, because we have submitted the ratification of our registered public accounting firm for approval by shareholders, the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” such proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2025. As discussed elsewhere in this Proxy Statement, to the extent that Barington provides a gold proxy card or voting instruction form to shareholders who hold their shares in “street name,” all of the proposals presented at the Annual Meeting, including this Proposal 3, will be considered “non-routine” matters, and brokers will not be entitled to vote your shares on the proposal without your instructions, resulting in a “broker non-vote,” which will have no effect on the outcome of this proposal Abstentions will have no effect on the outcome of this proposal, regardless of whether Barington provides a proxy card or voting instruction form to shareholders who hold their shares in “street name.”

If the shareholders do not ratify the selection of Ernst & Young LLP, the selection of an alternative independent registered public accounting firm will be considered by the Audit Committee; provided, further, however, even if the shareholders do ratify the selection of Ernst & Young LLP, as requested in this Proxy Statement, the Audit Committee reserves the right, at any time, to re-designate and retain a different independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2025.

It is not expected that any representative of Ernst & Young LLP will be present at the Annual Meeting of the Shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2025. The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy card.

PROPOSAL 4

ADVISORY (NON-BINDING) VOTE ON THE EXECUTIVE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As described in the Compensation Discussion and Analysis in this Proxy Statement, and summarized in the “Executive Summary” thereto, the Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. The Company presents a proposal for an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers on an annual basis. Accordingly, the Company is presenting the following proposal, which gives our shareholders the opportunity to endorse or not endorse our pay program for named executive officers by voting for or against the resolution set forth below. This resolution is required pursuant to Section 14A of the Exchange Act. Approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved (on a non-binding basis) if the proposal receives the affirmative vote of a majority of the shares cast at the meeting, a quorum being present. Abstentions and broker non-votes will have no effect on the proposal. Because the vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and implementation of executive compensation programs.

RESOLVED, that the shareholders approve (on a non-binding basis) the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption “Executive Compensation and Retirement Benefits.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT. The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy card.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s Restated Articles of Incorporation divide its voting stock into three classes: Preferred Stock, and Class A and Class B Common Stock. At the present time, no shares of Preferred Stock or Class B Common Stock are issued or outstanding. The following information is furnished with respect to persons who the Company believes, based on its records and filings made with the SEC, beneficially own five percent or more of the outstanding shares of Common Stock of the Company, and with respect to directors, individuals nominated to serve as directors, officers and executive management. Those individuals with more than five percent of the Company’s Common Stock could be deemed to be “control persons” of the Company.

This information presented is as of November 30, 2024, except as otherwise noted. The percentage ownership calculation is based on 30,937,563 shares of Common Stock outstanding.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (1)(2)		Percent (%) of Class		Deferred Stock Compensation Shares (7)
Directors, Officers and Executive Management:
J.C. Bartolacci	551,047		1.8		—
G.S. Babe	85,775			*	5,798
K.E. Dietze	40,658			*	—
T.L. Dunlap	24,910			*	—
L.D. Etzkorn	9,886			*	—
S.D. Gackenbach	98,946			*	—
A. Garcia-Tunon	27,259	(3)		*	36,352
G.R. Kohl	61,263			*	—
J.M. Nauman	0			*	0
S.F. Nicola	187,981			*	—
M.K. O’Brien	32,850			*	—
A.W. Richards	1,090			*	—
D.A. Schawk	211,859	(4)		*	—
B.D. Walters	75,267			*	—
J.R. Whitaker	26,221			*	8,997
F.S. Wlodarczyk	—			*	—
All directors, Company director nominees, officers and executive management as a group (20 persons)	1,479,108		4.8		51,147
Others:
BlackRock, Inc. 55 East 52nd Street New York, NY 10005	4,701,303	(5)**	15.2
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355-2331	3,542,565	(6)**	11.5

*	Less than 1%.
**	Information as of September 30, 2024, derived from Schedule 13D or 13G filings filed by the beneficial owner.
(1)

Any shares that may be beneficially owned within 60 days of November 30, 2024 are included in beneficial ownership. Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Company.

(2)	To the best of the Company’s knowledge, the nature of the beneficial ownership for all shares is sole voting and investment power, except as otherwise noted in the footnotes to the table.
(3)	Includes 12,109 shares of Common Stock held in the SGT 2021 Family Trust for the benefit of members of Mr. Garcia-Tunon’s family for which Mr. Garcia-Tunon serves as trustee.

(4)

Includes 35,548 shares of Common Stock held in the Teryl Alyson Schawk 1998 Trust; 51,514 shares of Common Stock held in trusts for the benefit of Mr. Schawk’s children for which Mr. Schawk or his spouse serves as trustee; 124,699 shares of Common Stock held in the David A. Schawk 1998 Trust for which Mr. Schawk serves as trustee with voting and investment power over such shares; 77,395 shares of Common Stock held in trust for the benefit of Mr. Schawk’s niece for which Mr. Schawk serves as custodian with voting and investment power but no pecuniary interest; and 97 shares of Common Stock held as custodian.

(5)

Pursuant to that certain Amendment No. 4 to Schedule 13G filed January 22, 2024 by BlackRock, Inc., as parent holding company or control person for certain of its subsidiaries (collectively, the “BlackRock Entities”), the BlackRock Entities have (i) sole voting power with respect to 4,646,670 shares of Common Stock and (ii) sole dispositive power with respect to 4,701,303 shares of Common Stock.

(6)

Pursuant to that certain Amendment No. 13 to Schedule 13G filed February 13, 2024 by The Vanguard Group, Inc., as beneficial owner and parent holding company or control person for certain of its subsidiaries (collectively, the “Vanguard Entities”), the Vanguard Entities have (i) shared voting power with respect to 44,073 shares of Common Stock, (ii) sole dispositive power with respect to 3,467,858 shares of Common Stock, and (iii) shared dispositive power with respect to 74,707 shares of Common Stock.

(7)

Represents shares of Common Stock held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plans, which are excluded from the Number of Shares Beneficially Owned. See the information provided under “General Information Regarding Corporate Governance—Compensation of Directors” in this Proxy Statement.

Stock Ownership Guidelines

The Company has established guidelines for stock ownership by management, which are intended to promote the alignment of the interests of management with the Company’s shareholders. As more fully described under “Compensation Discussion and Analysis” of this Proxy Statement, the guidelines provide for ownership by management of shares of the Company’s Common Stock with a minimum market value ranging up to six times base salary depending upon the individual’s position with the Company. Individuals are expected to achieve compliance with these guidelines within a reasonable period of time after appointment to their respective positions.

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted stock units or shares) but does not include outstanding stock options or unvested performance-based restricted stock units or shares. Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position. The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock or restricted stock units must be retained until the ownership guideline is met. Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs. As of November 30, 2024, all NEOs (as defined below) exceeded, and were therefore in compliance with, the Company’s stock ownership guidelines.

The Company has also adopted guidelines for stock ownership by non-employee directors, which require that each director maintain ownership of shares of the Company’s Common Stock (either directly, through restricted shares or restricted stock units issued under the Company’s Director Fee Plan or through shares held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan) with a market value approximating five times the current annual retainer ($90,000). Directors are expected to achieve compliance with these guidelines within a reasonable period of time after becoming a director. As of November 30, 2024, all of the directors had exceeded, and were therefore in compliance with, the Company’s stock ownership guidelines or are within the reasonable time period for compliance.

EXECUTIVE COMPENSATION AND RETIREMENT BENEFITS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management. Based upon such review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2025 Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024.

Submitted by: The Compensation Committee of the Board of Directors of Matthews International Corporation M.K. O’Brien, Chairperson T.L. Dunlap A.W. Richards D.A. Schawk

COMPENSATION DISCUSSION AND ANALYSIS

Matthews International Corporation’s Named Executive Officers in Fiscal 2024

Joseph C. Bartolacci	President & Chief Executive Officer
Steven D. Gackenbach	Group President, Memorialization
Gary R. Kohl	Group President, SGK Brand Solutions
Steven F. Nicola	Chief Financial Officer and Secretary
Brian D. Walters	Executive Vice President and General Counsel

The Company’s executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of four independent directors: Mr. O’Brien (Chairperson), Mr. Dunlap, Dr. Richards and Mr. Schawk. Compensation for the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executives is presented in the Summary Compensation Table and the other tables that follow.

Executive Summary

Compensation Philosophy and Objectives

Continuous improvement in operating results and the creation of shareholder value are key elements of the compensation philosophy of Matthews. This philosophy serves as the framework for the Company’s executive compensation program. Our program is designed to provide incentive arrangements that reward executives for improvements in the Company’s operating results and appreciation in our stock value.

To underscore the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, our Compensation Committee (referred to throughout this section as the “Committee”) has developed incentive arrangements based on rigorous performance standards. Our annual incentive compensation plan rewards executives for the attainment of adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), economic value added, and adjusted operating cash flow targets. Adjusted net income is utilized instead of adjusted EBITDA for corporate participants. For purposes of our annual incentive plan,

“economic value added” is the measure of adjusted EBITDA (or adjusted net income for corporate participants) compared to the cost of the capital utilized to generate this income. Adjusted operating cash flow is defined as adjusted EBITDA less capital expenditures plus/minus changes in working capital of the Company’s business units. Our long-term incentive plan awards in fiscal 2024 rewards participants for the achievement of earnings per share targets and ROIC.

The principal objectives of the Company’s executive compensation program for the Company’s named executive officers (“NEOs”) and other executive officers, are to:

•	Attract, retain and motivate highly qualified executives;

•	Reward continuous improvement in operating results and the creation of shareholder value; and

•	Align the interests of the Company’s executives with our shareholders.

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs. The foundation of our philosophy is to:

•	Emphasize rigorous performance-based compensation elements in our pay mix while providing total compensation opportunities commensurate with market levels;

•	Provide retirement and health benefits that are competitive with market levels; and

•	De-emphasize the use of perquisites, except for business purposes.

Our compensation philosophy targets the market median for all elements of compensation.

Response to 2024 Say on Pay Vote and Investor Engagement Efforts

At the Company’s annual meeting held in February 2024, over 90% of votes cast were in support of the compensation of our NEOs. Given this level of support, the Committee believes that the Company’s executive compensation programs appropriately link our executive compensation to the performance of the Company and reflect contemporary practices. The Committee remains committed to routinely reviewing and updating our executive compensation program as appropriate.

In addition, the Committee routinely evaluates responses from the Company’s annual outreach efforts with its largest shareholders and has deemed that the current executive compensation design aligns with the expectations of our shareholders. No critical feedback was received from shareholders that suggested the Committee needed to revise the design of a particular compensation policy or practice. Therefore, based on the results of our latest Say-on-Pay vote and feedback from investors, the Committee maintained its core executive compensation design. A summary of our executive compensation program for fiscal 2024 is included in the table below.

Executive Compensation Elements for Fiscal 2024

Our executive compensation program is comprised of the following key elements. Each is designed to meet the objectives of our executive compensation program as established by the Committee:

Compensation Element	Form and Key Characteristics	Description and Performance Metrics
Base Salary	- Fixed cash component - Reviewed annually and adjusted as appropriate	- Positioned competitively to attract and retain executive talent - Considers scope and complexity of the role, as well as individual performance and experience

Annual Incentive Compensation	- Variable cash compensation component - Performance-based opportunity

Executives other than SGK Brand Solutions:

- 40% weighting assigned to adjusted net income (corporate executives) or adjusted EBITDA (business unit executives)

- 40% weighting assigned to economic value added (defined above)

- 20% weighting assigned to adjusted operating cash flow

SGK Brand Solutions executives:

- 80% weighting assigned to adjusted EBITDA and 20% weighting assigned to adjusted operating cash flow

Long-Term Incentive Compensation	- Variable equity-based compensation component - 60% performance units - 40% time-based units

- Performance units earned at the end of the three-year performance period:

- Upon the attainment of pre-established stock price appreciation

- Upon the attainment of ROIC Goals

- Time-based units vest 100% on the third anniversary of the grant

Change in Control Severance Policy	- Compensation and benefit continuation in the event of involuntary or good reason termination and a change in control of the Company (a “double trigger”)

- Cash severance equal to two times the annual base salary and target bonus

- Acceleration of unvested or unearned equity awards

- Health care benefit continuation over the severance period (two years)

Executive Compensation Governance Practices

The following executive compensation practices and policies have been adopted by the Committee to ensure sound corporate governance and alignment of the interests of executives and the Company’s shareholders. Many of these policies and practices have been adopted to discourage excessive risk-taking by our executive team.

What We Do:

✓	Designate a non-executive board chair to provide effective independent board leadership and oversight of management

✓	Review risks associated with our compensation arrangements and adopt mitigating features, practices, and policies

✓	Engage in a rigorous CEO performance evaluation process

✓	Employ shareholder-value creating metrics and challenging targets such as adjusted EBITDA, adjusted net income, economic value added and operating cash flow in our annual incentive plan; and stock price appreciation and return on invested capital within our long-term incentive plan

✓	Cap annual and long-term incentive payouts

✓	Maintain significant stock ownership guidelines for both executives and directors

✓	Require both a qualified change in control and termination of employment (a “double trigger”) in order to receive cash severance benefits and for unvested equity awards to accelerate

✓	Maintain a “clawback” policy as promulgated under the Exchange Act that provides for the mandatory recoupment from executive officers of certain incentive awards in the event of a financial restatement and that also includes a broader group of employees that provides for the recoupment of incentive awards under certain conditions in the event of a financial restatement

✓	Retain an independent compensation consultant who regularly provides advice to the Committee on matters pertaining to executive compensation

What We Don’t Do:

×	Enter into individual employment contracts with our executives, except in an instance where an agreement is assumed, or is necessary, as part of an acquisition

×	Allow hedging or pledging of the Company’s securities

×	Provide excise tax gross-ups related to change in control terminations

×	Allow repricing or exchanging of stock options or other equity awards without shareholder approval

×	Provide excessive perquisites and tax gross-up perquisites

CEO Compensation Decisions for Fiscal 2024

Despite the challenging conditions over the past several years, including the pandemic, European market impact from the Russia-Ukraine war, and the global economy, the Committee emphasized the importance of remaining consistent with the Company’s executive compensation philosophies, which target base salaries at market median levels and reward executives for performance against pre-established targets and creation of shareholder value. Market median levels, as referenced herein, were determined by the Committee’s independent consultant based on Matthews’ peer companies and other appropriate market survey data. As noted in the pie chart below, variable, at-risk compensation accounted for 81% of our CEO’s target compensation.

Key performance indicators considered by the Committee in November 2023 in determining Mr. Bartolacci’s compensation for 2024 were as follows:

•	The Company reported another record for consolidated sales in fiscal 2023, representing growth of 6.7% over fiscal 2022 (8.1% on a constant currency basis);

•	The Company’s consolidated adjusted EBITDA for fiscal 2023 increased 7.3% over fiscal 2022;

•

For fiscal 2023, the Industrial Technologies segment generated sales of $505.8 million, representing a 51% increase year-over-year, and adjusted EBITDA increased 17%, over fiscal 2022, primarily reflecting significant growth of the engineering (including energy storage solutions) business; and

•	The Company’s ROIC (adjusted EBITDA relative to average outstanding debt and shareholders’ equity) was well above the Company’s estimated cost of capital.

In consideration of the Committee’s executive compensation philosophy and these performance factors, the Committee approved the following compensation changes in November 2023:

•	Base Salary: Mr. Bartolacci’s base salary for calendar 2024 was increased 4.5% to approximate the market median.

•	Annual Incentive Compensation: Target annual incentive compensation for Mr. Bartolacci for fiscal 2024 was set at 100% of base salary to approximate the market median.

•

Long-Term Incentive Compensation: Mr. Bartolacci received an annual equity award in November 2023 (fiscal 2024) equal to $4.1 million to approximate the market median. This amount represented a reduction of 2.4% from his fiscal 2023 award value of $4.2 million.

Based on the Company’s fiscal 2024 performance relative to pre-established adjusted net income, economic value added and adjusted operating cash flow targets, Mr. Bartolacci earned annual incentive compensation at 52% of his target for fiscal 2024 (see Annual Incentive Compensation below). As a result of the Company’s fiscal 2024 operating results and the reduction in annual equity award noted above, Mr. Bartolacci’s total compensation (as reflected in the Summary Compensation Table) declined by 10.3% in fiscal 2024 compared to fiscal 2023.

With respect to compensation related to changes in pension value and non-qualified deferred plan compensation, the Company terminated its non-qualified Supplemental Retirement Plan (“SERP”) and the Company’s principal defined benefit retirement plan (“DB Plan”) in 2022, both of which Mr. Bartolacci was a participant. Upon termination of these plans, he became a participant in the Company’s non-qualified Management Deferred Compensation Plan.

In addition, as shown in the table below, Mr. Bartolacci forfeited equity awards in November 2022 and November 2024 with original grant date values of $925,586 and $1,145,850, respectively. As further emphasis on the Committee’s philosophy to align long-term incentive compensation with the Company’s performance, the actual realized portion of the performance-based long-term incentive compensation awards that were granted over the past five years for the Company’s CEO was 68.3% (see table on page 75).

Fiscal 2024 Target Compensation Mix

The pie charts below show the mix of target compensation provided to our CEO and other NEOs in fiscal 2024. Variable, at-risk compensation accounted for 81% of our CEO’s target compensation and 67% of our other NEOs compensation on average.

Compensation Committee Administration

The principal function of the Committee is to review the Company’s compensation and benefit programs, including executive compensation and benefits, to ensure that total compensation is appropriate, competitive and consistent with the Company’s compensation philosophy. In performing its duties, the Committee consults with the Company’s CEO, the Company’s human resources leadership and various independent external advisors. In fiscal 2024, the Committee consulted principally with Pay Governance, LLC, an independent executive compensation consulting firm. Pay Governance, LLC does not perform any other services for the Company and reports directly to the Committee. The Committee has full authority to retain external advisors, consultants and agents, as necessary, in the fulfillment of its responsibilities. The Committee reviews the performance and the fees of the independent consultant each year and determines whether to retain such consultant for the upcoming year.

Among its other duties, the Committee has responsibility for setting executive base salary levels and administering the terms and policies of the following key executive benefit plans:

•	2015 Incentive Compensation Plan (the “2015 Incentive Plan”);

•	Second Amended and Restated 2017 Equity Incentive Plan (the “Second Amended and Restated Plan”); and

•	Management Deferred Compensation Plan (the “MDCP”).

In general, the Committee’s desire to align the Company’s executive compensation program with market levels drives the allocation between short-term and long-term compensation, as well as cash and equity components. The Committee believes that the level of compensation provided to an executive should be based on success against pre-established performance goals that drive the creation of shareholder value. To achieve this objective, the Company has built its current annual cash incentive plan based on achievement of adjusted EBITDA, economic value-added and adjusted operating cash flow targets. For the long-term plan, the Committee generally approved equity awards in fiscal 2024 (November 2023) and fiscal 2025 (November 2024) with vesting provisions dependent on time and service (40%) and the achievement of stock price appreciation (30%) and return on invested capital (30%) targets. The Company has no formal policy regarding the allocation of variable and fixed compensation for its NEOs.

The Committee has considered whether its executive compensation program promotes risk taking at levels that are unacceptable to the Company. The Committee considered the following mitigating factors related to risk:

•	Compensation philosophy that targets salaries and incentives at the market median;

•	Annual incentive design that caps maximum awards for the achievement of adjusted EBITDA and economic value-added targets reflective of the Company’s business plan;

•	Long-term incentives with financial performance and time-based vesting criteria;

•	Stock ownership guidelines; and

•	The Company’s clawback policy.

The Committee believes that the above factors as well as the overall executive compensation design, policies and mix of compensation serve to manage risk in a manner that is acceptable to the Company and its shareholders.

The Committee makes decisions regarding executive compensation with input from its independent consultant. When making decisions regarding compensation for the CEO, the Committee has a process in which it considers comparative market data provided by its independent consultant and the CEO’s performance assessment prepared by the Company’s Board of Directors. When making decisions regarding compensation for executives other than the CEO, the Committee considers comparative market data and seeks input and evaluates recommendations from the CEO. In order to obtain comparative market data for evaluating executive compensation, the Company, through its independent consultant, utilizes compensation data published by Willis Towers Watson. The Company targets industrial and manufacturing companies of similar size, complexity, employment region and performance in developing this set of comparative data. Because data sample sizes for these types of companies may not be sufficient, the Company supplements such data with broader and more general industry data to develop its market data.

In evaluating compensation for fiscal 2024, the Committee’s independent consultant developed a group of peer companies to make assessments of market compensation and to determine the alignment of compensation earned relative to Company and peer performance. The peer group targeted industrial/manufacturing companies of similar size, complexity, employment region, and performance. The peer group of companies used in evaluating compensation (“Peer Group”) for 2024 was:

Barnes Group Inc.	Columbus McKinnon Corporation	Deluxe Corp.
EnPro Industries Inc.	Graco Inc.	Hillenbrand Inc.
ICF International, Inc.	John Wiley & Sons, Inc.	Kaman Corporation
Mativ Holdings, Inc.	Minerals Technologies Inc.	MSA Safety Incorporated
Moog, Inc.	Service Corp. International	Stagwell, Inc.
Standex International Corp.	TriMas Corporation	Woodward, Inc.

For calendar 2025, the Committee approved the removal of Kaman Corporation (acquired).

The Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized equity compensation gains, in its decisions to increase or decrease compensation in the current year. The Committee believes that this would not be in the best interest of retaining and motivating the executive.

Clawback Policy

The Board adopted a clawback policy (the “Clawback Policy”) effective as of October 1, 2023. The Clawback Policy, which is administered by the Committee, applies to current and former executive officers of the Company as defined in Rule 10D-1 (each an “Affected Officer”), promulgated under the Exchange Act. Under the Clawback Policy, if the Company is required to prepare an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (collectively, a “Restatement”), the Company is obligated to recover erroneously awarded incentive-based compensation received from the Company by Affected Officers. Incentive-based compensation includes any compensation that is granted, earned or vested based in whole or in part on the attainment of a financial reporting measure. Erroneously awarded incentive-based compensation is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on an applicable Restatement.

Under the Clawback Policy, each employee (including executive officers) of the Company and its subsidiaries are also subject to the clawback of incentive-based compensation if (i) a Restatement is required as a result of any fraud or intentional misconduct by such person, or (ii) the Committee determines in its discretion that a lower amount of incentive-based compensation would have been paid to such person, but for the error giving rise to the restatement such person received erroneously awarded compensation as a result.

Additionally, the Company’s equity- and cash-based compensation plans permit it to clawback compensation paid by the Company to participants, including executive officers and directors, if they engage in specified activities. For example, our 2015 Incentive Plan has a recoupment provision under which the Committee has the discretion to adjust for the recovery of previously paid awards from any participant, where appropriate, in the event of restatement of prior financial statements. No such adjustments have been necessary under these provisions. The 2015 Incentive Plan and the Second Amended and Restated Plan also provide the Committee with the discretion over the three-year period following the grant of awards to cancel, suspend or require repayment to the Company of outstanding awards if the participant (i) competes with the Company or its subsidiaries, (ii) violates solicitation provisions with customers or employees, or (iii) defames or disparages the Company, its subsidiaries or certain related persons. In addition, the Second Amended and Restated Plan has a cancellation provision under which the Committee has the discretion to cancel, suspend or require to be repaid any awards under the Second Amended and Restated Plan if, subject to limited exceptions, the participant (i) engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Company or any of its subsidiaries, (ii) induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Company or any of its subsidiaries, (iii) solicits any employee of the Company or any of its subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Company or any of its subsidiaries, or (iv) makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Company or any of its subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies).

The Second Amended and Restated Plan also provides that if the Committee determines that a vice president or more senior officer, including any named executive officer, participating such plan has engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of the Company’s financial statements filed with the SEC, the Committee will review all incentive compensation awarded to or earned by such participant, including, without limitation, any award under the Second Amended and Restated Plan, with respect to fiscal periods materially affected by the restatement and may recover from such participant all such incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances.

Pay-for-Performance Alignment

The Committee believes there are different ways of assessing whether compensation paid to executives aligns with the performance of the Company. For the Committee’s consideration in understanding the Company’s pay-for-performance alignment, the Committee’s compensation consultant examined the relationship of the CEO’s realizable compensation and the Company’s performance relative to the CEO compensation and performance of the Peer Group. Performance was defined as the relative ranking of the following four performance metrics:

•	Net sales growth;

•	Return on invested capital;

•	Growth in earnings before interest, taxes, depreciation and amortization (EBITDA); and

•	Total shareholder return (stock price appreciation plus dividends).

The consultant evaluated each performance metric independently relative to the Peer Group for the three-year period 2021 through 2023, and the five-year period 2019 through 2023. The relative ranking of each performance metric was averaged to form a composite ranking. The Company’s relative composite performance ranking was aligned with the Peer Group as follows:

•	2021 through 2023: 68th percentile

•	2019 through 2023: 41st percentile

For the three-year period 2021 through 2023, the CEO’s three-year realizable compensation relative to the Peer Group ranked at the 83rd percentile while the Company’s performance composite ranked at the 68th percentile of the Peer Group. Realizable compensation includes base salary, actual bonuses paid, the intrinsic value of equity awards at the fiscal year-end 2023 stock price and performance shares earned or expected to be earned.

For the five-year period 2019 through 2023, the CEO’s five-year realizable compensation relative to Peer Group ranked at the 65th percentile while the Company’s performance composite ranked at the 41st percentile of the Peer Group.

Pay-for-Performance Alignment
Relative Realizable Compensation Percentile
100%
75%
50%
25%
0%
Three-Year Realizable Compensation
Five-Year Realizable Compensation
0%
25%
50%
75%
100%
Composite Performance Percentile

The Committee evaluated this information and concluded that the Company’s relative performance was aligned with the relative realizable value of compensation paid to the CEO on a three-year basis and five-year basis.

As further emphasis on the Committee’s philosophy to align long-term incentive compensation with the Company’s performance, below is a table which reflects, as of November 30, 2024, the actual realized portion of the performance-based long-term incentive compensation awards that were granted over the past five fiscal years for the Company’s CEO:

Grant Date (Fiscal Year)	Performance Measure	Grant Value	Grant Date Stock Price	Vesting Thresholds			Percent of Shares Earned	Expiration (Fiscal Year)	Forfeited Share Value (1)
2020	Non-GAAP* EPS	$925,586	$35.290	$3.62	$3.94	$4.53	—%	2023	$925,586
2020	ROIC	$925,551	$35.290	12%	14%	16%	172.2%	2023	—
2021	Stock Price	$909,883	$26.860	20%	40%	60%	200.0%	2024	—
2021	ROIC	$909,883	$26.860	10%	12%	14%	200.0%	2024	—
2022	Non-GAAP EPS	$1,145,850	$38.195	$3.28	$3.44	$3.63	—%	2025	$1,145,850
2022	ROIC	$1,145,850	$38.195	10%	12%	14%	200.0%	2025	—
2023	Non-GAAP EPS	$1,245,825	$27.685	$3.15	$3.43	$3.83	—%	2026	—
2023	ROIC	$1,245,825	$27.685	10%	12%	15%	—%	2026	—
2024	Stock Price	$1,454,100	$48.470	15%	30%	50%	—%	2027	—
2024	ROIC	$1,113,450	$37.115	12%	14%	16%	—%	2027	—
	Total						68.3%

(1)

The forfeited share value represents the number of shares/restricted stock units forfeited multiplied by the grant date stock price. The unvested restricted stock units awarded in fiscal 2020 and fiscal 2022 subject to the non-GAAP EPS performance measure expired and, accordingly, were forfeited.

*	Generally Accepted Accounting Principles in the United States (“GAAP”)

Base Salaries

The Committee determines and approves the base salaries of the Company’s executives, including the CEO, and considers recommendations from the CEO with respect to the other executives. The Committee employs the same principles that are applied in developing the base salaries of all employees. Base salary ranges are determined for each executive position based on their level, responsibilities and complexity using the 50th percentile survey data for similar positions at comparable companies. A base salary market median amount is determined for each position based on this competitive data and ranges are established to provide that the Company’s salary levels are managed between 80% and 120% of such market median.

In determining base salary adjustments for each executive, the Committee considers the individual’s performance evaluation, the level of responsibility for the position, an individual’s current base salary in relation to market median and industry competition for executive talent. As discussed earlier, the Committee’s philosophy is to target fixed base salaries at the median market levels. On this basis, base salaries were increased for calendar 2024 as shown in the following table. As a result of these adjustments, the calendar 2024 base salaries of each NEO approximated market median.

NEO	Percent Increase
Mr. Bartolacci	4.5%
Mr. Gackenbach	5.0%
Mr. Kohl	4.0%
Mr. Nicola	4.0%
Mr. Walters	5.0%

Executives are also subject to an annual individual performance evaluation. The evaluations are designed to rate each executive on various criteria, both objective and subjective, including the areas of leadership, technical expertise, initiative, judgment and personal development. An overall rating is assessed to each individual from these evaluations and is an important element in determining annual adjustments to base salaries. The rating levels include: Surpassed (highest rating), Achieved, and Progressed/Missed (lowest rating). The Committee conducts an evaluation of the CEO’s performance and the CEO conducts an evaluation of each executive officer’s performance. Each of the NEOs was rated at either Surpassed or above the Achieved level.

Annual Incentive Compensation

The 2015 Incentive Plan covers the annual incentive compensation to be paid to key managers of the Company, including the NEOs. The 2015 Incentive Plan provides an incentive arrangement based on the achievement of annual goals reflective of the Company’s business plan. The objective of the program is to promote the Company’s goal of increasing shareholder value. The Company believes that three of the key elements in the creation of shareholder value are:

•	growth in adjusted EBITDA;

•	improvement in adjusted EBITDA greater than the cost of the capital utilized to generate this adjusted EBITDA (referred to as “economic value added”); and

•	strong operating cash flow generation.

Accordingly, the annual incentive plan for fiscal 2024 was designed to motivate management to achieve levels of adjusted EBITDA, economic value added, and adjusted operating cash flow reflective of the Company’s business plan.

Designated managers within each of the Company’s business segments participate in the incentive program for their respective business unit. For fiscal 2024, incentive compensation for these participants (except the SGK

Brand Solutions segment) was calculated based on the achievement of adjusted EBITDA, economic value added, and adjusted operating cash flow targets established for their individual business unit. Economic value added for business units is defined as the unit’s adjusted EBITDA less its cost of capital (cost of capital is determined based on a pre-tax rate of 12% multiplied by net controllable assets, which is estimated to exceed the Company’s weighted average pre-tax cost of capital). Adjusted operating cash flow for business units for the purposes of incentive compensation is defined as adjusted EBITDA less capital expenditures plus/minus changes in working capital. Incentive compensation for SGK Brand Solutions participants was calculated based on the achievement of adjusted EBITDA and adjusted operating cash flow targets for this business unit.

Incentive compensation for corporate executives was calculated based on the achievement of pre-established targets for adjusted net income, economic value added, and adjusted operating cash flow performance of the Company on a consolidated basis. Corporate economic value added is measured based on the Company’s adjusted net income less its after-tax cost of capital (with cost of capital based on an after-tax rate of 8%, which is estimated to approximate the Company’s weighted average after-tax cost of capital).

Adjusted EBITDA (adjusted net income for Corporate participants), economic value added, and adjusted operating cash flow targets are established at the beginning of the fiscal year by the Committee. The Company provides reconciliations of adjusted EBITDA and adjusted net income (GAAP vs. non-GAAP) in its quarterly earnings reports, which can be found on the Company’s website. In determining these targets for fiscal 2024, the Committee considered the long-term growth objectives of the Company; fiscal 2024 operating budgets approved by the Company’s Board of Directors; and current economic, industry and competitive market conditions.

Fiscal 2024 performance targets established for the respective business units of the NEOs were as follows:

(Amounts in thousands)	Adjusted Net Income/EBITDA	Economic Value Added	Operating Cash Flow
Corporate	$73,600	$31,200	$222,000
Memorialization (excl. Environmental Solutions)	152,940	75,450	132,155
SGK Brand Solutions (excl. Saueressig packaging)	56,570	n/a	43,673

Corporate amounts (Mr. Bartolacci, Mr. Nicola and Mr. Walters are participants) were based on consolidated adjusted net income, economic value added, and adjusted operating cash flow of the Company. The adjusted net income target for fiscal 2024 was based on a consolidated adjusted EBITDA target of $232.0 million, which represented an increase over the fiscal 2023 actual adjusted EBITDA. Memorialization amounts (Mr. Gackenbach) were based on the adjusted EBITDA, economic value added and adjusted operating cash flow of this segment excluding the Environmental Solutions business. SGK Brand Solutions amounts (Mr. Kohl) were based on the adjusted EBITDA and adjusted operating cash flow of this segment excluding the Saueressig packaging business.

The attainment of target performance levels results in an earned incentive equivalent to the participant’s target incentive amount (discussed below). No incentive amounts are earned for operating results that do not achieve the defined minimum performance levels. Incentive amounts cannot exceed the defined maximum percentage of the participant’s target incentive amount. Earned incentive percentages are interpolated within the ranges.

For the NEOs for fiscal 2024 (except for Mr. Kohl), 40% of the participant’s target annual incentive compensation opportunity was based on the achievement of adjusted EBITDA targets (adjusted net income for Corporate participants), 40% was based on the achievement of economic value added targets, and the remaining 20% was based on the achievement of adjusted operating cash flow targets. For Mr. Kohl, for fiscal 2024, 80% of his target annual incentive compensation opportunity was based on the achievement of adjusted EBITDA targets and the remaining 20% was based on the achievement of adjusted operating cash flow targets. To better align business unit performance with the Company’s consolidated objectives, 25% of the annual incentive compensation opportunities for Mr. Gackenbach and Mr. Kohl were based on the achievement of the Company’s consolidated results.

The target incentive amount is expressed as a percentage of the participant’s base salary and based upon the executive’s position and the industry recommended percentage target for the position as provided to the Company by Pay Governance, LLC. Target, minimum and maximum incentive award opportunities for the CEO and other NEOs are included in the table below.

Named Executive Officer	Target Incentive Award as a Percent of Base Salary	Minimum Incentive Award as a Percent of Base Salary	Maximum Incentive Award as a Percent of Base Salary
J.C. Bartolacci	100%	50%	200%
Mr. Gackenbach	60%	30%	120%
Mr. Kohl	55%	27.5%	110%
Mr. Nicola	70%	35%	140%
Mr. Walters	60%	30%	120%

Actual results for fiscal 2024 compared to target levels were as follows. Adjusted EBITDA and adjusted net income amounts reflected the following adjustments as pre-approved by the Committee: acquisition-related costs, restructuring costs, ERP implementation costs, intangible amortization expense, and certain other non-GAAP adjustments as presented in the Company’s quarterly and annual earnings reports.

Corporate

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Adjusted net income(1)	$67,032	$73,600	55%	40%	22%
Economic value added(1)	27,283	31,200	75%	40%	30%
Adjusted Operating cash flow(1)	153,789	222,000	—%	20%	—%

Total					52%

Memorialization (excluding Environmental Solutions)

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Adjusted EBITDA(1)	$164,941	$152,940	139%	40%	56%
Economic value added(1)	89,012	75,450	136%	40%	54%
Adjusted Operating cash flow(1)	160,199	132,155	200%	20%	40%

Total					150%

SGK Brand Solutions (excluding Saueressig)

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Adjusted EBITDA(1)	$59,726	$56,570	128%	80%	102%
Adjusted Operating cash flow(1)	51,312	43,673	187%	20%	38%

Total					140%

(1)	Represents a non-GAAP financial measure. Please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.

Based on actual results, the calculations of the earned incentive amounts were as follows:

Named Executive Officer	Base Salary	Target Incentive	Target Incentive Amount	Earned Incentive	Earned Incentive Amount
J.C. Bartolacci	$1,092,788	100%	$1,092,788	52%	$569,452
Mr. Gackenbach	535,100	60%	321,060	150%	403,187
Mr. Kohl	513,500	55%	282,425	140%	332,937
Mr. Nicola	666,500	70%	466,550	52%	243,119
Mr. Walters	472,500	60%	283,500	52%	147,732

Note: 25% of the target incentive amounts for Mr. Gackenbach and Mr. Kohl were based on the achievement of the corporate results.

Incentive amounts are subject to reduction at the discretion of the Committee based on the performance of the NEO relative to pre-established, quantifiable personal goals. Each incentive compensation plan participant develops personal goals, which are subject to review and approval by the business unit President or CEO, as appropriate. The personal goals of the CEO are reviewed and approved by the Committee. The Committee may use discretion to decrease calculated awards based on the participant’s performance relative to the quantifiable individual goals. No such adjustments were made in fiscal 2024.

Long-Term Incentive Compensation

Long-term incentive compensation for fiscal 2024 was provided to key managers and executives under the Second Amended and Restated Plan. The Second Amended and Restated Plan is an equity compensation plan designed to directly align the interests of employees with the Company’s shareholders. The plan is intended to encourage eligible employees to increase their efforts to make the Company more successful, to provide an additional inducement for such employees to remain with the Company, to reward such employees by providing an opportunity to acquire shares of the Company’s common stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company. The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company.

Under the Second Amended and Restated Plan, equity grants can be made in the form of:

•	Stock options;

•	Restricted share awards;

•	Restricted stock units (including performance-based share units);

•	Stock appreciation rights; and

•	Other stock-based awards.

For the past five fiscal years, the awards have been issued in the form of restricted stock units with time and performance vesting provisions.

The Committee believes that the use of stock-based compensation provides a strong link in aligning the interests of management with the Company’s shareholders by incentivizing shareholder value creation. In keeping with the Committee’s philosophy of providing performance-based incentives, the restricted stock units awarded in November 2023 generally contained performance-vesting provisions for 60% of the units granted. Further, in order to enhance the Company’s retention objectives, the remaining 40% of the units granted contain a time-vesting feature in which such units vest three years from the grant date subject to continued employment of the executive by the Company.

For the November 2023 grant, the Company established the following two criteria for the performance-vesting units, to be measured three years following the grant of the award:

•

One-half (50%) of the performance-vesting units (i.e., 30% of the overall award) are based upon the attainment of stock price appreciation targets of 30%, 15%, and 50%, respectively, to earn 100%, 50% and 200% of the award; and

•

One-half (50%) of the performance-vesting units (i.e., 30% of the overall award) are based upon the attainment of return on invested capital of 14%, 12%, and 16%, respectively, to earn 100%, 50% and 200% of the award. For this measurement, return on invested capital is determined based on consolidated adjusted EBITDA divided by average invested capital (net debt plus shareholders’ equity) of the Company. For the November 2023 grant, the Committee raised the minimum threshold ROIC goal to 12% (previously 10%) due to the recent higher interest rate levels.

Every year, the Committee determines individual grant levels through consultation with the independent compensation advisor. The Committee is provided grant guidelines by Pay Governance, LLC, which provide recommended grant award ranges based on current market thresholds.

For the awards, the target level of grants represented the market median (50th percentile). The relative recommended grant ranges have been developed such that the minimum of the range is set at 20% below the market median and the maximum of the range is set at 20% above the market median.

Grant recommendations are developed using a valuation model consistent with accounting policies for stock-based compensation and is based on the fair market value of the Company’s common stock on the dates of grant. Grants to executive officers are generally made only once a year in the Company’s first fiscal quarter (usually at the November meeting of the Committee), except for new hires and promotions. The Company does not time the release of material non-public information around the granting of equity compensation awards.

The minimum vesting period, in general, for all restricted stock units (time and performance-based) is three years. Restricted stock units may also vest under certain change-in-control circumstances, subject to double-trigger change-in-control provisions which require a change in control and involuntary or good reason employment termination (see “Employment and Severance Agreements” below).

The minimum holding periods for vested restricted share awards are governed by the Company’s stock ownership guidelines, which provides that at least 50% of the after-tax shares realized upon vesting of restricted stock must be retained until the ownership guideline is met.

Dividends are not paid on unvested restricted shares. Dividends associated with unvested restricted shares only become payable if and upon the vesting of the restricted shares. Accordingly, dividends will not be paid if the restricted shares do not become vested and are instead forfeited.

Stock Ownership Guidelines
The Company has established stock ownership guidelines for executive officers and business unit management in order to support a culture of ownership among the management team. The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. The ownership guidelines are expressed as a multiple of base salary and are as
follows:

Position	Minimum Equivalent Stock Value
Chief Executive Officer	6 times base salary
Chief Financial Officer	5 times base salary
Group Presidents	4 times base salary
Other Officers and Executive Management of the Registrant	3 times base salary
Vice Presidents	2 times base salary
Director level and other managers eligible for equity compensation and other incentive compensation plan participants	Annual base salary
For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Company’s Employee Stock Purchase Plan) and time-vesting restricted stock units, but does not include unvested performance-based restricted stock units. Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position. The ownership guidelines mandate that at least
50
% of the
after-tax
shares realized upon an option exercise or vesting of restricted stock or restricted stock units must be retained until the ownership guidelines requirement is met. Compliance with these ownership guidelines is one of the factors considered by the Committee in determining eligibility for participation in the Company’s equity compensation programs.
As of November 30, 2024, all NEOs exceeded the Company’s stock ownership guidelines.
Policy on Insider Trading
The Company has adopted and maintains a Policy on Insider Trading (the “Policy”) that governs transactions
involving the Company’s securities by the Company’s directors, executive officers and employees, and their respective related persons. The Policy requires directors, executive officers, and certain employees to consult with the Company’s Executive Vice President and General Counsel, who serves as the Compliance Officer under the Policy, prior to engaging in certain transactions involving the Company’s securities. The Policy is designed to promote compliance with insider trading laws, rules and regulations and the Nasdaq listing standards that are applicable to the Company.
Anti-Hedging Policy
As set forth in the Policy, the Company prohibits its directors, executive officers and employees
from hedging its ownership of the Company’s stock, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds related to Company stock or debt. Directors, executive officers, and employees are prohibited from purchasing the Company’s stock on margin, borrowing against the Company’s stock held in a margin account, or pledging the Company’s stock as collateral for a loan
.

Retirement Benefits

Previously, retirement benefits were generally provided to executives under the DB Plan and in some cases, the SERP or Officers Retirement Restoration Plan (“ORRP”). In fiscal 2021, the Company terminated the DB Plan, SERP, and ORRP. Of the NEOs, Mr. Bartolacci and Mr. Nicola participated in the DB Plan and SERP. Mr. Gackenbach and Mr. Walters were participants in the DB Plan and ORRP.

Beginning October 1, 2021, in addition to participation in the Company’s 401(k) plan, all executives are eligible to participate in the Management Deferred Compensation Plan (“MDCP”). The MDCP provides participants an opportunity to defer compensation. The MDCP is an unfunded plan and participant account balances are unsecured obligations of the Company. Under the MDCP, participants may defer up to 75% of their base salary and 100% of their commissions and bonuses. The MDCP also provides for the Company to make discretionary contributions to the participants.

Other Compensation

The Company generally provides all domestic employees with the following:

•	401(k) plan;

•	Employee stock purchase plan;

•	Health and dental coverage;

•	Company-paid term life insurance;

•	Disability insurance;

•	Educational assistance; and

•	Paid time off (vacations and holidays).

These benefits are designed to be competitive with overall market practices. Educational assistance for dependent children is also provided to any employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university. Educational assistance is limited to $1,200 for each semester and $2,400 annually.

The Company provides executives with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table, which the Committee considers reasonable, competitive and consistent with the Company’s compensation philosophy. These benefits include financial advisory services, supplemental life and disability insurance coverage, costs associated with personal use of a vehicle and, in certain circumstances, club dues. Effective October 1, 2022, the Committee eliminated personal use of a vehicle and club dues benefits for executives.

Employment and Severance Agreements

None of the NEOs have employment or severance agreements.

The Company’s executive management, including the NEOs, are parties to change-in-control agreements with the Company. These agreements provide certain benefits upon a change in control of the Company provided that, upon a change-in-control, the executive’s employment is terminated involuntarily or for good reason (a “double-trigger”). In the event of a double-trigger, the executive (including the CEO) is generally entitled to two times base salary and target bonus, and accelerated vesting of awards under the long-term incentive plan. See “Potential Payments upon Termination or Change in Control - Restricted Stock.”

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, (“Section 162(m)”) disallows federal income tax deductions for compensation paid to the Chief Executive Officer, Chief Financial Officer, any of the other three most highly compensated executives and certain former NEOs in excess of $1 million in any taxable year, subject to certain exceptions. Section 162(m) was amended on December 22, 2017 by the “Tax Cuts and Jobs Act.” Under the Tax Cuts and Jobs Act, the exception under Section 162(m) for performance-based compensation is no longer available. The amendment to Section 162(m) applies to remuneration paid by the Company in taxable years beginning after December 31, 2017, except for remuneration which is provided pursuant to a written binding contract that was in effect on November 2, 2017 and which was not modified in any material respect on or after such date.

Annual Compensation of the Named Executive Officers

The table below summarizes the compensation for fiscal 2024, 2023 and 2022 earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly paid executive officers who were serving as executive officers as of September 30, 2024.

Summary Compensation Table for Fiscal Year Ended September 30, 2024

Name and Principal Position	Year (1)	Salary	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non- qualified Deferred Plan Compensation (4)	All Other Compensation (5)	Total
Joseph C. Bartolacci Director, President and Chief Executive Officer	2024	$1,080,118	$—	$4,052,150	$569,452	$75,404	$31,236	$5,808,360
	2023	1,037,838	—	4,152,750	1,170,486	76,768	36,122	6,473,964
	2022	1,006,975	—	3,819,500	1,161,820	—	62,076	6,050,371

Steven D. Gackenbach Group President, Memorialization	2024	528,240	—	790,169	403,187	26,187	41,807	1,789,590
	2023	503,428	—	636,755	475,950	25,555	37,780	1,679,468
	2022	469,615	—	1,111,475	382,989	—	39,254	2,003,333

Gary R. Kohl President, SGK Brand Solutions	2024	527,158	—	628,083	332,937	15,243	33,244	1,536,665
	2023	487,385	—	512,173	218,090	16,049	29,765	1,263,462
	2022	455,365	—	1,119,114	120,393	—	22,370	1,717,242

Steven F. Nicola Chief Financial Officer and Secretary	2024	659,543	—	1,215,645	243,119	32,460	46,317	2,197,084
	2023	632,852	—	1,052,030	501,964	30,571	54,020	2,271,437
	2022	597,212	—	1,680,580	482,358	—	42,800	2,802,950

Brian D. Walters Executive Vice President and General Counsel	2024	466,496	—	709,126	147,732	16,870	23,899	1,364,123
	2023	444,681	—	553,700	302,345	17,248	26,261	1,344,235
	2022	426,173	—	1,073,280	270,431	—	30,671	1,800,555

(1)	For the fiscal years ended September 30, 2024, 2023 and 2022.
(2)

Amounts in this column reflect the grant date fair value of awards of restricted stock units of Common Stock granted during fiscal 2024, 2023 and 2022 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of restricted stock units during fiscal 2024, see the Grants of Plan-Based Awards table below. Performance-based shares that were forfeited in fiscal 2023 were as follows: 11,250 for Mr. Bartolacci, 1,700 for Mr. Gackenbach, 600 for Mr. Kohl, 3,100 for Mr. Nicola and 1,600 for Mr. Walters. Performance-based shares that were forfeited in fiscal 2022 were as follows: 11,833 for Mr. Bartolacci, 1,850 for Mr. Gackenbach, 505 for Mr. Kohl, 3,100 for Mr. Nicola and 1,500 for Mr. Walters. The assumptions on which this valuation is based are set forth in

Note 14 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 22, 2024.
(3)

The amounts shown in this column reflect amounts earned under the 2015 Incentive Plan in fiscal 2024, 2023 and 2022. For a full explanation of the operation of the Incentive Compensation Plan, refer to the narrative disclosure above and the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 66 of this Proxy Statement.

(4)

The amount shown in this column for the years ended September 30, 2024 and 2023 for each of the named executive officers are discretionary contributions, if any, to a non-qualified deferred compensation plan. For additional information regarding retirement benefits, see the “Retirement Benefits” section below.

(5)

Amounts for fiscal 2024 represent one or more of the following: premiums for officer’s life insurance, incremental premiums for long-term disability insurance, matching contributions to the Company’s 401(k) Plan, financial services and educational assistance. The fiscal 2024 amounts for Mr. Bartolacci include matching contributions to the Company’s 401(k) Plan of $9,630. The fiscal 2024 amounts for Mr. Gackenbach include matching contributions to the Company’s 401(k) Plan of $11,486 and financial services of $16,268. The fiscal 2024 amounts for Mr. Kohl include matching contributions to the Company’s 401(k) Plan of $9,159 and financial services of $16,954. The fiscal 2024 amounts for Mr. Nicola include matching contributions to the Company’s 401(k) Plan of $12,649 and financial services of $16,268. The fiscal 2024 amounts for Mr. Walters include matching contributions to the Company’s 401(k) Plan of $12,526.

The following table provides information on grants of plan-based awards held by the named executive officers during fiscal 2024.

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2024

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#) (3)	Maximum (#)
J.C. Bartolacci	11/13/23					30,000			$1,454,100	(5)
	11/13/23					30,000			1,113,450	(6)
	11/13/23							40,000	1,484,600	(7)
	11/13/23	$546,394	$1,092,788	$2,185,576

S.D. Gackenbach	11/13/23					5,850			283,550	(5)
	11/13/23					5,850			217,123	(6)
	11/13/23							7,800	289,497	(7)
	11/13/23	160,530	321,060	642,120

G.R. Kohl	11/13/23					4,650			225,386	(5)
	11/13/23					4,650			172,585	(6)
	11/13/23							6,200	230,113	(7)
	11/13/23	141,213	282,425	564,850

S.F. Nicola	11/13/23					9,000			436,230	(5)
	11/13/23					9,000			334,035	(6)
	11/13/23							12,000	445,380	(7)
	11/13/23	233,275	466,550	933,100

B.D. Walters	11/13/23					5,250			254,468	(5)
	11/13/23					5,250			194,854	(6)
	11/13/23							7,000	259,805	(7)
	11/13/23	141,750	283,500	567,000

(1)	All grants were effective as of the date on which the Compensation Committee of the Board of Directors met to approve them.
(2)

Amounts represent target payouts under the Company’s 2015 Incentive Plan. The target represents the named executive officer’s annual salary multiplied by his respective target incentive award percentage. The target incentive award percentages, expressed as a percentage of annual base salary are 100% for Mr. Bartolacci, 70% for Mr. Nicola, 60% for Mr. Gackenbach and Mr. Walters and 55% for Mr. Kohl. For a full explanation refer to the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 76 of this Proxy Statement.

(3)

Amounts represent the number of restricted stock units granted pursuant to the Second Amended and Restated Plan that vest upon certain performance criteria. Performance-based restricted stock units granted in November 2023 were awarded such that, in general, 30% of the grant vests at target based upon stock price appreciation for the Company’s common stock; and 30% of the grant vests at target based upon the Company achieving certain targets based on ROIC. Vesting of all units are generally subject to continuing employment through November 13, 2026. Upon vesting, performance-based units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets. Performance related units that do not achieve the stock price appreciation or ROIC thresholds by the end of the performance period will be forfeited. Performance related units may also be forfeited within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the Second

Amended and Restated Plan, refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 79 of this Proxy Statement.
(4)

Amounts represent the number of shares of restricted stock units granted pursuant to the Second Amended and Restated Plan that fully vest on the third anniversary of the grant date. Upon vesting, time-based units will be converted to an equal number of shares of Common Stock. Restricted stock units may also vest under certain change-in-control circumstances, subject to double-trigger change-in-control provisions which require a change in control and involuntary or good reason employment termination. The restricted stock units are forfeited upon employment termination, except in the case of voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the Second Amended and Restated Plan, refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 79 of this Proxy Statement.

(5)

Grant date fair values are developed using a Binomial pricing model based on the fair market value of the Company’s common stock on the date of grant. The assumptions on which this valuation is based are set forth in Note 14 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 22, 2024 (see footnote 3 above).

(6)	Values are calculated based on the grant date fair value of Common Stock and the expected probability that the shares will ultimately vest at target (see footnote 3 above).
(7)	Values are calculated based on the grant date fair value of Common Stock. The vesting period for retirement-eligible employees is accelerated (see footnote 4 above).

The following table sets forth information concerning the fiscal 2024 year-end value of unearned restricted shares/share units for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year Ended September 30, 2024

	Stock Awards
	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
J.C. Bartolacci	40,000	(1)	$928,000	60,000	(5)	$1,392,000
	60,000	(2)	1,392,000	90,000	(6)	2,088,000
	40,000	(3)	928,000	60,000	(7)	1,392,000
S.D. Gackenbach	18,900	(1)	438,480	10,200	(5)	236,640
	9,200	(2)	213,440	13,800	(6)	320,160
	7,800	(3)	180,960	11,700	(7)	271,440
G.R. Kohl	19,100	(1)	443,120	10,200	(5)	236,640
	7,400	(2)	171,680	11,100	(6)	257,520
	6,200	(3)	143,840	9,300	(7)	215,760
S.F. Nicola	26,900	(1)	624,080	17,100	(5)	396,720
	15,200	(2)	352,640	22,800	(6)	528,960
	12,000	(3)	278,400	18,000	(7)	417,600
B.D. Walters	17,900	(1)	415,280	10,200	(5)	236,640
	8,000	(2)	185,600	12,000	(6)	278,400
	7,000	(3)	162,400	10,500	(7)	243,600

(1)	Represents restricted stock units that were fully vested on November 17, 2024 and converted to an equal number of shares of Common Stock.
(2)	Represents restricted stock units that will be earned and fully vested on November 14, 2025. Upon vesting, these restricted stock units will be converted to an equal number of shares of Common Stock.
(3)	Represents restricted stock units that will be earned and fully vested on November 13, 2026. Upon vesting, these restricted stock units will be converted to an equal number of shares of Common Stock.
(4)

Represents the value of all unvested restricted shares/share units as of September 30, 2024. The value is computed by multiplying all unvested restricted shares/share units by $23.20, the closing price of Common Stock on September 30, 2024. The value calculated for restricted stock units is based on vesting at target for performance related shares (see footnotes 6 and 7 below).

(5)

Represents restricted stock units that will be earned and vested as follows: one-half upon achieving certain metrics based on adjusted earnings per share and one-half upon achieving certain metrics based on ROIC. Upon vesting, these performance-based units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets. On November 17, 2024, the ROIC portion vested and converted into shares of the Company’s common stock at a rate of 200%; the adjusted earnings per share portion cancelled.

(6)

Represents restricted stock units that will be earned and vested as follows: one-half upon achieving certain metrics based on adjusted earnings per share and one-half upon achieving certain metrics based on ROIC. Upon vesting, these performance-based units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets.

(7)

Represents restricted stock units that will be earned and vested as follows: one-half upon achieving certain metrics based on stock price appreciation and one-half upon achieving certain metrics based on ROIC. Upon vesting, these performance-based units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets.

The following table provides information on the vesting of restricted shares for each of the named executive officers during fiscal 2024.

Stock Vested for Fiscal Year Ended September 30, 2024

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
J.C. Bartolacci	203,250	$7,737,728
S.D. Gackenbach	32,250	1,227,758
G.R. Kohl	44,550	1,696,019
S.F. Nicola	56,850	2,164,280
B.D. Walters	32,250	1,227,758

Retirement Benefits

The Company provides a 401(k) Plan covering substantially all domestic employees of the Company. Participants may make pre-tax contributions to their account of 1% up to 75% of their annual compensation. The Company will make matching contributions to each participant at a rate of 100% for the first 3% deferred and 50% for the next 2% deferred up to 4% of their annual compensation. Participants are fully vested immediately in the value of their contributions and fully vested in the value of Company matching contributions after three years of service, provided they are a participant of the plan.

Beginning October 1, 2021, in addition to participation in the Company’s 401(k) Plan, all executives are eligible to participate in the MDCP, which is a non-qualified deferred compensation plan. The MDCP provides participants an opportunity to defer compensation. The MDCP is an unfunded plan and participant account balances are unsecured obligations of the Company. Under the MDCP, participants may defer up to 75% of their annual base salary and 100% of their commissions and bonuses. The MDCP also provides for the Company to make discretionary contributions to the participants. All of the NEOs participate in the MDCP.

The table below sets forth the discretionary contributions, if any, to a non-qualified deferred compensation plan for the year ended September 30, 2024 for each of the participating named executive officers.

Name	Discretionary Contributions ($)
J.C. Bartolacci	$75,404
S.D. Gackenbach	26,187
G.R. Kohl	15,243
S.F. Nicola	32,460
B.D. Walters	16,870

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires most companies with publicly traded stock in the United States to identify the median total compensation of their worldwide employee population (other than the chief executive officer) and to compare that amount with the total compensation of their chief executive officer. Total compensation amounts are required to be calculated using the SEC’s compensation disclosure rules applicable to reporting compensation in the Summary Compensation Table of the Proxy Statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the company.

To identify our median employee, we reviewed the annual base salary of all our employees other than the CEO as of September 30, 2024. As permitted by SEC rules, we excluded from our review employees based in Brazil,

China, Costa Rica, and Philippines because those individuals, in the aggregate, make up less than 5% of our total employee base, representing approximately 475 employees. Contingent workers who provide services to Matthews International but whose compensation is determined by an unaffiliated third party were also excluded from our determination of the median employee. We used an annual base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. As a result, annual base salary provides a reasonable depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

Our median employee’s 2024 compensation was $49,463. Our Chief Executive Officer’s total 2024 compensation was $5,808,360 as reported in the Summary Compensation Table on page 83. Accordingly, our 2024 CEO to Median Employee Pay Ratio was approximately 117:1.

Potential Payments upon Termination or Change in Control

The following discussion describes and quantifies the payments that would be made to each of the NEOs at, following, or in connection with a variety of circumstances, assuming that each had taken place on September 30, 2024: (1) the executive resigns voluntarily without the consent of the Company; (2) the executive resigns voluntarily with the consent of the Company; (3) the executive is involuntarily terminated without cause; (4) the executive is involuntarily terminated with cause; (5) the executive dies or becomes permanently disabled while employed; (6) the executive retires; or (7) a change in control of the Company takes place.

The Company’s executive management, including the NEOs, are subject to change-in-control agreements. These agreements provide certain benefits upon a change-in-control of the Company provided that, upon a change-in-control, the executive’s employment is terminated involuntarily or for good reason (“double-trigger”). Upon such double-trigger, the executive (including the CEO) is generally entitled to two times his or her annual base salary and target bonus, and accelerated vesting of awards under the long-term incentive plan. The change-in-control agreements also provide that any payments or benefits are subject to customary confidentiality, non-solicitation and non-competition provisions and delivery to the Company of a general release of claims.

Restricted Stock. Under the terms of the existing restricted stock and restricted stock unit awards, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unvested restricted shares/share units are forfeited at the time of termination. In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested performance-based restricted shares continue to vest for a period of two years following termination and unvested performance-based restricted stock units continue to vest over the term of the award, notwithstanding such death, termination due to permanent disability, retirement, or voluntary termination with the Company’s consent. In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested time-based restricted shares/share units become immediately vested. In the event of a change in control of the Company, all unvested time-based restricted shares/share units immediately vest in full. In addition, in the event of a change in control of the Company, all unvested performance-based restricted shares/share units immediately vest to the greater of (i) the amount that would have vested at target-level performance and (ii) the amount that would have vested assuming that applicable performance levels were extrapolated to the end of the applicable performance period. Notwithstanding the foregoing, time-based and performance-based restricted shares/share units held by the Company’s executive management that are subject to change in control agreements will accelerate upon satisfaction of the double-trigger conditions.

The following table provides information on the potential incremental value of executive benefits occurring at, following, or in connection with each of the events described below, assuming such event would have occurred as of September 30, 2024.

Named Executive	Executive Benefit and Payment upon Separation	Voluntary Termination Without Consent	Voluntary Termination With Consent(1) (2)	Involuntary Termination Without Cause	Involuntary Termination With Cause	Death or Disability (1) (2)	Retirement (1) (2)	Change in Control (3)
J.C. Bartolacci	Performance-based Restricted Shares/Share Units	$—	$—	$—	$—	$—	$—	$—

	Time-based Restricted Shares/Share Units	—	3,248,000	—	—	3,248,000	3,248,000	—

	Total	—	3,248,000	—	—	3,248,000	3,248,000	—

S.D. Gackenbach	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—

	Time-based Restricted Shares/Share Units	—	832,880	—	—	832,880	832,880	—

	Total	—	832,880	—	—	832,880	832,880	—

G.R. Kohl	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—

	Time-based Restricted Shares/Share Units	—	758,640	—	—	758,640	758,640	—

	Total	—	758,640	—	—	758,640	758,640	—

S.F. Nicola	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—

	Time-based Restricted Shares/Share Units	—	1,255,120	—	—	1,255,120	1,255,120	—

	Total	—	1,255,120	—	—	1,255,120	1,255,120	—

B.D. Walters	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—

	Time-based Restricted Shares/Share Units	—	763,280	—	—	763,280	763,280	—

	Total	—	763,280	—	—	763,280	763,280	—

(1)	The vesting of performance-based restricted stock units is determined based on achievement of certain performance conditions described in the underlying award agreements. Such agreements provide that vesting will not occur unless and until the applicable performance conditions are satisfied. As such, there is no value attributed to performance-based restricted stock units under this column. For a quantification of the performance-based restricted stock units that vest at target level performance based on the closing price of the Company’s common stock on September 30, 2024, and for a description of the performance conditions thereof, see the “Outstanding Equity Awards at Fiscal Year-End for Fiscal Year Ended September 30, 2024” above.
(2)

The time-based restricted stock unit value represents the value of unvested restricted stock units as of September 30, 2024 that would vest upon termination as of September 30, 2024 (the “assumed time vested shares”). The value of the restricted stock units is computed by multiplying the number of assumed time vested share units by $23.20, the closing price of Common Stock on the last trading day of fiscal 2024.

(3)

Time and performance restricted stock units may vest under certain change-in-control circumstances, subject to double-trigger change-in-control provisions which require a change in control and involuntary or good reason employment termination. See “Potential Payments upon Termination or Change in Control—Restricted Stock” above. For a quantification of the time-based restricted stock units and for the performance-based restricted stock units that vest at target level performance based on the closing price of the Company’s common stock on September 30, 2024, and for a description of the performance conditions thereof, see the “Outstanding Equity Awards at Fiscal Year End for Fiscal Year Ended September 30, 2024” above.

Pay Versus Performance (“PVP”)
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection
Act
, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between compensation actually paid to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

					Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non- PEO NEOs (1)(2)	Total Shareholder Return	Peer Group Total Shareholder Returns (3)	Net Income (Loss) ($ millions)	Adjusted EPS (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$5,808,360	$469,433	$1,721,866	$526,321	$115.83	$177.85	$(59.7)	$2.17
2023	6,473,964	13,502,761	1,639,651	3,214,110	188.13	138.24	37.8	2.88
2022	6,050,371	1,750,908	2,487,573	1,496,085	105.71	113.15	(99.8)	2.88
2021	6,732,304	11,435,108	1,892,820	2,961,890	159.12	137.26	2.9	3.28

(1)
Mr. Bartolacci served as our principal executive officer (“PEO”) for the full fiscal year in each of 2024, 2023, 2022, and 2021. Our non-PEO
named executive officers (NEOs) included: (a) for fiscal year 2024, Messrs. Gackenbach, Kohl, Nicola, and Walters; (b) for fiscal year 2023, Messrs. Gackenbach, Kohl, Nicola, and Walters; (c) for fiscal year 2022, Messrs. Babe, Gackenbach, Nicola, and Walters; and (d) for fiscal year 2021, Messrs. Dunn, Gackenbach, Kohl, and Nicola.

(2)
The following amounts were deducted from / added to the Summary Compensation Table (“SCT”) total compensation in accordance with the
SEC-mandated
adjustments to calculate Compensation Actually Paid (“CAP”) to our principal executive officer (“PEO”) and average CAP to our non-PEO
named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards. The numbers for fiscal years 2021 to 2023 have been revised from the numbers previously reported in last year’s Pay versus Performance Table in order to correct an immaterial calculation.

PEO SCT Total to CAP Reconciliation

Fiscal Year	2024	2023	2022	2021
SCT Total	$5,808,360	$6,473,964	$6,050,371	$6,732,304
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	(75,404)	(76,768)	—	(284,123)
+ Service Cost of Pension in Fiscal Year	—	—	—	36,141
+ Prior Service Cost of Pension in Fiscal Year	—	—	—	(577,796)
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(4,052,150)	(4,152,750)	(3,819,500)	(3,639,530)
± Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	2,499,700	5,836,500	2,577,150	7,050,742
± Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(3,927,500)	4,667,475	(3,679,588)	1,703,786
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(148,373)	370,057	282,746	107,662

Fiscal Year	2024	2023	2022	2021
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
+ Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	364,800	384,283	339,729	305,922
Compensation Actually Paid	$469,433	$13,502,761	$1,750,908	$11,435,108
Non-PEO
NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2024	2023	2022	2021
Average SCT Total	$1,721,866	$1,639,651	$2,487,573	$1,892,820
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	(22,690)	(22,356)	—	(76,313)
+ Service Cost of Pension in Fiscal Year	—	—	—	76,083
+ Prior Service Cost of Pension in Fiscal Year	—	—	—	(125,590)
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(835,756)	(688,665)	(1,610,875)	(797,742)
± Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	515,563	967,886	1,179,746	1,545,439
± Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(903,325)	1,155,840	(704,385)	365,060
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(30,277)	76,351	52,003	17,226
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
+ Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	80,940	85,403	92,023	64,907
Compensation Actually Paid	$526,321	$3,214,110	$1,496,085	$2,961,890

(3)	The Peer Group for which Total Shareholder Return is provided in column (g) is our compensation benchmarking peer group, comprised of the following companies:

Company	FY2024	FY2023	FY2022	FY2021
Altra Industrial Motion Corp.		Y
Barnes Group Inc.	Y	Y	Y	Y
Columbus McKinnon Corporation	Y	Y
Deluxe Corporation	Y	Y	Y	Y
EnPro Industries, Inc.	Y	Y	Y	Y
Graco Inc.	Y	Y	Y	Y
Hillenbrand, Inc.	Y	Y	Y	Y
ICF International, Inc.	Y	Y	Y	Y

Company	FY2024	FY2023	FY2022	FY2021
InnerWorkings, Inc.				Y
John Wiley & Sons, Inc.	Y	Y	Y	Y
Kaman Corporation		Y	Y	Y
Mativ Holdings, Inc.	Y	Y	Y	Y
MDC Partners Inc.				Y
Meredith Corporation				Y
Minerals Technologies Inc.	Y	Y	Y	Y
Moog Inc.	Y	Y	Y	Y
MSA Safety Incorporated	Y	Y	Y	Y
Service Corporation International	Y	Y	Y	Y
Stagwell Inc.	Y	Y	Y
Standex International Corporation	Y	Y	Y	Y
Teledyne Technologies Incorporated			Y	Y
TriMas Corporation	Y	Y	Y	Y
Viad Corp				Y
Woodward, Inc.	Y	Y	Y	Y

(4)
Adjusted earnings per share (“Adjusted EPS”) is a
Non-GAAP
financial measure. Adjusted EPS provides the Company with an understanding of the results from the primary operations of the business by excluding the effects of certain acquisition, divestiture, and system-integration costs, and items that do not reflect the ordinary earnings of its operations. Fiscal year 2024 Adjusted EPS reflects GAAP EPS adjusted for acquisition and divestiture items, strategic initiatives and other charges, highly inflationary accounting impacts (primarily non-cash),
goodwill and asset write-downs,
non-service
pension and postretirement expense, intangible amortization expense, and tax-related
items. Fiscal year 2023 Adjusted EPS reflects GAAP EPS adjusted for acquisition and divestiture items, strategic initiatives and other charges, highly inflationary accounting impacts (primarily non-cash),
defined benefit plan termination related items,
non-service
pension and postretirement expense, and intangible amortization expense. Fiscal year 2022 Adjusted EPS reflects GAAP EPS adjusted for acquisition and divestiture items, strategic initiatives and other charges, highly inflationary accounting impacts (primarily non-cash),
defined benefit plan termination related items, asset write-downs, net, goodwill write-downs,
non-service
pension and postretirement expense, and intangible amortization expense. Fiscal year 2021 Adjusted EPS reflects GAAP EPS adjusted for acquisition and divestiture items, strategic initiatives and other charges, non-service
pension and postretirement expense, intangible amortization expense, and tax-related
items. Adjusted EPS provides management with insight into the earning value for shareholders excluding certain costs, not related to the Company’s primary operations. Likewise, this measure may be useful to an investor in evaluating the underlying operating performance of the Company’s business overall, as well as performance trends, on a consistent basis.

Charts of CAP Versus Performance Metrics
The chart below illustrates the relationship between the PEO and average
Non-PEO
CAP amounts and the Company’s and Peer Group’s TSR during fiscal years 2021-2024.

The charts below illustrate the relationship between the PEO and
Non-PEO
CAP amounts and the Company’s Net Income and Adjusted EPS during fiscal years 2021-2024.

Tabular List of Most Important Performance Measures
The six items listed below represent the most important performance metrics we used to determine CAP for fiscal year 2024 as further described in our Compensation Discussion and Analysis (“CD&A”).
Most Important Performance Measures

•	Adjusted Net Income

•	Adjusted EBITDA

•	Economic Value Added

•	Adjusted Operating Cash Flow

•	Adjusted EPS

•	Return on Invested Capital
During fiscal year 2024, the Company did not award stock options within four business days before or one business day after the release of
a
Form 10-Q,
10-K,
or
8-K
that discloses material nonpublic information. The Company has no specific policy on the timing of awards of such instruments in relation to the release of a
Form 10-Q,
10-K,
or
8-K
that discloses material
nonpublic
information.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Matthews International Corporation (the “Company”) is composed of four directors who the Board has determined to be independent under the SEC regulations related to audit committee independence, the Nasdaq listing requirements and the Company’s Corporate Governance Guidelines. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

Management of the Company has the primary responsibility for preparing the financial statements, establishing the system of internal controls, and assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management, internal audit and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has discussed the consolidated financial statements with management, internal audit and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm and internal auditors the overall scope and plan for their respective audits. The Audit Committee meets with the independent registered public accounting firm and internal auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above and the Audit Committee’s review of the report of the independent registered public accounting firm on the consolidated financial statements of the Company for the year ended September 30, 2024, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024 for filing with the SEC.

Audit Committee: L.D. Etzkorn, Chairperson M.K. O’Brien A.W. Richards F.S. Wlodarczyk

December 10, 2024

Relationship with Independent Registered Public Accounting Firm

Ernst & Young LLP (“EY”) has been the independent registered public accounting firm performing the audits of the consolidated financial statements of the Company since December 28, 2015. In addition to performing the audit of the Company’s consolidated financial statements, EY provided services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and various other services during fiscal 2024 and 2023, respectively. The aggregate fees (including out-of-pocket expenses) billed for fiscal 2024 and 2023 for each of the following categories of services are set forth below.

	2024	2023
Audit fees (includes audits and reviews of the Company’s fiscal 2024 and 2023 financial statements)	$2,031,950	$1,941,100
Audit-related fees (primarily regulatory compliance work)	160,000	27,360
Tax fees (primarily tax compliance and advisory work)	258,119	381,000
All other fees	—	—

Fiscal 2024 and 2023 tax fees include tax compliance and planning fees. All services provided by EY for significant audit, audit-related, tax and other services are approved in advance by the Audit Committee. Fees for the annual audit, including quarterly reviews, are approved by the Audit Committee upon appointment of the Company’s independent registered public accounting firm. Other services are approved in advance on a specific project basis during the year. Examples of such projects include acquisition due diligence and tax assistance engagements. Where approval in advance by the Audit Committee is not practical due to time constraints, management provides a written description of the engagement to the Chairperson of the Audit Committee and obtains the Chairperson’s approval prior to proceeding with the engagement. Ratification of such services by the full Audit Committee is obtained at the next scheduled Audit Committee meeting. The Company’s independent registered public accounting firm provides a summary of audit and other services and related fees to the Audit Committee at each of its regularly scheduled Committee meetings. The summary includes total estimated fees for each individual project. The Audit Committee also considered whether the provision of non-audit services by EY is compatible with maintaining the independence of EY.

EY’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended September 30, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended September 30, 2024 and 2023, the Company had not consulted with EY regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the two most recent fiscal years ended September 30, 2024 and 2023, there were no disagreements between Matthews and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements for such years.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are subject to review and approval by the Audit Committee, with guidance and advice from the Governance and Sustainability Committee of the Board of Directors with respect to actual, apparent and potential violations of the code of ethics applicable to executive management and, to the extent involving directors or officers, the Code of Business Conduct and Ethics (the “Code of Conduct”), including conflicts of interest between directors or officers and the Company and any “interlocking directorate” issues. Written policies and procedures relative to the identification of related party transactions are contained in the Code of Conduct and the Audit Committee reviews and evaluates each such transaction based on the specific facts and circumstances involved. Each of the following transactions were reviewed and evaluated by the Audit Committee pursuant to the Company’s Code of Conduct and to the Company’s knowledge, there were no other transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, consistent with the responsibilities set forth in its charter, the Governance and Sustainability Committee reviewed the following transactions for actual, apparent or potential violations of the code of ethics applicable to executive management and, the Code of Conduct, including conflicts of interest between directors or officers and the Company and any “interlocking directorate” issues, and discussed such matters with management, and following such examination, advised the Board with respect to such matters.

Brandon Babe, an employee of the Company, is the son of Greg S. Babe, one of our Executive Officers and a member of the Board of Directors. Compensation paid to Brandon Babe on an annual basis, consisting of salary, bonus and equity awards, exceeds the $120,000 related person transaction threshold and as a result was reviewed by the Audit and Governance and Sustainability Committees. His total compensation is consistent with other Company employees in similar positions.

During fiscal 2024, the Company made payments of $450,000 related to the purchase of additional shares of Liquid X Printed Metals Inc. (“Liquid X”), a private company. In October 2024, the Company entered into a Forfeiture and General Release Agreement with Liquid X, pursuant to which the Company received a release with respect to all financial obligations or other responsibilities or liabilities, claims or actions arising from Liquid X or the Company’s ownership interest in Liquid X in exchange for (i) payments in the aggregate amount of $224,000, of which $75,000 occurred in fiscal year 2024 and $149,000 was paid in fiscal year 2025, (ii) the Company waived rental payments under an existing lease agreement between the Company and Liquid X for a developmental testing laboratory, through December 31, 2025, having an aggregate value of approximately $77,000, (iii) forfeited all shares of Liquid X previously held by the Company, which had a net carrying value of approximately $3,131,000 prior to entering into the Forfeiture and General Release Agreement, and (iv) released of all obligations and liabilities, claims or actions relate to Matthews’ prior ownership of Liquid X. Greg S. Babe, one of our Executive Officers and member of the Board of Directors, serves as President and CEO of Liquid X. Mr. Babe received no direct benefit in connection with these transactions.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our Common Stock will be “householding” our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Shareholders may revoke their consent at any time by contacting the Company at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200. The annual report and proxy materials are also available on the Company’s website at www.matw.com/investors/sec-filings.

Shareholders who share the same address and currently receive multiple copies of our annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2026 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2026 Annual Meeting of the Shareholders. To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 9, 2025 (120 days prior to the anniversary date of the Company’s 2025 Proxy Statement).

Section 2.09 of the Amended and Restated By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such Section 2.09, so that it is received by the Company no later than and no earlier than the notice deadline determined under such Section 2.09. This period will generally be 75 to 120 days prior to the anniversary of the Company’s Annual Meeting for the previous year, or October 23, 2025 to December 7, 2025 for the Company’s Annual Meeting in 2026.

Shareholder nominations for directors to be elected at the 2026 Annual Meeting must be submitted to the Company in writing at least 75 days prior to the anniversary of the Company’s Annual Meeting for the previous year, or December 7, 2025, to our Secretary at Two NorthShore Center, Pittsburgh, PA 15212-5851, Attention: Steven F. Nicola, Chief Financial Officer and Secretary. Such nominations must be in writing in accordance with Section 6.1 of the Company’s Restated Articles of Incorporation and Section 2.09 of the Company’s Amended and Restated By-laws, and must include, as to each prospective nominee and each shareholder giving notice, as applicable, (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated; (2) a representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote at such meeting and intends to appear “in person” or by proxy at the meeting to nominate the person(s) specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated by the Board of Directors; (5) the consent of each nominee to serve as a director of the Company if so elected; and (6) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and such nominees’ respective affiliates and associates, or others acting in concert therewith, on the other hand. To be eligible to be a nominee for election as a director, the prospective nominee, or someone acting on such prospective nominee’s behalf, must deliver a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request). Upon request, the prospective nominee must also provide a written representation and agreement that such prospective nominee: (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such prospective nominee’s ability to comply, if elected as a director of the Company, with such prospective nominee’s fiduciary duties under applicable laws; (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (c) would be in compliance if elected as a director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

The Governance and Sustainability Committee and Board will consider any candidate for nominee as a director that is properly submitted by a shareholder in accordance with the Company’s Restated Articles of Incorporation and Amended and Restated By-laws and does not maintain a policy with regard to such nominations distinct from such requirements.

OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by the Company. Shareholder votes at the Annual Meeting will be tabulated by First Coast. A copy of the Company’s Annual Report for 2024 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

By Order of The Board of Directors

/s/ Steven F. Nicola

Steven F. Nicola
Chief Financial Officer and Secretary

Appendix A

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Matthews, its directors, its director nominees and certain of its executive officers and employees are participants in the solicitation of proxies in connection with the Annual Meeting. The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the names and business addresses of our directors and director nominees and the names, present principal occupations and business addresses of our executive officers and employees who are considered to be “participants” in our solicitation of proxies from our shareholders in connection with the Annual Meeting (collectively, the “Participants”).

DIRECTORS AND NOMINEES

The principal occupations of our directors and director nominees are described in the section captioned “Proposal 1—Election of Directors.” The names and employer business addresses of our directors and director nominees are below.

Name	Employer’s Business Address
Joseph C. Bartolacci	Two Northshore Center, Pittsburgh, PA 15212-5851
Gregory S. Babe	Two Northshore Center, Pittsburgh, PA 15212-5851
Katherine E. Dietz	Not Applicable
Terry L. Dunlap	17 Brilliant Ave | Suite 301A, Aspinwall, PA 15238
Lillian D. Etzkorn	3501 County Road 6 East, Elkhart, IN 46514-7663
Alvaro Garcia-Tunon	Not Applicable
Morgan K. O’Brien	c/o Hope Gas, 781 Chestnut Ridge Road, Suite 100, Morgantown, WV 26505
J. Michael Nauman	c/o Museum of Discovery, 500 President Clinton Blvd, Little Rock, AR 72201
Aleta W. Richards	Crane Currency, 1245 Old Alpharetta Rd., Alpharetta, GA 30005
David A. Schawk	Not Applicable
Jerry R. Whitaker	Not Applicable
Francis S. Wlodarczyk	Not Applicable

OFFICERS AND EMPLOYEES

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company and the business address for each person is Two Northshore Center, Pittsburgh, PA 15212-5851.

Name	Title
Joseph C. Bartolacci	President and Chief Executive Officer
Gregory S. Babe	Chief Technology Officer and Group President, Industrial Technologies
Steven F. Nicola	Chief Financial Officer and Secretary
Brian D. Walters	Executive Vice President and General Counsel

INFORMATION REGARDING OWNERSHIP OF THE COMPANIES SECURITIES BY PARTICIPANTS

The number of shares of Common Stock of the Company held as of December 31, 2024 by the Participants who are directors or executive officers is set forth in the section titled “Stock Ownership of Certain Beneficial Owners and Management” of this Proxy Statement. The Company is unaware of any Participant who owns any securities of the Company of record that such Participant does not own beneficially, except as described in this Proxy Statement.

INFORMATION REGARDING TRANSACTIONS IN THE COMPANY’S SECURITIES BY PARTICIPANTS—LAST TWO YEARS

The following table sets forth information regarding purchases and sales of Matthews’ securities by each Participant from December 1, 2022 to December 31, 2024. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	Transaction Code*
Joseph C. Bartolacci	12/21/2022	1,650	—	D	G
Joseph C. Bartolacci	11/13/2023	100,000	—	A	A
Joseph C. Bartolacci	11/16/2023	203,250	—	D	M
Joseph C. Bartolacci	11/16/2023	203,250	—	A	M
Joseph C. Bartolacci	11/16/2023	88,395	—	D	F
Joseph C. Bartolacci	12/19/2023	7,275	—	D	G
Joseph C. Bartolacci	11/17/2024	40,000	—	D	M
Joseph C. Bartolacci	11/17/2024	40,000	—	A	M
Joseph C. Bartolacci	11/18/2024	145,800	—	A	A
Joseph C. Bartolacci	11/21/2024	60,000	—	D	M
Joseph C. Bartolacci	11/21/2024	60,000	—	A	M
Gregory S. Babe	11/16/2023	32,250	—	D	M
Gregory S. Babe	11/16/2023	32,250	—	A	M
Gregory S. Babe	11/16/2023	9,285	—	D	F
Gregory S. Babe	11/17/2024	35,000	—	D	M
Gregory S. Babe	11/17/2024	35,000	—	A	M
Gregory S. Babe	11/17/2024	15,323	—	D	F
Gregory S. Babe	11/18/2024	10,000	—	A	A
Katherine E. Dietze	3/9/2023	3,777	—	A	A
Katherine E. Dietze	3/11/2023	2,988	—	D	M
Katherine E. Dietze	3/11/2023	2,988	—	A	M
Katherine E. Dietze	3/7/2024	4,668	—	A	A
Katherine E. Dietze	3/10/2024	4,263	—	D	M
Katherine E. Dietze	3/10/2024	4,263	—	A	M
Terry L. Dunlap	3/9/2023	3,777	—	A	A
Terry L. Dunlap	3/11/2023	2,988	—	D	M
Terry L. Dunlap	3/11/2023	2,988	—	A	M
Terry L. Dunlap	3/7/2024	4,668	—	A	A
Terry L. Dunlap	3/10/2024	4,263	—	D	M
Terry L. Dunlap	3/10/2024	4,263	—	A	M
Lillian D. Etzkorn	3/9/2023	3,777	—	A	A
Lillian D. Etzkorn	3/11/2023	2,988	—	D	M
Lillian D. Etzkorn	3/11/2023	2,988	—	A	M
Lillian D. Etzkorn	3/7/2024	4,668	—	A	A
Lillian D. Etzkorn	3/10/2024	4,263	—	D	M
Lillian D. Etzkorn	3/10/2024	4,263	—	A	M
Alvaro Garcia Tunon	12/12/2022	200	—	A	A
Alvaro Garcia Tunon	2/20/2023	160	—	A	A
Alvaro Garcia Tunon	3/9/2023	3,777	—	A	A
Alvaro Garcia Tunon	3/11/2023	2,988	—	D	M
Alvaro Garcia Tunon	3/11/2023	2,988	—	A	M
Alvaro Garcia Tunon	3/11/2023	146	—	A	A

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	Transaction Code*
Alvaro Garcia Tunon	5/22/2023	178	—	A	A
Alvaro Garcia Tunon	8/21/2023	166	—	A	A
Alvaro Garcia Tunon	12/11/2023	215	—	A	A
Alvaro Garcia Tunon	2/19/2024	262	—	A	A
Alvaro Garcia Tunon	3/7/2024	4,668	—	A	A
Alvaro Garcia Tunon	3/10/2024	4,263	—	D	M
Alvaro Garcia Tunon	3/10/2024	4,263	—	A	M
Alvaro Garcia Tunon	3/10/2024	263	—	A	A
Alvaro Garcia Tunon	5/20/2024	296	—	A	A
Alvaro Garcia Tunon	8/19/2024	339	—	A	A
Alvaro Garcia Tunon	12/16/2024	304	—	A	A
Steven F. Nicola	11/13/2023	30,000	—	A	A
Steven F. Nicola	11/16/2023	56,850	—	D	M
Steven F. Nicola	11/16/2023	56,850	—	A	M
Steven F. Nicola	11/16/2023	24,726	—	D	F
Steven F. Nicola	11/17/2024	26,900	—	D	M
Steven F. Nicola	11/17/2024	26,900	—	A	M
Steven F. Nicola	11/17/2024	11,696	—	D	F
Steven F. Nicola	11/18/2024	38,000	—	A	A
Steven F. Nicola	11/21/2024	17,100	—	D	M
Steven F. Nicola	11/21/2024	17,100	—	A	M
Steven F. Nicola	11/21/2024	7,435	—	D	F
Morgan K. O’Brien	3/9/2023	3,777	—	A	A
Morgan K. O’Brien	3/11/2023	2,988	—	D	M
Morgan K. O’Brien	3/11/2023	2,988	—	A	M
Morgan K. O’Brien	3/7/2024	4,668	—	A	A
Morgan K. O’Brien	3/10/2024	4,263	—	D	M
Morgan K. O’Brien	3/10/2024	4,263	—	A	M
Aleta W. Richards	3/9/2023	3,777	—	A	A
Aleta W. Richards	8/9/2023	1,090	—	A	P
Aleta W. Richards	3/7/2024	4,668	—	A	A
David A. Schawk	3/9/2023	3,777	—	A	A
David A. Schawk	3/11/2023	2,988	—	D	M
David A. Schawk	3/11/2023	2,988	—	A	M
David A. Schawk	5/4/2023	2,988	—	D	G
David A. Schawk	5/4/2023	—	2,988	A	G
David A. Schawk	3/7/2024	4,668	—	A	A
David A. Schawk	3/10/2024	4,263	—	D	M
David A. Schawk	3/10/2024	4,263	—	A	M
David A. Schawk	5/15/2024	4,263	—	D	G
David A. Schawk	5/15/2024	—	4,263	A	G
Brian D. Walters	11/13/2023	17,500	—	A	A
Brian D. Walters	11/16/2023	32,250	—	D	M
Brian D. Walters	11/16/2023	32,250	—	A	M
Brian D. Walters	11/16/2023	14,124	—	D	F
Brian D. Walters	11/17/2024	17,900	—	D	M
Brian D. Walters	11/17/2024	17,900	—	A	M
Brian D. Walters	11/17/2024	7,837	—	D	F
Brian D. Walters	11/18/2024	25,000	—	A	A
Brian D. Walters	11/21/2024	10,200	—	D	M
Brian D. Walters	11/21/2024	10,200	—	A	M

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	Transaction Code*
Brian D. Walters	11/21/2024	4,466	—	D	F
Jerry R. Whitaker	2/20/2023	50	—	A	A
Jerry R. Whitaker	12/12/2022	63	—	A	A
Jerry R. Whitaker	3/9/2023	3,777	—	A	A
Jerry R. Whitaker	3/11/2023	2,988	—	D	M
Jerry R. Whitaker	3/11/2023	2,988	—	A	M
Jerry R. Whitaker	5/22/2023	50	—	A	A
Jerry R. Whitaker	8/21/2023	47	—	A	A
Jerry R. Whitaker	12/11/2023	60	—	A	A
Jerry R. Whitaker	2/19/2024	75	—	A	A
Jerry R. Whitaker	3/7/2024	4,668	—	A	A
Jerry R. Whitaker	3/10/2024	4,263	—	D	M
Jerry R. Whitaker	3/10/2024	4,263	—	A	M
Jerry R. Whitaker	5/20/2024	73	—	A	A
Jerry R. Whitaker	8/19/2024	84	—	A	A
Jerry R. Whitaker	12/16/2024	75	—	A	A
Francis S. Wlodarczyk	5/14/2024	3,989	—	A	A

(1)	Deferred Share Unit (“DSU”) were issued by the Company to the Participant pursuant to dividend equivalent rights issued.

*	*	Transaction Codes:
†	A:	Grant, award, or other acquisition of securities from the company (such as an option)
†	D:	Disposition to the issuer of issuer equity securities pursuant to Rule 16b-3(e)
†	F:	Payment of exercise price or tax liability by delivering or withholding securities
†	G:	Bona fide gift form of any clauses
†	M:	Exercise or conversion of derivative security
†	P:	Open market or private purchase of non-derivative or derivative security
†	S:	Open market or private sale of securities

MISCELLANEOUS INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Except as described in the Proxy Statement or this Appendix A, to the Company’s knowledge: none of the Participants or their associates (i) during the past ten years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries, except as described in this Proxy Statement; or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set forth in this Appendix A or the Proxy Statement, neither the Company nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix A or the Proxy Statement, none of the Participants or any of their associates has (i) any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

Appendix B

ADDITIONAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

Included in this Proxy Statement are measures of financial performance that are not defined by generally accepted accounting principles in the United States (“GAAP”). The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making, including for purposes of determining compensation payable to its named executive officers, by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition and divestiture costs, enterprise resource planning (“ERP’) integration costs, strategic initiative and other charges (which includes non-recurring charges related to certain commercial and operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company’s core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, make compensation decisions and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

The Company believes that adjusted EBITDA provides relevant and useful information, which is used by the Company’s management in assessing the performance of its business. Adjusted EBITDA is defined by the Company as earnings before interest, income taxes, depreciation, amortization and certain non-cash and/or non-recurring items that do not contribute directly to management’s evaluation of its operating results. These items include stock-based compensation, the non-service portion of pension and postretirement expense, acquisition and divestiture costs, ERP integration costs, and strategic initiatives and other charges. Adjusted EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes, and the effects of certain acquisition and divestiture and ERP integration costs, and items that do not reflect the ordinary earnings of the Company’s operations. This measure may be useful to an investor in evaluating operating performance. It is also useful as a financial measure for lenders and is used by the Company’s management to measure business performance as well as in determining components of executive compensation. Adjusted EBITDA is not a measure of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. The Company’s definition of adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

The Company believes that adjusted net income provides relevant and useful information, which is widely used by analysts and investors, as well as by the Company’s management in assessing the performance of its business. Adjusted net income provides the Company with an understanding of the results from the primary operations of our business by excluding the effects of certain acquisition, divestiture, and system-integration costs, and items that do not reflect the ordinary earnings of our operations. This measure provides management with insight into the earning value for shareholders excluding certain costs, not related to the Company’s primary operations, and is also used in determining components of executive compensation. Likewise, this measure may be useful to an investor in evaluating the underlying operating performance of the Company’s business overall, as well as performance trends, on a consistent basis.

The Company defines “adjusted operating cash flow” as adjusted EBITDA less capital expenditures plus/minus changes in working capital of the Company’s business units. The Company believes that adjusted operating cash flow information provides management and investors with a useful measure of the Company’s operating results on a comparable basis. The Company also utilized adjusted operating cash flow in determining components of executive compensation. The Company’s definition of adjusted operating cash flow may not be comparable to similarly titled measures used by other companies.

Lastly, the Company defines “economic value added” as the measure of adjusted EBITDA (or adjusted net income for Total Company (Corporate) calculations) compared to the cost of the capital utilized to generate this income. Economic value added for business units is defined as the unit’s adjusted EBITDA less its cost of capital (cost of capital is determined based on a pre-tax rate of 12% multiplied by net controllable assets). Total Company (Corporate) economic value added is measured based on the Company’s adjusted net income less its after-tax cost of capital (with cost of capital based on an after-tax rate of 8%, which is estimated to approximate the Company’s weighted average after-tax cost of capital). The Company utilizes economic value added in determining components of executive compensation. The Company’s definition of economic value added may not be comparable to similarly titled measures used by other companies.

ADJUSTED EBITDA RECONCILIATION (Unaudited)

(In thousands)

Year Ended September 30,
2024
Net loss	$(59,660)
Income tax benefit	(9,997)

Loss before income taxes	$(69,657)
Interest expense, including Receivables Purchase Agreement (“RPA”) and factoring financing fees (1)	55,364
Depreciation and amortization *	94,770
Acquisition and divestiture related items (2) **	5,576
Strategic initiatives and other charges (3) ** †	65,586
Highly inflationary accounting impacts (primarily non-cash) (4)	1,027
Goodwill and asset write-downs (5)	33,574
Stock-based compensation	18,478
Non-service pension and postretirement expense (6)	439

Total Adjusted EBITDA	$205,157

Adjusted EBITDA:
Memorialization	$162,586
SGK Brand Solutions	61,620
Industrial Technologies	39,716
Corporate and Non-Operating	(58,765)

Total Adjusted EBITDA	$205,157

Memorialization	$162,586
Less: Environmental Solutions	(2,698)
Less: Effects of currency fluctuations and acquisition interest cost	343

Memorialization (excl. Environmental Solutions)	$164,941

SGK Brand Solutions	$61,620
Less: Saueressig Packaging	1,314
Less: Effects of currency fluctuations	580

SGK Brand Solutions (excl. Saueressig Packaging)	$59,726

(1)	Includes fees for receivables sold under the RPA and factoring arrangements totaling $4,830.

(2)	Includes certain non-recurring costs associated with recent acquisition and divestiture activities.
(3)

Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives and costs associated with global ERP system integration efforts. Also includes legal costs related to an ongoing dispute with Tesla, which totaled $12,399.

(4)	Represents exchange gains and losses associated with highly inflationary accounting related to the Company’s Turkish subsidiaries.
(5)

Includes goodwill write-downs within the Industrial Technologies segment of $16,727, asset write-downs within the Memorialization segment of $13,716, and investment write-downs within Corporate and Non-operating of $3,131.

(6)

Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

*

Depreciation and amortization was $27,768 for the Memorialization segment, $23,772 for the Industrial Technologies segment, $38,667 for the SGK Brand Solutions segment, and $4,563 Corporate and Non-Operating.

**

Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $3,514 for the Memorialization segment, $54,357 for the Industrial Technologies segment, $3,001 or the SGK Brand Solutions segment, and $10,290 for Corporate and Non-Operating.

†

Strategic initiatives and other charges includes charges for exit and disposal activities (including severance and other employee termination benefits) totaling $45,705, of which $32,526, $1,379 and $11,800 were presented in cost of sales, selling expense, and administrative expense, respectively.

ADJUSTED NET INCOME RECONCILIATION (Unaudited)

(In thousands)

Year Ended September 30,
2024
Net loss attributable to Matthews	$(59,660)
Acquisition and divestiture items (1)	4,873
Strategic initiatives and other charges (2)	57,073
Highly inflationary accounting impacts (primarily non-cash) (3)	1,027
Goodwill and asset write-downs (4)	32,784
Non-service pension and postretirement expense (5)	329
Intangible amortization expense	27,767
Tax-related (6)	2,839

Adjusted net income	$67,032

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 11.5%.

(1)	Includes certain non-recurring costs associated with recent acquisition and divestiture activities.

(2)

Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives, and costs associated with global ERP system integration efforts. Also includes legal costs related to an ongoing dispute with Tesla, which totaled $12,399.

(3)	Represents exchange gains and losses associated with highly inflationary accounting related to the Company’s Turkish subsidiaries
(4)	Includes goodwill write-downs within the Industrial Technologies segment, asset write-downs within the Memorialization segment, and investment write-downs within Corporate and Non-operating.
(5)

Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(6)

Includes $2,703 of tax-related items incurred in connection with restructuring that resulted in a deferred tax asset write-off, and $136 of tax-related items incurred in connection with the derecognition of deferred tax assets for a joint venture that is being terminated.

ADJUSTED OPERATING CASH FLOW RECONCILIATION (Unaudited)

(In thousands)

	Year Ended September 30, 2024
	Total Company (Corporate)	Memorialization (excl. Environmental Solutions)	SGK Brand Solutions (excl. Saueressig Packaging)
Adjusted EBITDA	$205,157	$164,941	$59,726
Plus: Effects of currency fluctuations and acquisition interest cost	—	343	580
Plus: Change in Net Working Capital *	(6,150)	7,740	1,732
Less: Capital Expenditures	(45,218)	(12,825)	(10,726)

Adjusted Operating Cash Flow	$153,789	$160,199	$51,312

*	Reflects specific GAAP working capital accounts applicable to each business unit and/or Total Company (Corporate).

ECONOMIC VALUE ADDED RECONCILIATION (Unaudited)

(In thousands)

Year Ended September 30, 2024
Memorialization (excl. Environmental Solutions)
Adjusted EBITDA	$164,941
Plus: Effects of currency fluctuations and acquisition interest cost	343
Less: Cost of Capital	(76,272)

Economic Value Added	$89,012

Year Ended September 30, 2024
Total Company (Corporate)
Adjusted Net Income	$67,032
Less: Cost of Capital	(39,749)

Economic Value Added	$27,283

Appendix C

MATTHEWS INTERNATIONAL CORPORATION

SECOND AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

SECTION 1

Purpose; Definitions

1.1 Purpose. The purposes of the Second Amended and Restated 2017 Equity Incentive Plan (the “Plan”) are to encourage eligible employees of Matthews International Corporation (the “Corporation”) and its Subsidiaries to increase their efforts to make the Corporation and each Subsidiary more successful, to provide an additional inducement for such employees to remain with the Corporation or a Subsidiary, to reward such employees by providing an opportunity to acquire shares of Common Stock on favorable terms and to provide a means through which the Corporation may attract able persons to enter the employ of the Corporation or one of its Subsidiaries.

1.2 Certain Definitions. In addition to terms defined herein in the first place where they are used, the following terms are defined as set forth below:

(a) “Award” means a stock option, a stock appreciation right, restricted stock, restricted stock units, performance units or other stock-based award granted under the Plan.

(b) “Base Price” shall have the meaning set forth in Section 5.3.

(c) “Common Stock” shall mean the Class A Common Stock, par value $1.00 per share, of the Corporation.

(d) “Fair Market Value” with respect to a share of the Common Stock shall mean the mean between the following prices, as applicable, for the date as of which Fair Market Value is to be determined as quoted in such reliable publication as the Committee, in its sole discretion, may determine to rely upon: (i) if the Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of the Common Stock as quoted in the NYSE-Composite Transactions listing for such date, (ii) if the Common Stock is not listed on such exchange, the highest and lowest sales prices per share of Common Stock for such date on (or on any composite index including) the NASDAQ Exchange or the principal United States of America securities exchange registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”) on which the Common Stock is listed. If there are no such sale price quotations for the date as of which Fair Market Value is to be determined but there are such sale price quotations within a reasonable period both before and after such date, then Fair Market Value shall be determined by taking a weighted average of the means between the highest and lowest sales prices per share of the Common Stock as so quoted on the nearest date before and the nearest date after the date as of which Fair Market Value is to be determined. The average should be weighted inversely by the respective numbers of trading days between the selling dates and the date as of which Fair Market Value is to be determined. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which Fair Market Value is to be determined, then Fair Market Value of the Common Stock shall be the weighted average of the means between such bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the date as of which Fair Market Value is to be determined, if both such dates are within a reasonable period. The average is to be determined in the manner described above in this definition. If the Fair Market Value of the Common Stock cannot be determined on the basis previously set forth in this definition on the date as of which Fair Market Value is to be determined, the Committee shall in good faith and in conformance with the requirements of Section 409A of the Code, to the extent applicable to an Award, determine the Fair Market Value of the Common Stock on such date. Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

(e) “Free-Standing SARs” shall have the meaning set forth in Section 5.2.

(f) “Participant” means an eligible employee selected by the Committee who has received an Award under the Plan and any transferee or transferees of such employee to the extent the transfer is permitted under the Plan.

(g) “Performance Goals” means the performance goals, if any, established by the Committee in connection with the grant of restricted stock, restricted stock units, performance units or other Awards. In the case of Qualified Performance-Based Awards, the “Performance Goals” means such performance goals based on one or more of the following:

(i)

The following criteria for the Corporation on a consolidated basis, one or more of its direct or indirect Subsidiaries, and/or one or more divisions of the foregoing, either in absolute terms or relative to the performance of (x) the Corporation, its Subsidiaries or divisions (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1.	net income
2.	net income growth
3.	economic value added (earnings less a capital charge)
4.	EBITDA (earnings before interest, taxes, depreciation and amortization) or adjusted EBITDA
5.	sales
6.	revenue growth
7.	costs
8.	expenses
9.	gross margin
10.	operating margin
11.	pre-tax profit or income
12.	market share
13.	return on net assets
14.	return on assets

15.	return on capital
16.	return on invested capital
17.	cash flow
18.	free cash flow
19.	operating cash flow
20.	operating income
21.	EBIT (earnings before interest and taxes)
22.	debt to earnings (including EBITDA and EBIT)
23.	working capital
24.	working capital as a percent of sales
25.	performance versus budgeted amounts
26.	innovation as measured by a percentage of sales from new products
27.	environmental emissions improvement
28.	workforce diversity
29.	safety performance
(ii)

The following criteria for the Corporation, either in absolute terms or relative to the performance of the Corporation (for a different period), one or more other companies or an index covering multiple companies:

1.	stock price
2.	return on shareholders’ equity
3.	earnings per share (basic, diluted, GAAP or non-GAAP)
4.	cash flow per share
5.	total shareholder return (stock price appreciation plus dividends)

(h) “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 12.

(i) “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity in an unbroken chain of entities beginning with the Corporation if each of the entities other than the last entity in the unbroken chain owns an equity interest possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other entities in the chain.

(j) “Tandem SARs” shall have the meaning set forth in Section 5.2.

SECTION 2

Administration

2.1. Committee. The Plan shall be administered by a Committee (the “Committee”) appointed by the Board of Directors of the Corporation (the “Board”) and consisting of not less than two members of the Board, who, at the time of their appointment to the Committee and at all times during their service as members of the Committee, are (a) “Non-Employee Directors” as then defined under Rule 16b-3 under the 1934 Act, or any successor rule, (b) “outside directors” under Section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended (the “Code”) or any successor provision, and (c) independent directors under the applicable rules of any applicable stock exchange, if the Common Stock is subject to such rules. The Committee shall have plenary authority to interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limitation of the foregoing, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(a) to select the employees to whom Awards may be made;

(b) to determine whether and to what extent incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, other Awards of or based upon Common Stock, or any combination thereof, are to be granted hereunder;

(c) to determine the number of shares of Common Stock to be covered by each Award made hereunder;

(d) to determine the terms and conditions of each Award made hereunder, based on such factors as the Committee shall determine;

(e) subject to Section 2.5, to modify, amend or adjust the terms and conditions of any Award;

(f) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(g) to interpret the terms and provisions of the Plan and any Award under the Plan (and any agreement under Section 2.5 relating thereto);

(h) subject to Section 2.5, to accelerate the vesting or lapse of restrictions on any outstanding Award, other than a Qualified Performance-Based Award, based in each case on such considerations as the Committee in its sole discretion determines;

(i) to decide all other matters that must be determined in connection with an Award;

(j) to determine whether, to what extent and under what circumstances cash, shares of Common Stock and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the employee;

(k) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and

(l) to otherwise administer the Plan.

In determining any Award to be made to any eligible employee, the Committee shall consider the position and the responsibilities of the employee being considered, the nature and value to the Corporation or a Subsidiary of his or her services, his or her present and/or potential contribution to the success of the Corporation or a Subsidiary and such other factors as the Committee may deem relevant. The Committee may, except to the extent prohibited by applicable law or the listing standards of the stock exchange which is the principal market for the Common Stock, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any officers of the Corporation or committee of officers of the Corporation selected by it, except with respect to Awards (including Qualified Performance-Based Awards) to any covered employees as defined in Section 162(m)(3) of the Code (“Covered Employees”) or persons subject to Section 16 of the 1934 Act.

2.2. Committee Action. The Committee shall keep records of action taken at its meetings. A majority of the Committee shall constitute a quorum at any meeting and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.

2.3 Committee Discretion. Any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such officer at the time of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and the employees eligible under the Plan.

2.4 Cancellation; Suspension; Clawback. Any or all outstanding Awards to a Participant may, at any time between the date of grant and the third anniversary of any exercise, payment or vesting of such Awards, in the Committee’s sole discretion and subject to such terms and conditions established by the Committee, be cancelled, suspended, or required to be repaid to the Corporation if the Participant (whether during or after termination of employment with the Corporation and its Subsidiaries) (i) engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Corporation or any of its Subsidiaries, (ii) induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Corporation or any of its Subsidiaries to cease doing business with the Corporation or any of its Subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Corporation or any of its Subsidiaries, (iii) solicits any employee of the Corporation or any of its Subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Corporation or any of its Subsidiaries, or (iv) makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Corporation or any of its Subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies), provided, however, that this sentence shall not apply following the occurrence of a Section 11 Event (as defined in Section 11) unless the agreement under Section 2.5 specifically so provides. Whether a Participant has engaged in any such activities shall also be determined, in its sole discretion, by the Committee, and any such determination by the Committee shall be final and binding. Notwithstanding anything to the contrary in the Plan or the Company’s internal clawback policy, as it may be amended from time to time (the “Clawback Policy”), and subject to further amendment of this Section 2.4 to the extent required to be in compliance with any applicable law or regulations, if the Committee determines that a vice president or more senior officer, including any named executive officer, Participant has engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of the Company’s financial statements filed with the Securities and Exchange Commission (“SEC”), the Committee will review all incentive compensation awarded to or earned by the Participant, including, without limitation, any Award under the Plan, with respect to fiscal periods materially affected by the restatement and may recover from the Participant all such incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to the Company under applicable law, including, disciplinary action up to and including termination of employment. For the avoidance of doubt, any Award granted under the Plan shall be subject to the Clawback Policy to the full extent such Clawback Policy applies.

2.5 Agreements. The terms and conditions of each Award shall be set forth in a written (or electronic) agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the making of such Award. The effectiveness of an Award shall be subject to the agreement being signed by the Corporation and the Participant receiving the Award unless otherwise provided in the agreement. Unless otherwise provided in the agreement, each agreement or amendment thereto shall be executed on behalf of the Corporation by the Chief Executive Officer (if other than the President), the President or any Vice President and by the Participant. The agreement confirming a stock option shall specify whether the stock option is an incentive stock option or a nonstatutory stock option. The provisions of such agreements need not be identical. Without the consent of the Participant, upon notice to the Participant thereof, the Committee may amend any Award to the Participant and the corresponding agreement in any respect not materially adverse to the Participant. All other amendments to the agreement shall be in writing (including electronic amendments) and executed on behalf of the Corporation and by the Participant. Any reference in the Plan to the agreement under Section 2.5 shall include any amendment to such agreement.

SECTION 3

Eligibility

Those employees of the Corporation or any Subsidiary (including, but not limited to, Covered Employees) who share responsibility for the management, growth or protection of the business of the Corporation or any Subsidiary shall be eligible to receive Awards as described herein, provided however, that incentive stock options may be granted only to employees of the Corporation and Subsidiaries which are its subsidiaries within the meaning of Section 424(f) of the Code.

SECTION 4

Shares Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 4.5, the maximum aggregate number of shares of the Common Stock for which Awards may be made under the Plan shall be 4,950,000 shares. The maximum number of shares of Common Stock that may be granted pursuant to options intended to be incentive stock options shall be 1,000,000 shares.

4.2 Individual Limit. The maximum number of shares of Common Stock as to which Awards other than performance units under Section 8 or Awards under Section 9 may be made under the Plan to any one Participant in any one calendar year is 250,000 shares, subject to adjustment and substitution as set forth in Section 4.5. For the purposes of this limitation, any adjustment or substitution made pursuant to Section 4.5 in a calendar year with respect to the maximum number of shares set forth in the preceding sentence shall also be made with respect to any shares subject to Awards previously granted under the Plan to such Participant in the same calendar year.

4.3 Share Counting.

(a) For purposes of the limit set forth in the first sentence of Section 4.1 (but not for purposes of Section 4.2), (i) each share of Common Stock which is subject to an Award, other than performance units, shall be counted as one (1) share, and (ii) with respect to any performance unit Award, one (1) share shall be counted for each performance unit subject to the Award, assuming the Performance Goals are satisfied at target level (as described in the Award Agreement) (the “Target Level”), provided, however, that upon the issuance of shares pursuant to the performance unit Award, (x) if greater than 100% of the Performance Goals are satisfied, one (1) additional share shall be counted for each share actually issued in excess of the number of shares that would have been issued at Target Level, and (y) if less than 100% of the Performance Goals are satisfied, such number of shares shall be forfeited pursuant to Section 4.3(b) equal to the difference between (a) the number of shares that would have been issued at 100% of Target Level and (b) the number of shares actually issued.

(b) To the extent that any Award is forfeited, or any option and the Tandem SAR (if any) or any Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the shares of Common Stock subject to such Awards shall again be available for Awards under the Plan under Section 4.1. However, shares of Common Stock subject to such Awards shall continue to be counted for purposes of Section 4.2 or Section 9, as applicable.

(c) If the exercise price of any option and/or the tax withholding obligations relating to any Awards are satisfied by delivering shares (either actually or through attestation) or withholding shares relating to such Award, the gross number of shares subject to the Award shall nonetheless be deemed to have been granted for purposes of Sections 4.1 and 4.2 and any shares which are delivered will not be added to the aggregate number of shares under Section 4.1 for which Awards may be made under the Plan.

(d) If a Tandem SAR is granted, each share of Common Stock subject to both the Tandem SAR and related stock option shall be counted as only one share of Common Stock for purposes of Sections 4.1 and 4.2.

(e) Each share of Common Stock subject to a stock option (with or without a Tandem SAR) or a Free-Standing SAR shall be counted as one share of Common Stock for purposes of Sections 4.1 and 4.2.

(f) All shares of Common Stock covered by a stock appreciation right, to the extent it is exercised and shares of Common Stock are actually issued upon exercise of the right, shall be counted for purposes of Sections 4.1 and 4.2, regardless of the number of shares used to settle the stock appreciation right upon exercise.

(g) Each share of Common Stock repurchased on the open market with the proceeds of a stock option exercise shall be deemed to have been granted for purposes of Sections 4.1 and 4.2 and any shares of Common Stock so repurchased will not be added to the aggregate number of shares under Section 4.1 for which Awards may be made under the Plan.

4.4 Common Stock. To the extent that the Corporation has such shares of Common Stock available to it and can issue such shares without violating any law or regulation, the Corporation will reserve Common Stock for issuance with respect to an Award payable in Common Stock. The shares of Common Stock which may be issued under the Plan may be either authorized but unissued shares or shares previously issued and thereafter acquired by the Corporation or partly each, as shall be determined from time to time by the Board.

4.5 Adjustment and Substitution of Shares. In the event of a merger, consolidation, acquisition of shares, stock rights offering, liquidation, separation, spinoff, disaffiliation of a Subsidiary from the Corporation, extraordinary dividend of cash or other property, or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to prevent the dilution or enlargement of the rights of Participants to (A) the aggregate number and kind of shares of Common Stock reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 4.1 and 4.2 upon certain types of Awards and upon the Awards to individuals, (C) the number and kind of shares of Common Stock subject to outstanding Awards; and (D) the exercise price of outstanding Awards. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Corporation (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to prevent the dilution or enlargement of the rights of Participants to (A) the aggregate number and kind of shares of Common Stock reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 4.1 and 4.2 upon certain types of Awards and upon the Awards to individuals, (C) the number and kind of shares of Common Stock subject to outstanding Awards; and (D) the exercise price of outstanding Awards. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly-traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share pursuant to such Corporate Transaction over the exercise price of such option or stock appreciation right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the shares subject to outstanding Awards; and (3) in connection with any disaffiliation of a Subsidiary, arranging for the assumption of Awards, or replacement of Awards with new Awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, or by the entity that controls such Subsidiary following such disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Corporation securities). The Committee shall adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Corporation’s financial statements, notes to the financial statements, management’s discussion and analysis or other of the Corporation’s SEC filings, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code or cause such Awards not to qualify for the Section 162(m) Exemption, as defined in Section 12.1. No adjustment or substitution provided in this Section 4.5 shall require the Corporation or any other entity to issue or sell a fraction of a share or other security. Except as provided in this Section 4.5, a Participant shall not have any rights with respect to any Corporate Transaction or Share Change.

4.6 Section 409A; Section 162(m); Incentive Stock Options. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 4.5 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 4.5 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 4.5 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the grant date of the Award to be subject thereto. If any such adjustment or substitution provided for in Section 4.5 requires the approval of shareholders in order to enable the Corporation to grant incentive stock options or to comply with Section 162(m) of the Code, then no such adjustment or substitution shall be made without the required shareholder approval. Notwithstanding the foregoing, in the case of incentive stock options, if the effect of any such adjustment or substitution would be to cause the option to fail to continue to qualify as an incentive stock option or to cause a modification, extension or renewal of such option within the meaning of Section 424 of the Code, the Committee may determine that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding incentive stock option as the Committee, in its sole discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such incentive stock option.

SECTION 5

Grant of Stock Options and Stock Appreciation Rights

5.1 Types of Options; Limit on Incentive Stock Options. The Committee shall have authority, in its sole discretion, to grant “incentive stock options” pursuant to Section 422 of the Code, to grant “nonstatutory stock options” (i.e., stock options which do not qualify under Sections 422 or 423 of the Code) or to grant both types of stock options (but not in tandem). Notwithstanding any other provision contained in the Plan or in any agreement under Section 2.5, but subject to the possible exercise of the Committee’s discretion contemplated in the last sentence of this Section 5.1, the aggregate Fair Market Value on the date of grant of the shares with respect to which such incentive stock options are exercisable for the first time by a Participant during any calendar year under all plans of the corporation employing such Participant, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000. If the date on which one or more incentive stock options could first be exercised would be accelerated pursuant to any provision of the Plan or any agreement under Section 2.5 and the acceleration of such exercise date would result in a violation of the $100,000 restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such incentive stock options shall be accelerated only to the extent, if any, that does not result in a violation of such restriction and, in such event, the exercise dates of the incentive stock options with the lowest option prices shall be accelerated to the earliest such dates. The Committee may, in its sole discretion, authorize the acceleration of the exercise date of one or more incentive stock options even if such acceleration would violate the $100,000 restriction set forth in the second sentence of this Section 5.1 and even if one or more such incentive stock options are thereby converted in whole or in part to nonstatutory stock options.

5.2 Types and Nature of Stock Appreciation Rights. Stock appreciation rights may be tandem stock appreciation rights which are granted in conjunction with incentive stock options or nonstatutory stock options (“Tandem SARs”), or stock appreciation rights which are not granted in conjunction with options (“Free-Standing SARs”). Upon the exercise of a stock appreciation right, the Participant shall be entitled to receive an amount in cash, shares of Common Stock, or both, in value equal to the product of (i) the excess of the Fair Market Value of one share of Common Stock on the date of exercise of the stock appreciation right over, in the case of a Tandem SAR, the exercise price of the related option, or in the case of a Free-Standing SAR, the Base Price per share (the “Spread”), multiplied by (ii) the number of shares of Common Stock in respect of which the stock appreciation right has been exercised. Notwithstanding the foregoing, the Committee at the time it grants a stock appreciation right may provide that the Spread covered by such stock appreciation right may not exceed a lower specified amount. The applicable agreement under Section 2.5 governing the stock appreciation rights shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. Tandem SARs may be granted at the grant date of the related stock options or, in the case of a related nonstatutory stock option, also at a later date. At the time a Tandem SAR is granted, the Committee may limit the exercise period for such Tandem SAR, before and after which period no Tandem SAR shall attach to the underlying stock option. In no event shall the exercise period for a Tandem SAR exceed the exercise period for the related stock option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related option is exercisable in accordance with the provisions of this Section 5. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related stock option, and the related stock option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR. Any Tandem SAR granted with a related incentive stock option shall be exercisable only when the Fair Market Value of a share of Common Stock exceeds the exercise price for a share of Common Stock under the related incentive stock option.

5.3 Exercise Price and Base Price. The exercise price per share of Common Stock subject to an option and any Tandem SAR, and the base price per share for any Free-Standing SAR (the “Base Price”), shall be determined by the Committee and set forth in the applicable agreement under Section 2.5, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable grant date, except that in the case of an incentive stock option granted to a Participant who, immediately prior to such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Subsidiary which is a corporation (a “Ten Percent Employee”), the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant. For purposes of this Section 5.3, an individual (i) shall be considered as owning not only shares of stock owned individually but also all shares of stock that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual and (ii) shall be considered as owning proportionately any shares owned, directly or indirectly, by or for any corporation, partnership, estate or trust in which such individual is a shareholder, partner or beneficiary. In no event may any option or stock appreciation right granted under this Plan, other than pursuant to Section 4.5, be amended to decrease the exercise price or Base Price thereof, be cancelled in conjunction with the grant of any new option or stock appreciation right with a lower exercise price or Base Price, be cancelled or repurchased for cash, property, or another Award at a time when the exercise price or Base Price is greater than the Fair Market Value of the underlying Common Stock, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such option or stock appreciation right, unless such amendment, cancellation, or action is approved by the Corporation’s shareholders.

5.4 Term; Vesting and Exercisability. The term of each option and each stock appreciation right shall be fixed by the Committee, but shall not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a Ten Percent Employee). Except as otherwise provided herein, including without limitation, Section 15.11, options and stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

5.5 Method of Exercise. Subject to the provisions of this Section 5, options and stock appreciation rights may be exercised, in whole or in part (unless otherwise specified by the Committee in its sole discretion), at any time during the applicable term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock as to which the option or stock appreciation rights is being exercised. In the case of the exercise of an option, such notice shall be accompanied by payment in full of the exercise price in United States of America dollars by certified or bank check or wire of immediately available funds. If approved by the Committee (at the time of grant in the case of an incentive stock option or at any time in the case of a nonstatutory stock option), payment, in full or in part, may also be made as follows:

(a) Payment may be made in the form of unrestricted shares of Common Stock (by delivery of such shares or by attestation) of the same class as the Common Stock subject to the option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the option is exercised) provided however, that any portion of the exercise price representing a fraction of a share shall be paid in cash;

(b) To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the exercise price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. In the event the broker sells any shares on behalf of a Participant, the broker shall be acting solely as the agent of the Participant, and the Corporation disclaims any responsibility for the actions of the broker in making any such sales; and/or

(c) With such other instrument as approved by the Committee, including Corporation loans, to the extent permitted by applicable law.

5.6 Delivery; Rights of Shareholders. No shares shall be delivered pursuant to the exercise of an option until the exercise price for the option has been fully paid and applicable taxes have been withheld. Unless otherwise specified by the Committee, the applicable Participant shall have all of the rights of a shareholder of the Corporation holding Common Stock with respect to the shares of Common Stock to be issued upon the exercise of the option or stock appreciation right (including the right to vote the applicable shares and the right to receive dividends), when the Participant (i) has given written notice of exercise in accordance with the procedures established by the Committee, (ii) if requested, has given the representation described in Section 10, and (iii) in the case of an option, has paid in full the exercise price for such shares.

5.7 Nontransferability of Options and Stock Appreciation Rights. Unless the Committee shall otherwise determine in the case of nonstatutory stock options and stock appreciation rights and limited to a transfer without the payment of value or consideration to the Participant, (i) no option or stock appreciation right shall be transferable by a Participant other than by will, or if the Participant dies intestate, by the laws of descent and distribution of the state of domicile of the Participant at the time of death, and (ii) all stock options and stock appreciation rights shall be exercisable during the lifetime of the Participant only by the Participant (or the Participant’s guardian or legal representative). Any Tandem SAR shall be transferable only when the related stock option is transferable and with the related stock option.

5.8 Termination of Employment. Unless the Committee, in its sole discretion, shall otherwise determine at the time of grant of the Award or, other than in the case of incentive stock options, thereafter, but subject to the provisions of Section 5.1 in the case of incentive stock options:

(a) If the employment of a Participant who is not disabled within the meaning of Section 422(c)(6) of the Code (a “Disabled Participant”) is voluntarily terminated with the consent of the Corporation or a

Subsidiary or a Participant retires under any retirement plan of the Corporation or a Subsidiary, any then outstanding incentive stock option held by such Participant shall be exercisable by the Participant (but only to the extent exercisable by the Participant immediately prior to the termination of employment) at any time prior to the expiration date of such incentive stock option or within three months after the date of termination of employment, whichever is the shorter period;

(b) If the employment of a Participant who is not a Disabled Participant is voluntarily terminated with the consent of the Corporation or a Subsidiary or a Participant retires under any retirement plan of the Corporation or a Subsidiary, any then outstanding nonstatutory stock option or stock appreciation right held by such Participant shall be exercisable by the Participant (but only to the extent exercisable by the Participant immediately prior to the termination of employment) at any time prior to the expiration date of such nonstatutory stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period;

(c) If the employment of a Participant who is a Disabled Participant is voluntarily terminated with the consent of the Corporation or a Subsidiary, any then outstanding stock option or stock appreciation right held by such Participant shall be exercisable in full (whether or not so exercisable by the Participant immediately prior to the termination of employment) by the Participant at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period;

(d) Following the death of a Participant during employment, any outstanding stock option or stock appreciation right held by the Participant at the time of death shall be exercisable in full (whether or not so exercisable by the Participant immediately prior to the death of the Participant) by the person entitled to do so under the will of the Participant, or, if the Participant shall fail to make testamentary disposition of the stock option or stock appreciation right or shall die intestate, by the legal representative of the Participant at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of death, whichever is the shorter period;

(e) Following the death of a Participant after termination of employment during a period when a stock option or stock appreciation right is exercisable, any outstanding stock option or stock appreciation right held by the Participant at the time of death shall be exercisable by such person entitled to do so under the will of the Participant or by such legal representative (but only to the extent the stock option or stock appreciation right was exercisable by the Participant immediately prior to the death of the Participant) at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of death, whichever is the shorter period; and

(f) Unless the exercise period of a stock option or stock appreciation right following termination of employment has been extended as provided in Section 11.3, if the employment of a Participant terminates for any reason other than voluntary termination with the consent of the Corporation or a Subsidiary, retirement under any retirement plan of the Corporation or a Subsidiary or death, all outstanding stock options and stock appreciation rights held by the Participant at the time of such termination of employment shall automatically terminate.

Whether termination of employment is a voluntary termination with the consent of the Corporation or a Subsidiary and whether a Participant is a Disabled Participant shall be determined in each case, in its sole discretion, by the Committee (or, in the case of Participants who are not (i) Covered Employees as of the end of the Corporation’s immediately preceding fiscal year or (ii) the Chief Executive Officer of the Corporation, by such Chief Executive Officer, in his sole discretion) and any such determination by the Committee or such Chief Executive Officer shall be final and binding. Without limitation of the foregoing, a termination of employment by the Participant shall not be a voluntary termination with the consent of the Corporation unless the Committee or, if applicable, such Chief Executive Officer, in its or his sole discretion, specifically consents to the termination of employment in writing. Termination of employment under the Plan shall occur only if the Participant is no longer employed by the Corporation or any Subsidiary. An approved leave of absence by the Participant from the Corporation or any Subsidiary shall not constitute a termination of employment under the Plan.

5.9 Other Terms and Conditions. Subject to the foregoing provisions of this Section 5 and the other provisions of the Plan, any stock option or stock appreciation right granted under the Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its sole discretion, by the Committee and set forth in the agreement under Section 2.5.

SECTION 6

Restricted Stock

6.1 Restricted Stock Awards; Certificates. Shares of restricted stock are actual shares of Common Stock issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of restricted stock shall be registered in the name of the applicable Participant and, unless held by or on behalf of the Corporation in escrow or custody until the restrictions lapse or the shares are forfeited, shall bear an appropriate conspicuous legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Matthews International Corporation Second Amended and Restated 2017 Equity Incentive Plan and a corresponding agreement. Copies of such Plan and agreement are on file at the offices of Matthews International Corporation, Two NorthShore Center, Pittsburgh, PA 15212-5851.”

The Committee may require that the certificates evidencing such shares be held in escrow or custody by or on behalf of the Corporation until the restrictions thereon shall have lapsed or the shares are forfeited and that, as a condition of any Award of restricted stock, the applicable Participant deliver to the Corporation a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

6.2 Terms and Conditions. Shares of restricted stock shall be subject to the restrictions set forth in Section 15.11 and the following terms and conditions:

(a) The Committee shall, prior to or at the time of grant, condition the vesting of an Award of restricted stock upon (i) the continued service of the applicable Participant, (ii) the attainment of Performance Goals, or (iii) the attainment of Performance Goals and the continued service of the applicable Participant. The Committee shall establish at the time the restricted stock is granted the performance periods during which any Performance Goals specified by the Committee with respect to the restricted stock Award are to be measured. In the event that the Committee conditions the vesting of an Award of restricted stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate an Award of restricted stock as a Qualified Performance-Based Award. The conditions for vesting and the other provisions of restricted stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient, and shall be established by the Committee in its sole discretion. Except in the case of a Qualified Performance-Based Award and subject to the restrictions set forth in Section 15.11, the Committee at any time after the date of grant, in its sole discretion, may modify or waive any of the conditions applicable to an Award of restricted stock.

(b) Subject to the provisions of the Plan (including Section 6.3) and the applicable agreement under Section 2.5, during the period, if any, set by the Committee, commencing with the date of such restricted stock Award for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of such restricted stock. A restricted stock Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period.

(c) Except as provided in this Section 6 and in the applicable agreement under Section 2.5, the applicable Participant shall have, with respect to the shares of restricted stock, all of the rights of a shareholder of the Corporation holding the Common Stock that is the subject of the restricted stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee and set forth in the applicable agreement under Section 2.5 and subject to Section 15.4, cash dividends on the Common Stock that is the subject of the restricted stock Award may be (i) automatically deferred and reinvested in additional restricted stock, and held subject to the same vesting and forfeiture conditions of the underlying restricted stock, or (ii) held by the Corporation in cash (without any payment of interest thereon) subject to the same vesting and forfeiture conditions of the restricted stock with respect to which the dividends are payable. Unless otherwise determined by the Committee and set forth in the applicable agreement under Section 2.5, any Common Stock or other securities payable with respect to any restricted stock as a result of or pursuant to Section 4.5, shall be held subject to the same vesting and forfeiture conditions of the underlying restricted stock.

(d) As soon as practicable after the applicable Restriction Period has ended, the Committee shall determine and certify (in writing in the case of Qualified Performance-Based Awards) whether and the extent to which the service period and/or the Performance Goals were met for the applicable restricted stock. If the vesting condition or conditions applicable to the restricted stock are not satisfied by the time the Restriction Period has expired, such restricted stock shall be forfeited. If and when the Restriction Period expires without a prior forfeiture of the shares of restricted stock (i) if legended certificates have been issued, unlegended certificates for such shares shall be delivered to the Participant upon surrender of the legended certificates, (ii) if legended certificates have not yet been issued, unlegended certificates (and any related blank stock powers previously executed by the Participant) shall be delivered to the Participant, and (iii) any cash dividends held by the Corporation pursuant to Section 6.2(c) shall be delivered to the Participant.

6.3 Permitted Transfers. Neither this Section 6 nor any other provision of the Plan shall preclude a Participant from transferring or assigning restricted stock, without the payment of value or consideration to the Participant, to (i) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant’s death or (ii) the trustee of any other trust to the extent approved in advance by the Committee, in its sole discretion, in writing. A transfer or assignment of restricted stock from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee, in its sole discretion, in writing, and restricted stock held by such trustee shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable agreement under Section 2.5 as if such trustee were a party to such agreement.

SECTION 7

Restricted Stock Units

7.1 Restricted Stock Unit Awards. Restricted stock units are Awards denominated in shares of Common Stock that will be settled, subject to the terms and conditions of the restricted stock units and at the sole discretion of the Committee, in an amount in cash, shares of Common Stock, or both, based upon the Fair Market Value of a specified number of shares of Common Stock.

7.2 Terms and Conditions. Restricted stock units shall be subject to the restrictions set forth in Section 15.11 and the following terms and conditions:

(a) The Committee shall, prior to or at the time of grant, condition the vesting of restricted stock units upon (i) the continued service of the applicable Participant, (ii) the attainment of Performance Goals or (iii) the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the vesting of restricted stock units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate the restricted stock units as a Qualified Performance-Based

Award. The Committee shall determine the performance period(s) during which any Performance Goals are to be achieved. The conditions for grant or vesting and the other provisions of restricted stock units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. An Award of restricted stock units shall be settled as and when the restricted stock units vest, as determined and certified (in writing in the case of Qualified Performance-Based Awards) by the Committee, or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits. Except in the case of a Qualified Performance-Based Award and subject to the restrictions set forth in Section 15.11, the Committee at any time after the date of grant, in its sole discretion, may modify or waive any of the conditions applicable to an Award of restricted stock units.

(b) Subject to the provisions of the Plan and the applicable agreement under Section 2.5, during the period, if any, set by the Committee, commencing with the date of grant of such restricted stock units for which such vesting restrictions apply (the “Units Restriction Period”), and until the expiration of the Units Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber restricted stock units. A restricted stock unit may vest in part prior to the expiration of any Units Restriction Period.

(c) Participants granted restricted stock units shall not be entitled to any dividends payable on the Common Stock unless the agreement under Section 2.5 for restricted stock units specifies to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 15.4 below). Restricted stock units shall not have any voting rights, and holders of restricted stock units shall not be shareholders of the Corporation unless and until shares of Common Stock are issued by the Corporation (in book-entry form or otherwise).

SECTION 8

Performance Units

Performance units may be granted hereunder to eligible employees, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The Committee shall establish at the time the performance unit is granted the performance period(s) during which any Performance Goals specified by the Committee with respect to the Award are to be measured, provided, however, that performance units shall be subject to the restrictions set forth in Section 15.11. The Performance Goals to be achieved during any performance period(s) and the length of the performance period(s) shall be determined by the Committee upon the grant of each performance unit. The Committee may, in connection with the grant of performance units, designate them as Qualified Performance-Based Awards. The conditions for grant or vesting and the other provisions of performance units (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant. Performance units may be paid in cash, shares of Common Stock, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable agreement under Section 2.5. Performance units shall not have any voting rights, and holders of performance units shall not be shareholders of the Corporation unless and until shares of Common Stock are issued by the Corporation (in book-entry form or otherwise). The Performance Goals to be achieved for each performance period, whether the Performance Goals have been achieved, and the amount of the Award to be distributed shall be conclusively determined and certified (in writing in the case of Qualified Performance-Based Awards) by the Committee. Performance units may be paid in a lump sum or in installments following the close of the performance period(s). The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber performance units. The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of performance units made in any one calendar year shall be five million United States of America dollars ($5,000,000). Except in the case of a Qualified Performance-Based Award and subject to the restrictions set forth in Section 15.11, the Committee at any time after the grant of performance units, in its sole discretion, may modify or waive any of the conditions applicable to an Award of performance units.

SECTION 9

Other Stock-Based Awards

The Committee may award Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including but not limited to, unrestricted stock or dividend equivalents. Any such Award shall be subject to the restrictions set forth in Section 15.11 and such other terms and conditions as established by the Committee, and may include Qualified Performance-Based Awards. The maximum value of Common Stock and other property, including cash, that may be paid or distributed to any Participant pursuant to this Section 9 (and not pursuant to other sections of the Plan) in any one calendar year shall be five million United States of America dollars ($5,000,000).

SECTION 10

Issuance of Shares

The Committee may require each person purchasing or receiving shares of Common Stock pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares only for investment and without a present view to the sale or distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. The obligation of the Corporation to issue shares of Common Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the shares of Common Stock may then be listed, (iii) all other applicable laws, regulations, rules and orders which may then be in effect and (iv) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable. The inability or impracticability of the Corporation to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance, sale or delivery of any shares of Common Stock hereunder, shall relieve the Corporation of any liability in respect of the failure to issue, sell or deliver such shares of Common Stock as to which such requisite authority shall not have been obtained.

SECTION 11

Additional Rights in Certain Events

11.1 Definitions.

For purposes of this Section 11, the following terms shall have the following meanings:

(1) The term “Person” shall be used as that term is used in Sections 13(d) and 14(d) of the 1934 Act as in effect on the effective date of the Plan.

(2) “Beneficial Ownership” shall be determined as provided in Rule 13d-3 under the 1934 Act as in effect on the effective date of the Plan.

(3) “Voting Shares” shall mean all securities of a corporation entitling the holders thereof to vote in an annual election of Directors (without consideration of the rights of any class of stock other than the common stock of the corporation to elect directors by a separate class vote); and a specified percentage of “Voting Power” of a corporation shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of a corporation to elect directors by a separate class vote).

(4) “Section 11 Event” shall mean the date upon which any of the following events occurs:

(a) The Corporation acquires actual knowledge that any Person other than the Corporation, a Subsidiary or any employee benefit plan(s) sponsored by the Corporation has acquired the Beneficial Ownership, directly or indirectly, of securities of the Corporation entitling such Person to 20% or more of the Voting Power of the Corporation;

(b) At any time less than 60% of the members of the Board of Directors (excluding vacant seats) shall be individuals who were either (i) Directors on the effective date of the Plan or (ii) individuals whose election, or nomination for election, was approved by a vote (including a vote approving a merger or other agreement providing the membership of such individuals on the Board of Directors) of at least two-thirds of the Directors then still in office who were Directors on the effective date of the Plan or who were so approved (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors relating to the election of Directors which would be subject to Rule 14a-11 under the 1934 Act, or any successor rule, including by reason of any agreement intended to avoid or settle any such election contest or proxy contest);

(c) The consummation of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Corporation as a result of which the shareholders of the Corporation immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction, a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 30% of the consolidated assets of the Corporation immediately prior to the transaction; or

(d) The commencement of any liquidation or dissolution of the Corporation (other than pursuant to any transfer of 70% or more of the consolidated assets of the Corporation to an entity or entities controlled by the Corporation and/or its shareholders following such liquidation or dissolution);

provided, however, that if securities beneficially owned by a Participant are included in determining the Beneficial Ownership of a Person referred to in paragraph 4(a) above, then no Section 11 Event with respect to such Participant shall be deemed to have occurred by reason of such event.

11.2 Acceleration of the Exercise Date of Stock Options and Stock Appreciation Rights. Subject to the provisions of Section 5 in the case of incentive stock options and Section 11.6, unless the agreement under Section 2.5 shall otherwise provide, notwithstanding any other provision contained in the Plan, in case any Section 11 Event occurs all outstanding stock options and stock appreciation rights (other than those held by a Participant referred to in the proviso to Section 11.1(4)) shall become immediately and fully exercisable whether or not otherwise exercisable by their terms.

11.3 Extension of the Expiration Date of Stock Options and Stock Appreciation Rights. Subject to the provisions of Section 5 in the case of incentive stock options and Section 11.6, unless the agreement under Section 2.5 shall otherwise provide, notwithstanding any other provision contained in the Plan, all stock options and stock appreciation rights held by a Participant (other than those held by a Participant referred to in the proviso to Section 11.1(4)) whose employment with the Corporation or a Subsidiary terminates within one year of any Section 11 Event for any reason other than voluntary termination with the consent of the Corporation or a Subsidiary, retirement under any retirement plan of the Corporation or a Subsidiary or death shall be exercisable for a period of three months from the date of such termination of employment, but in no event after the expiration date of the stock option or stock appreciation right.

11.4 Lapse of Restrictions on Restricted Stock Awards. Unless the agreement under Section 2.5 shall otherwise provide, notwithstanding any other provision contained in the Plan other than Section 11.6, if any Section 11 Event occurs prior to the scheduled lapse of all restrictions applicable to restricted stock Awards under the Plan

(including but not limited to Qualified Performance-Based Awards), all such restrictions (other than those applicable to a Participant referred to in the proviso to Section 11.1(4)) shall lapse upon the occurrence of any such Section 11 Event regardless of the scheduled lapse of such restrictions.

11.5 Vesting of Restricted Stock Units and Performance Units. Unless the agreement under Section 2.5 shall otherwise provide, notwithstanding any other provision contained in the Plan other than Section 11.6, if any Section 11 Event occurs, all restricted stock units and performance units (including but not limited to Qualified Performance-Based Awards) (other than those held by a Participant referred to in the proviso to Section 11.1(4)) shall be considered to be earned and payable in full, any vesting conditions shall be considered to have been satisfied, and such restricted stock units and performance units shall be settled in cash as promptly as is practicable after the Section 11 Event.

11.6 Code Section 409A. Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 11 shall be applicable only to the extent specifically provided in the agreement under Section 2.5 applicable to the Award and permitted pursuant to Section 12.2.

SECTION 12

Qualified Performance-Based Awards; Section 409A

12.1 Qualified Performance-Based Awards.

(a) The provisions of this Plan are intended to ensure that all options and stock appreciation rights granted hereunder to any Participant who is or may be a Covered Employee in the tax year in which any amount attributable to such option or stock appreciation right is expected to be deductible to the Corporation qualify for the exemption from the limitation on deductions imposed by Section 162(m) of the Code (the “Section 162(m) Exemption”), and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention. When granting any Award other than an option or stock appreciation right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a Covered Employee with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation. With respect to Qualified Performance-Based Awards, within 90 days after the commencement of a performance period or, if earlier, by the expiration of 25% of a performance period, the Committee will designate one or more performance periods, determine the Participants for the performance periods and establish the Performance Goals for the performance periods.

(b) Each Qualified Performance-Based Award (other than an option or stock appreciation right) shall be earned, vested and/or payable (as applicable) upon certification in writing by the Committee of the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as previously established by the Committee with respect to such Award.

(c) Notwithstanding any provision in the Plan or in any agreement under Section 2.5, to the extent that any such provision or action of the Committee would cause any Qualified Performance-Based Award not to qualify for the Section 162(m) Exemption, such provision or action shall be null and void as it relates to Covered Employees, to the extent permitted by law and deemed advisable by the Committee.

12.2 Code Section 409A. It is the intention of the Corporation that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Section 11 Event, shall be set forth in the applicable agreement under Section 2.5, and shall comply in all respects with Section 409A of the Code.

SECTION 13

Effect of the Plan on the Rights of Employees and Employer

Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any employee any right to be granted any Award under the Plan. Nothing in the Plan, in any Award under the Plan or in any agreement under Section 2.5 providing for any Award under the Plan shall confer any right to any employee to continue in the employ of the Corporation or any Subsidiary or interfere in any way with the rights of the Corporation or any Subsidiary to terminate the employment of any employee at any time or adjust the compensation of any employee at any time.

SECTION 14

Amendment or Termination

The right to amend the Plan at any time and from time to time and the right to terminate the Plan are hereby specifically reserved to the Board; provided that no such amendment of the Plan shall, without shareholder approval (a) increase the maximum aggregate number of shares of Common Stock for which Awards may be made under Section 4.1 of the Plan, (b) increase the maximum aggregate number of shares of Common Stock as to which incentive stock options may be granted under Section 4.1 of the Plan, (c) make any changes in the class of employees eligible to receive Awards under the Plan, (d) change the maximum number of shares of Common Stock as to which Awards may be made to any Participant under Section 4.2 of the Plan, or the maximum amount that may be paid or distributed to any Participant pursuant to a grant of performance units or other stock-based Awards made in any one calendar year under Section 8 or 9 of the Plan, respectively, (e) change the exercise price or Base Price permitted under Section 5.3 of the Plan or the restrictions regarding repricing under Section 5.3 of the Plan, (f) be made if shareholder approval of the amendment is at the time required for Awards under the Plan to qualify for the exemption from Section 16(b) of the 1934 Act provided by Rule 16b-3 or by the rules of any stock exchange on which the Common Stock may then be listed or (g) be made to the extent such approval is needed for Qualified Performance-Based Awards to qualify for the Section 162(m) Exemption. No amendment or termination of the Plan shall, without the written consent of the holder of an Award under the Plan, adversely affect the rights of such holder with respect thereto.

SECTION 15

General Provisions

15.1 Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Corporation or any Subsidiary from adopting other or additional compensation arrangements for its employees.

15.2 Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Corporation (or, if applicable, a Subsidiary), or make arrangements satisfactory to the Corporation (or, if applicable, a Subsidiary) regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount unless otherwise determined by the Committee) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes, and provided that any fractional share amount must be paid in cash or withheld from compensation otherwise due to the Participant. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

15.3 Limitation of Liability. The grant of any Award shall not:

(a) give a Participant any rights except as expressly set forth in the Plan or in the agreement under Section 2.5;

(b) create any fiduciary or other obligation of the Corporation or any Subsidiary to take any action or provide to the Participant any assistance or dedicate or permit the use of any assets of the Corporation or any Subsidiary that would permit the Participant to be able to attain any Performance Goals associated with any Award;

(c) create any trust, fiduciary or other duty or obligation of the Corporation or any Subsidiary to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products; or

(d) create any obligation of the Corporation or any Subsidiary that shall be greater than the obligation of the Corporation or that Subsidiary to any of their general unsecured creditors.

15.4 Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional restricted stock at the time of any dividend payment, and the payment of shares with respect to dividends to Participants holding Awards of restricted stock units, shall only be permissible if authorized by the Committee and if sufficient shares of Common Stock are available under Section 4 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares of Common Stock are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of restricted stock units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which restricted stock units shall provide for settlement in cash and for dividend equivalent reinvestment in further restricted stock units on the terms contemplated by this Section 15.4.

15.5 Governing Law and Interpretation. To the extent not preempted by federal law, the Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

15.6 Dispute Resolution. Since Awards are granted in Western Pennsylvania, records relating to the Plan and Awards are located in Western Pennsylvania, and the Plan and Awards are administered in Western Pennsylvania, the Corporation and the Participant to whom an Award is granted, for themselves and their heirs, representatives, successors and assigns (collectively, the “Parties”) irrevocably submit to the exclusive and sole jurisdiction and venue of the state courts of Allegheny County, Pennsylvania and the federal courts of the Western District of Pennsylvania with respect to any and all disputes arising out of or relating to the Plan, the subject matter of the Plan or any Awards under the Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any Awards or the terms and conditions of the Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to the Plan, and to ensure consistency in application and interpretation of the governing law under Section 15.5 of the Plan, the Parties agree that (a) sole and exclusive appropriate venue for any such action shall be the Pennsylvania courts described in the immediately preceding sentence, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Pennsylvania courts, and no other, (c) such Pennsylvania courts shall have sole and exclusive jurisdiction over the Parties and over the subject matter of any dispute relating hereto and (d) the Parties waive any and all objections and defenses to bringing any such action before such Pennsylvania courts, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

15.7 Non-Transferability. Except as otherwise specifically provided in the Plan or by the Committee and limited to a transfer without the payment of value or consideration to the Participant, Awards under the Plan are not transferable except by will or by laws of descent and distribution of the state of domicile of the Participant at the time of death.

15.8 Deferrals. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, provided that any such deferral is consistent with all aspects of Section 409A of the Code. Subject to the provisions of this Plan and any agreement under Section 2.5, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested; provided, however, that in no event shall interest, dividends or dividend equivalents be paid on any unearned Awards until such Awards have vested.

15.9 Integration. The Plan and any written agreements executed by Participants and the Corporation under Section 2.5 contain all of the understandings and representations between the parties and supersede any prior understandings and agreements entered into between them regarding the subject matter within. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of the Plan which are not fully expressed in the Plan and the written agreements.

15.10 Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to eligible employees who are foreign nationals, who are located outside the United States of America or who are not compensated from a payroll maintained in the United States of America, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States of America, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

15.11 Certain Restrictions on Awards. Subject to the terms of the Plan and more restrictive terms, if any, of the applicable agreement under Section 2.5, (a) any Award of restricted stock, restricted stock units, performance units, or other stock-based Awards under Section 9 shall be subject to vesting during a restriction period of at least three (3) years following the date of grant and (b) any Award of options and stock appreciation rights under Section 5 shall be subject to vesting during a restriction period of at least one (1) year following the date of grant, provided, however, that:

(i) With respect to any Award of restricted stock, restricted stock units, performance units, or other stock-based Awards under Section 9, a restriction period of only at least one (1) year following the date of grant is permissible if vesting is conditional, in whole or in part, upon the achievement of Performance Goals, except that there need not be any minimum restriction period for a Performance Goal based upon stock price if there is also a service-based restriction of at least one (1) year following the date of grant;

(ii) To the extent permitted by the Committee, in its sole discretion, and specified in the applicable agreement under Section 2.5, an Award of restricted stock, restricted stock units, performance units, or other stock-based Awards under Section 9 with a restriction period of at least three (3) years may first vest in part upon completion of one year of service measured from the vesting commencement date of the Award and thereafter on a pro rata basis over the remainder of any such restriction period;

(iii) To the extent permitted by the Committee, in its sole discretion, and specified in the applicable agreement under Section 2.5, an Award may vest prior to the expiration of any restriction period required under this Section 15.11 in the event of a Participant’s death or retirement, the Participant becoming a Disabled Participant, or an involuntary termination of the Participant’s employment by the Corporation or a Subsidiary;

(iv) In the event of the occurrence of a Section 11 Event, an Award may vest prior to the expiration of any restriction period required under this Section 15.11 pursuant to Section 11.4 or Section 11.5 or as otherwise permitted by the Committee, in its sole discretion, and specified in the applicable agreement under Section 2.5; and

(v) The Committee may grant Awards without regard to the foregoing requirements, and the Committee may accelerate the vesting of and lapse any restrictions with respect to, any such Awards (in addition to the potential acceleration under (ii)-(iv) of the foregoing), for up to, collectively for all such Awards, five percent (5%) of the shares of Common Stock for which Awards may be made under Section 4.1 of the Plan, as adjusted under the terms of the Plan.

15.12 Other Benefit Plans. All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefit under any pension, retirement, profit sharing, bonus, life insurance or other benefit plan of the Corporation or any Subsidiary or under any agreement between the Corporation or any Subsidiary and the Participant, unless such plan or agreement specifically provides otherwise.

15.13 Indemnification. Subject to the requirements of Pennsylvania state law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Corporation to whom authority was delegated in accordance with Section 2.1, shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Corporation’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

15.14 No Representations or Covenants With Respect to Tax Qualification. Although the Corporation may endeavor to (i) qualify an Award for favorable United States or foreign tax treatment (e.g., incentive stock options under Section 422 of the Code) or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Corporation makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Corporation shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

15.15 Compliance With Laws. Without limitation of Section 10, the granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Corporation is listed as may be required.

SECTION 16

Effective Date and Duration of Plan

The effective date and date of adoption of the Plan (as amended and restated) shall be the date of adoption of the Plan (as amended and restated) by the Board (the “Adoption Date”), provided that the Plan (as amended and restated) is approved by a majority of the votes cast at a meeting of shareholders duly called, convened and held prior to the anniversary of the Adoption Date (the day prior to such anniversary, the “Forfeiture Date”), at which a quorum representing a majority of the outstanding Voting Shares of the Corporation is, either in person or by proxy, present and voting on the Plan. Except with respect to 3,450,000 shares of Common Stock reserved under the Plan prior to the second amendment and restatement and subject to Awards granted prior to, on or following the Adoption Date, no stock option or stock appreciation right granted under the Plan on or after the Adoption Date may be exercised until after such approval and any restricted stock, restricted stock units, performance units or other Award awarded under the Plan shall be forfeited to the Corporation on the Forfeiture Date if such approval has not been obtained on or prior to that date. No Award under the Plan may be made subsequent to the day prior to the ten-year anniversary of the Adoption Date, but Awards granted prior to such date may extend beyond such date.

Appendix D

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE ** TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ** Matthews INTERNATIONAL Annual Meeting of Stockholders This WHITE proxy card is Solicited on Behalf of the Board of Directors of Matthews International Corporation The undersigned, having received notice of the 2025 Annual Meeting of Stockholders of Matthews International Corporation (the “Company”) and revoking all prior proxies, hereby appoint(s) Joseph C. Bartolacci and Steven F. Nicola and each of them (with full power of substitution and revocation), as proxies of the undersigned to attend the 2025 Annual Meeting of Stockholders of the Company to be held virtually on Thursday, February 20, 2025 at 9:00 am (EST) and any postponements or adjourned sessions thereof, and there to vote and act upon the matters listed on the reverse side in respect of all shares of common stock of the Company which the undersigned is entitled to vote or act upon as of the close of business on December 31, 2024, with all powers the undersigned would possess if personally present. If you are a shareholder of record on the record date, this proxy will be voted as specified by the undersigned on the reverse side. For Proposal 1, vote FOR up to three (3) nominees in total. You are permitted to vote for fewer than three (3) nominees. If you vote FOR fewer than three (3) nominees, your shares will be voted FOR those nominees you have so marked. If you vote FOR more than three (3) nominees, all of your votes on Proposal 1 will be invalid and will not be counted. If no choice is specified, the proxy will be voted as to all shares of the undersigned FOR each of the Board-recommended nominees in Proposal 1, FOR Proposals 2, 3 and 4, and according to the discretion of the proxy holders on any matter that may properly come before the meeting or any postponement or adjournment thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD PROMPTLY USING ENCLOSED REPLY ENVELOPE. (continued and to be signed on the reverse side)

D-1

Matthews INTERNATIONAL YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Matthews International Corporation for the upcoming Annual Meeting of Stockholders YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Submit your proxy by Internet: Please access www.fcrvote.com/MATW Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. OR Submit your proxy by Telephone: Please call toll-free in the U.S. or Canada at 1-866-402-3905 on a touch-tone telephone. Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER You may submit your proxy by telephone 24 hours a day, 7 days a week. Your internet or telephone vote authorizes the Proxyholder(s) to vote your shares in the same manner as if you had marked, signed and returned a proxy card. OR Submit your proxy by Mail: If you do not have access to the internet a touch-tone telephone, please complete, sign, date and return the proxy card in the enclosed envelope. ** TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ** X Please mark vote as in this sample WITH RESPECT TO PROPOSAL 1: Election of three (3) directors for a term of three (3) years. You may mark FOR with respect to up to only three (3) nominees in total. While you may mark instructions with respect to any or all of the nominees, you may mark a vote FOR only three (3) nominees in total. You are permitted to vote for fewer than three (3) nominees. If you vote FOR fewer than three (3) nominees, your shares will be voted FOR those nominees you have so marked. If you vote FOR more than three (3) nominees, all of your votes on Proposal 1 will be invalid and will not be counted. If you sign and return your white proxy card and do not specify how you want your shares to be voted, they will be voted FOR all of the Board-recommended nominees. The Board of Directors recommends you vote FOR ONLY the following three (3) Board nominees: 1. Election of Directors Board Nominees: FOR WITHHOLD 1A. Board-Recommended Nominee: Terry L. Dunlap 1B. Board-Recommended Nominee: Alvaro Garcia-Tunon 1C. Board-Recommended Nominee: J. Michael Nauman Barington Group Nominees. OPPOSED by the Board: FOR WITHHOLD 1D. Nominee Opposed by the Board: Ana B. Amicarella 1E. Nominee Opposed by the Board: Chan Galbato 1F. Nominee Opposed by the Board: James A. Mitarotonda The Board of Directors unanimously recommends a vote FOR Proposals 2, 3 and 4. FOR AGAINST ABSTAIN 2. To approve the adoption of the Second Amended and Restated 2017 Equity Incentive Plan; 3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit records of the Company for the fiscal year ending September 30, 2025; 4. To provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers; and 5. To transact such other business as may properly come before the meeting. Date: Signature Signature (If jointly held) Title(s) Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

D-2